Exhibit 10.2

*Represents language for which confidential treatment has been requested.

     UNITED STATES
COLLABORATION AGREEMENT

BY AND AMONG

SHIRE LLC

SHIRE PHARMACEUTICALS PLC

AND

NEW RIVER PHARMACEUTICALS INC.

DATED AS OF MARCH 31, 2005

TABLE OF CONTENTS
(continued)
		Page
4.8	Promotional Materials	30
4.9	Provisions Applicable to Sales Representatives	30
4.10	Reporting	33
4.11	Compliance with Laws	33
ARTICLE 5	CO-PROMOTION OF COLLABORATION PRODUCTS	33
5.1	Option	34
5.2	Exercise of Option	34
5.3	Co-Promotion Period	34
5.4	Amendment of Marketing Plan to Include Co-Promotion Activities	34
5.5	Scope	34
5.6	Advertising and Promotional Materials	35
5.7	Shipment, Storage and Allocation of Samples	35
5.8	Training	35
5.9	Provisions Applicable to All New River Sales Representatives	37
ARTICLE 6	MANUFACTURE OF COLLABORATION PRODUCTS	36
6.1	Manufacture and Supply	36
6.2	Specifications and Terms of Supply; Multiple Sources	37
6.3	Manufacture by Shire; Commercial Supply by Shire	38
6.4	Supply Terms	39
ARTICLE 7	FINANCIAL TERMS	39
7.1	Licensing Fee	39
7.2	Milestone Payments	39
7.3	Refunds by New River	40
7.4	Sharing of US Product Profit	40
ARTICLE 8	PAYMENT TERMS	41
8.1	Payment Method	41
8.2	Payment Schedules; Reports	41
8.3	Currency Conversion	42

ii

iii

Exhibits
EXHIBIT A	DETERMINATION OF CERTAIN ACCOUNTING TERMS
EXHIBIT B	[*]
EXHIBIT C	INITIAL DEVELOPMENT PLAN
EXHIBIT D	ADDITIONAL SUPPLY TERMS
EXHIBIT E	JOINT PRESS RELEASE
EXHIBIT F	TECHNICAL TRADE SECRETS
EXHIBIT G	CERTAIN PRODUCTS OF SHIRE

     UNITED STATES
COLLABORATION AGREEMENT

THIS UNITED STATES COLLABORATION AGREEMENT (the “Agreement”) is dated as of March 31, 2005 by and among SHIRE LLC, a Kentucky limited liability company having a principal place of business at 9200 Brookfield Court, Florence, Kentucky 41042 (“Shire”), SHIRE PHARMACEUTICALS GROUP PLC, a British public limited company having a principal place of business at Hampshire International Business Park, Chineham, Basingstoke, England RG24 8EP, solely for purposes of the provisions of Section 15.10 of this Agreement, and NEW RIVER PHARMACEUTICALS INC., a Virginia corporation having a principal place of business at 1881 Grove Avenue, Radford, Virginia 24141 (“New River”). Shire and New River are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

     WHEREAS, New River is a specialty pharmaceutical company focused on developing novel pharmaceuticals that are safer and improved versions of widely-prescribed pharmaceutical products, and is clinically developing a proprietary amphetamine conjugate for the treatment of attention deficit/hyperactivity disorder in pediatric and adult patients;

     WHEREAS, Shire is a worldwide, specialty pharmaceutical company engaged in the development, manufacturing and marketing of pharmaceutical products;

     WHEREAS, on January 31, 2005 (the “Effective Date”), the Parties entered into that certain Collaboration Agreement (the “January Agreement”) that established a broad collaboration for the further development and commercialization of Compound in both the US Territory and ROW Territory, with the objective of utilizing the areas of expertise of both New River and Shire to provide products to patients;

     WHEREAS, pursuant to Section 17.16 of the January Agreement, the Parties agreed to divide the January Agreement into two separate agreements: one relating to the US Territory and the other relating to the ROW Territory;

     WHEREAS, as contemplated by Section 17.16 of the January Agreement, New River and Shire Pharmaceuticals Ireland Limited, an Affiliate of Shire, are entering into that certain ROW Territory License Agreement (the “ROW Agreement”) simultaneously with the execution of this Agreement; and

     WHEREAS, this Agreement, together with the ROW Agreement, supercede and replace the January Agreement in its entirety.

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1
DEFINITIONS

The following terms shall have the following meanings as used in this Agreement:

     1.1 “Act” means the United States Federal Food, Drug and Cosmetics Act, as amended from time to time, and the rules, regulations and guidelines promulgated thereunder.

     1.2 “ADHD” means attention deficit/hyperactivity disorder in human beings.

     1.3 “Adolescent” means a human being that has attained the age of thirteen (13) but is less than eighteen (18) years of age.

     1.4 “Adult” means a human being that has attained the age of eighteen (18).

     1.5 “Affiliate” means a Person that controls, is controlled by or is under common control with a Party. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct the management and policies of such Person, whether by the ownership of at least fifty percent (50%) of the voting stock of such Person (it being understood that the direct or indirect ownership of a lesser percentage of such stock shall not necessarily preclude the existence of control), or by contract or otherwise.

     1.6 “Allowable Expenses” means those expenses incurred after the First Commercial Sale of a Collaboration Product which are consistent with the budget set forth in the applicable Marketing Plan, and are specifically attributable or reasonably allocable to such Collaboration Product in the US Territory, and shall consist of (i) Cost of Goods Sold, (ii) Marketing Expenses, (iii) Distribution Expenses, (iv) product liability insurance expenses, and (v) Regulatory Expenses (as such terms may be defined in this Article 1 or in Exhibit A). Allowable Expenses shall exclude Development Expenses, even if incurred after the First Commercial Sale of a Collaboration Product in the US Territory, and shall exclude any costs that are deductible from Net Sales under the definition thereof (e.g., distributor fees).

     1.7 “Business Day” means any day other than (i) Saturday or Sunday or (ii) any other day on which banks in New York, New York, United States or London, England are permitted or required to be closed.

     1.8 “cGCP” means the current Good Clinical Practice standards for the design, conduct, performance, monitoring, auditing, recording, analyses, and reporting of clinical trials, including the requirements in 21 C.F.R. Parts 11, 50, 54, 56, 312, and 314, that provide assurance that the data and reported results are credible and accurate, and that the rights, integrity, and confidentiality of trial subjects are protected.

     1.9 “cGLP” means current Good Laboratory Practices (i) as promulgated under the Act at 21 C.F.R. Part 58, as the same may be amended or re-enacted from time to time and (ii) as required by Law in countries other than the United States where non-clinical laboratory studies are conducted.

     1.10 “cGMP” means all applicable standards relating to manufacturing practices for fine chemicals, active pharmaceutical ingredients, intermediates, bulk products or finished pharmaceutical products, including (i) the principles detailed in the U.S. Current Good Manufacturing Practices, 21 C.F.R. Parts 210 and 211 and The Rules Governing Medicinal Products in the European Community, Volume IV Good Manufacturing Practice for Medicinal Products as each may be amended from time to time, (ii) the principles detailed in the ICH Q7A guidelines, (iii) if Shire notifies New River that Shire intends to Commercialize a Collaboration Product in a country, Laws promulgated by any Governmental Authority in such country having jurisdiction over the Manufacture of Compound or Collaboration Product, or (iv) if Shire notifies New River that Shire intends to Commercialize a Collaboration Product in a country, guidance documents promulgated by any Governmental Authority in such country having jurisdiction over the Manufacture of Compound or Collaboration Product (including but not limited to advisory opinions, compliance policy guides and guidelines), which guidance documents are being implemented within the pharmaceutical manufacturing industry.

     1.11 “Child” means a human being that has not attained the age of thirteen (13).

     1.12 “Collaboration Product” means a pharmaceutical product containing or comprising Compound in any dosage form alone, or in combination with, one or more other pharmaceutically active ingredients, and any and all Improvements thereto.

     1.13 “Combination Product” means any Collaboration Product that contains the Compound and one or more pharmaceutically active ingredients in addition to Compound, and any and all Improvements thereto.

     1.14 “Commercialization” means any and all activities directed to the commercial Manufacturing, marketing, offering for sale and selling of a Collaboration Product, including Pre-Marketing, advertising, educating, planning, marketing, promoting, distributing and conducting market and product support studies and post-marketing safety surveillance and reporting.

     1.15 “Committee” means the JDC, JMC, JSC or JIPC, as the case may be.

     1.16 “Compound” has the meaning set forth on Exhibit F.

     1.17 “Control” means, with respect to any intellectual property right or other intangible property, that a Party or one of its Affiliates owns or has a license or sublicense to such item or right, and has the ability to grant access, license or sublicense in or to such right without violating the terms of any agreement or other arrangement with any Third Party.

     1.18 “Controlled Substances Act” means the United States Controlled Substances Act, as amended (21 U.S.C. 801 et seq).

     1.19 “Co-Promotion” means those Detailing and promotional activities (including without limitation performing Sales Calls) with respect to a Co-Promote Product undertaken by New River Sales Representatives to encourage appropriate prescribing of such Co-Promote Product in the US Territory.

     1.20 “Cost of Goods Sold” means the cost of Collaboration Product sold in finished form by Shire or any of its Affiliates or sublicensees to a Third Party, as calculated in the manner set forth in Exhibit A. The term “Cost of Goods” has a separate meaning as set forth in Exhibit A.

     1.21 “Detail” or “Detailing” means, with respect to a Collaboration Product, the communication by a Sales Representative during a Sales Call (a) involving face-to-face contact or by means of an e-detail or detailing through video, (b) describing in a fair and balanced manner the FDA-approved indicated uses and other relevant characteristics of such Collaboration Product, (c) using the Promotional Materials in an effort to increase the prescribing and/or hospital ordering preferences of a Collaboration Product for its FDA-approved indicated uses, and (d) made at such medical professional’s office, in a hospital, at marketing meetings sponsored by a Party for the Collaboration Products or other appropriate venues conducive to pharmaceutical product informational communication where the principal objective is to place an emphasis, either primary or secondary, on a Collaboration Product and not simply to discuss a Collaboration Product with such medical professional. For the avoidance of doubt, discussions at conventions or other meetings not specifically sponsored by a Party for a Collaboration Product shall not constitute “Details” or “Detailing”.

     1.22 “Development” means all activities relating to obtaining Regulatory Approval of a Collaboration Product, including all test method development, stability testing, toxicology, formulation, process development, cGMP audits (but only those performed prior to Regulatory Approval and excluding any audits for commercial Manufacture), cGLP audits, cGCP audits, validation, quality assurance/quality control development, preclinical and clinical testing and studies, regulatory affairs and outside counsel regulatory legal services relating to any of the foregoing, and any activities relating to the Manufacture of Collaboration Products other than commercial quantities thereof. For the avoidance of doubt, the conduct of Phase III-B Clinical Studies will be considered Development.

     1.23 “Development Expenses” means the expenses incurred by a Party that are consistent with a Development Plan and are specifically attributable or reasonably allocable to the Development of a Collaboration Product. Development Expenses shall include, but are not limited to, the following costs incurred for the Development of a Collaboration Product: the cost of studies on the toxicological, pharmacokinetic, metabolic or clinical aspects of a Collaboration Product directed to obtaining Regulatory Approval of a Collaboration Product; the cost of Phase III-B Clinical Trials, and costs (and related fees) for preparing, submitting, reviewing or developing data or information for the purpose of submission to a Governmental Authority to obtain Regulatory Approval of a Collaboration Product; and manufacturing process development and scale-up for Collaboration Products in bulk and finished form. Development Expenses shall exclude any [*] incurred by a Party in connection with the Development of a Collaboration Product.

     1.24 “Diligent Efforts” means the carrying out of obligations or tasks consistent with the reasonable best practices of the pharmaceutical industry for the development or commercialization of a pharmaceutical product having similar market potential, profit potential or strategic value as the applicable Collaboration Product, based on conditions then prevailing. Diligent Efforts requires that the Party, at a minimum: (a) determine the general industry practices with respect to the applicable activities; (b) reasonably promptly assign responsibility for such obligations to specific employee(s) who are held accountable for progress and monitor such progress on an on-going basis; (c) set and consistently seek to achieve specific and meaningful objectives for carrying out such obligations; and (d) make and implement decisions and allocate resources designed to advance progress with respect to such objectives.

     1.25 “Drug Approval Application” means an application for Regulatory Approval required before commercial sale or use of a Collaboration Product as a drug in a regulatory jurisdiction, including a new drug application (“NDA”) or supplemental new drug application (“SNDA”) or any amendments thereto submitted to the FDA.

     1.26 “FDA” means the United States Food and Drug Administration or any successor federal agency thereto.

     1.27 “Field” means all human and veterinary pharmaceutical uses.

     1.28 “Financial Statement” means a financial statement in a form as may be reasonably agreed upon by the Parties from time to time in accordance with the terms of this Agreement.

     1.29 “First Commercial Sale” means, with respect to a Collaboration Product and on a country-by-country basis, the first commercial sale after receipt of Regulatory Approval of such Collaboration Product in such country. Sales for clinical studies, compassionate use, named patient programs, sales under a treatment IND, test marketing, any nonregistrational studies, or any similar instance where the Collaboration Product is supplied with or without charge shall not constitute a First Commercial Sale. For clarity, it is understood and agreed that the First Commercial Sale of a Collaboration Product for ADHD in the US Territory shall not occur until the receipt of Regulatory Approval, including the receipt by New River of written notification from the FDA of approval of the Drug Approval Application [*] for such Collaboration Product, and New River has provided such written notification to Shire.

     1.30 “Governmental Authority” means any court, tribunal, arbitrator, agency, legislative body, commission, official or other instrumentality of (i) any government of any country, (ii) a federal, state, province, county, city or other political subdivision thereof or (iii) any supranational body, including without limitation the European Agency for the Evaluation of Medicinal Products.

     1.31 “Improvement” means any enhancement or modification of (i) a Collaboration Product, (ii) the Compound’s or Collaboration Product’s use, dosage form, indication, line extension, presentation or formulation or (iii) the process or method for the Manufacture of the Compound or Collaboration Product, in each case whether or not patentable, that is developed by or for, invented or acquired by, or comes under the Control of, New River or Shire during the Term.

     1.32 “IND” means an Investigational New Drug Application filed with FDA or a similar application filed with an applicable Regulatory Authority outside of the United States such as a clinical trial application (CTA) or a clinical trial exemption (CTX).

     1.33 “Invention” means any discovery (whether patentable or not) conceived during the Term and potentially useful for the Manufacture, use, Development or Commercialization of the Compound or a Collaboration Product.

     1.34 “Joint Invention” means an Invention that is conceived jointly by an employee of, or person under an obligation of assignment to, each of New River and Shire.

     1.35 “Know-How” means any non-public information, results and data of any type whatsoever, in any tangible or intangible form whatsoever, including without limitation, databases, ideas, discoveries, inventions, trade secrets, practices, methods, tests, assays, techniques, specifications, processes, formulations, formulae, knowledge, know-how, skill, experience, materials, including pharmaceutical, chemical and biological materials, products and compositions, scientific, technical or test data (including pharmacological, biological, chemical, biochemical, toxicological and clinical test data), analytical and quality control data, stability data, studies and procedures, drawings, plans, designs, diagrams, sketches, technology, documentation, and patent-related and other legal information or descriptions.

     1.36 “Law” or “Laws” means all laws, statutes, rules, codes, regulations, orders, judgments and/or ordinances of any Governmental Authority.

     1.37 “Licensed Know-How” means all Know-How that is Controlled by New River as of the Effective Date or at any time during the Term and that is potentially useful for the Development, Manufacture, use and/or Commercialization of the Compound, a Collaboration Product and/or a New River Invention; provided, however, that Know-How Controlled by New River disclosing New River’s proprietary CarrierwaveTM technology shall not be included in Licensed Know-How except to the extent necessary for Shire to exercise its rights and perform its obligations under this Agreement. Notwithstanding anything herein to the contrary, Licensed Know-How shall exclude Licensed Patents.

     1.38 “Licensed Patent” means a Patent that (i) claims the Manufacture, use, Development, Commercialization and/or export of the Compound, a Collaboration Product and/or a New River Invention, and (ii) is Controlled by New River as of the Effective Date or at any time during the Term. For the avoidance of doubt, all New River Collaboration Patents shall be considered Licensed Patents.

     1.39 “Losses” means any and all amounts paid or payable to Third Parties with respect to a Third Party Claim, including without limitation, damages (including all incidental and consequential damages), deficiencies, defaults, awards, settlement amounts, assessments, fines, dues, penalties, costs, liabilities, obligations, taxes, liens, losses, lost profits, fees and expenses (including, without limitation, court costs, interest and reasonable fees of attorneys, accountants and other experts).

     1.40 “Manufacture” means all activities related to the manufacturing of a pharmaceutical product, or any ingredient thereof, including but not limited to manufacturing Compound or supplies for Development, manufacturing Collaboration Product for commercial sale, packaging, in-process and finished product testing, release of product or any component or ingredient thereof, quality assurance activities related to manufacturing and release of product, ongoing stability tests and regulatory activities related to any of the foregoing.

     1.41 “Marketing Plan” means a written marketing plan and budget for a Collaboration Product during an applicable time period that contains at least the following for the relevant time period: (i) a rolling, good faith forecast of [*] for at least four (4) full, consecutive calendar quarters; (ii) general strategies and programs for promoting, Detailing and marketing such Collaboration Product; and (iii) the definitions of the relative roles, levels, types of efforts and spending for such period.

     1.42 “Net Sales” means, with respect to a Collaboration Product, the amount invoiced by Shire, its Affiliates or sublicensees for sales of such Collaboration Product to a Third Party (“Invoiced Amount”) less: (i) transportation charges, freight and insurance (but only insurance related to protecting the particular shipment against physical loss or damage); (ii) taxes (other than taxes based on income), tariffs, customs duty, excise or other duty and any other governmental charges, all to the extent imposed upon the sale, transportation or delivery of such Collaboration Product and paid by the seller; (iii) Third Party distributor fees; (iv) trade discounts, quantity discounts, cash discounts, rebates, reimbursements, cooperative advertising allowances, credits or chargebacks actually granted, allowed or incurred in the ordinary course of business in connection with the sale of such Collaboration Product, including any credits, volume rebates, charge-back and prime vendor rebates, fees, fees for services, reimbursements or similar payments granted or given to wholesalers and other distributors, buying groups, health care insurance carriers, pharmacy benefit management companies, health maintenance organizations or other institutions or health care organizations; (v) adjustments, allowances or credits (calculated on a per unit basis) to customers, not in excess of the selling price per unit of such Collaboration Product, including without limitation on account of price adjustments, governmental requirements, billing errors, rejection, damage, recalls or return of such Collaboration Product; (vi) payments or rebates paid in connection with sales of Collaboration Products to any governmental or regulatory authority in respect of any state or federal Medicare, Medicaid or similar programs; (vii) royalties or technology access fees paid to a Third Party in respect of the sale of such Collaboration Product; (viii) write-offs for bad debts incurred (net of any bad debts later recovered); and (ix) any item substantially similar in character/substance to the foregoing. Net Sales shall be accounted for in accordance with generally accepted accounting principles (“GAAP”) consistently applied in the jurisdiction in which the sales occur, it being understood that bad debt write-off shall be deducted in arriving at Net Sales notwithstanding that such treatment may be inconsistent with GAAP, and it being further understood that Shire shall make bad debt write-off decisions consistent with its usual business practices.

      Amounts received by Shire or its Affiliates or sublicensees for the sale of Collaboration Products among Shire and its Affiliates and sublicensees for resale shall not be included in the computation of Net Sales hereunder. For the avoidance of doubt, no amount of cost, expense or other reduction or adjustment, whether or not specifically referred to in this definition of Net Sales, shall serve to adjust the Invoiced Amount more than once in arriving at Net Sales.

     1.43 “New River Invention” means an Invention that is conceived, solely or jointly with a Third Party, by an employee of New River or a person under an obligation of assignment to New River.

     1.44 “Patent” means (i) valid and enforceable patents, re-examinations, reissues, renewals, extensions, supplementary protection certificates and term restorations, any confirmation patent or registration patent or patent of addition based on any such patent, (ii) pending applications for patents, including without limitation continuations, continuations-in-part, divisional, provisional and substitute applications, and inventors’ certificates, (iii) all foreign counterparts of any of the foregoing, and (iv) all priority applications of any of the foregoing.

     1.45 “Patent Expenses” means the fees and expenses of outside counsel and payments to Third Parties incurred after the Effective Date in connection with the preparation, filing, prosecution and maintenance of the Licensed Patents, the Joint Collaboration Patents, and the Shire Patents covering Compound and Collaboration Products, including the costs of patent interference and opposition proceedings, net of any reimbursement of such expenses by Third Parties.

     1.46 “Person” means any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government, or any agency or political subdivisions thereof.

     1.47 “Phase III-B Clinical Trials” means product support clinical trials of a Collaboration Product (i.e., a clinical trial which is not required for receipt of initial Regulatory Approval but which may be useful in providing additional drug profile data or in seeking a label expansion) commenced before receipt of Regulatory Approval for the indication for which such trial is being conducted. For the avoidance of doubt, Phase III-B Clinical Trials shall be considered part of Development.

     1.48 “Phase IV and Related Expenses” means certain research and development costs incurred by a Party in relation to a Collaboration Product after the First Commercial Sale and shall exclude administrative expenses and costs that are included within Costs of Goods Sold or Development Expenses. Such post-launch research and development costs shall include the costs of: (i) Phase IV Clinical Trials; (ii) ongoing product support; (iii) ongoing medical affairs; and (iv) fees and expenses of outside counsel in respect of regulatory affairs unrelated to obtaining Regulatory Approvals.

     1.49 “Phase IV Clinical Trials” means product support clinical trials of a Collaboration Product commenced after receipt of Regulatory Approval in the indication for which such trial is being conducted.

     1.50 “Pre-Marketing” means all sales and marketing activities undertaken prior to and in preparation for the launch of a Collaboration Product in a particular territory. Pre-Marketing shall include advertising, education, product-related public relations, health care economic studies, governmental affairs activities for reimbursement and formulary acceptance, sales force training, trademark selection, filing, prosecution and enforcement, and other activities included within the Marketing Plan prior to the First Commercial Sale of a Collaboration Product in such territory.

     1.51 “Pre-Marketing Expenses” means, with respect to a Collaboration Product, any Marketing Expenses incurred by a Party prior to the First Commercial Sale of such Collaboration Product.

     1.52 [*] means a [*] during which (i) the applicable [*] is [*] either [*] or [*], (ii) [*] of such [*] are [*] in the [*] on such [*], and (iii) such [*] is given the [*] of the [*] during the [*]. For clarity, no more than [*] during a [*] shall be [*].

     1.53 “Promotional Materials” means all written, printed, video or graphic advertising, promotional, educational and communication materials (other than Collaboration Product labels and package inserts) for marketing, advertising and promotion of the Collaboration Products, including, without limitation, copyrights in any such materials and all designs, industrial designs, design patents, design registrations, and design patent applications developed in connection with such materials, for use by (a) a Sales Representative or (b) advertisements, web sites or direct mail pieces, in accordance with the terms of the applicable Marketing Plan. For clarity, it is understood and agreed that Promotional Materials shall not include corporate communications and general marketing or advertising by a Party or its Affiliate; provided however, that to the extent that such corporate communications or general marketing or advertising include or reference a Collaboration Product or related disease state and do not make any actual or implied claims, then such corporate communications or general marketing or advertising shall be governed by the provisions of Section 10.2.

     1.54 “Regulatory Approval” means all approvals [*], product and/or establishment licenses, registrations or authorizations of any regional, federal, state or local regulatory agency, department, bureau or other governmental entity, necessary for the manufacture, use, storage, import, export, transport, offer for sale, or sale of a pharmaceutical product in a regulatory jurisdiction.

     1.55 “ROW Territory” means the world, excluding the US Territory.

     1.56 “Sales Call” means a personal visit by a Sales Representative to one or several medical professional(s) having prescribing authority in the part of the Field for the indications in which such Collaboration Product is approved, as well as to other individuals or entities that have significant impact or influence on prescribing decisions in the part of the Field in which such Collaboration Product is approved during which such Sales Representative Details a Collaboration Product.

     1.57 “Sales Representative” means a pharmaceutical sales representative engaged or employed by either Party to conduct Detailing and other promotional efforts with respect to the Collaboration Products and who has been trained by Shire in accordance with the terms of this Agreement.

     1.58 “Samples” means Collaboration Product packaged and distributed as a complementary trial for use with patients in the United States and in accordance with the

Prescription Drug Marketing Act of 1987, as amended (the “PDM Act”) and free goods provided for this purpose through coupons or other mechanisms.

     1.59 “Schedule Classification” means, with respect to a Collaboration Product, the [*] by [*] under the [*] of a particular [*] for such Collaboration Product, as communicated in writing either by (i) the [*] in the form of the [*] of a [*]any [*] as to [*], if the [*] is [*] , or (ii) the [*] by publication of a [*] for the Collaboration Product in the [*].

     1.60 “Shire Background Know-How” means all Know-How Controlled by Shire, other than Shire Collaboration Know-How, that is potentially useful for the Development, Manufacture, use and/or Commercialization of the Compound, a Collaboration Product and/or Shire Invention, to the extent such Know-How is included in a Development Plan or Marketing Plan that has been agreed to and approved by Shire. Notwithstanding anything herein to the contrary, Shire Background Know-How shall exclude Shire Background Patents.

     1.61 “Shire Background Patent” means a Patent Controlled by Shire, other than a Shire Collaboration Patent, that is potentially useful for the Development, Manufacture, use and/or Commercialization of the Compound, a Collaboration Product and/or Shire Invention, to the extent such Patent is included in a Development Plan that has been agreed to and approved by Shire.

     1.62 “Shire Collaboration Know-How” means all Know-How that is developed by Shire or its Affiliates during the Term pursuant to this Agreement or the ROW Agreement and that is potentially useful for the Development, Manufacture, use and/or Commercialization of the Compound, a Collaboration Product and/or Shire Invention. Notwithstanding anything herein to the contrary, Shire Collaboration Know-How shall exclude Shire Collaboration Patents.

     1.63 “Shire Invention” means an Invention that is conceived, solely or jointly with a Third Party, by an employee or Affiliate of Shire or a person under an obligation of assignment to Shire.

     1.64 “Shire Know-How” means the Shire Background Know-How and the Shire Collaboration Know-How. Notwithstanding anything herein to the contrary, Shire Know-How shall exclude Shire Patents.

     1.65 “Shire Patents” means the Shire Background Patents and the Shire Collaboration Patents.

     1.66 “[*]” means [*].

     1.67 “Third Party” means any entity other than New River or Shire or their respective Affiliates.

     1.68 “US Product Profit” means the profits or losses resulting from the Commercialization of Collaboration Products in the US Territory and shall be equal to Net Sales of Collaboration Products in the US Territory less Allowable Expenses less Phase IV and Related Expenses.

     1.69 “US Territory” means the United States of America, its territories and possessions.

     1.70 “Valid Claim” means: (a) a claim of an issued Patent that has not (i) expired or been canceled, (ii) been declared invalid or unenforceable by a decision of a court or other appropriate body of competent jurisdiction, from which no appeal is or can be taken, (iii) been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, or (iv) been abandoned, disclaimed or dedicated to the public; and (b) a claim included in a pending patent application that is being actively prosecuted in accordance with this Agreement and that has not been (i) canceled, (ii) withdrawn from consideration, (iii) finally determined to be unallowable by the applicable governmental authority (from which no appeal is or can be taken), or (iv) abandoned or disclaimed. Notwithstanding the foregoing clause (b), in the event that a pending claim in a pending patent application is rejected and does not issue in an issued Patent within [*] after the earliest date from which such claim was originally presented, such a pending claim will not be a Valid Claim, unless and until such pending claim subsequently issues in an issued Patent, at which time such claim may again be a Valid Claim as of the date of issuance of such Patent, if such claim also meets the requirements of this Section 1.70.

Interpretation. Unless the context of this Agreement otherwise requires, (a) words of one gender include the other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereby,” and other similar words refer to this entire Agreement; and (d) the terms “Article” and “Section” refer to the specified Article and Section of this Agreement. Whenever this Agreement refers to a number of days, unless otherwise specified, such number shall refer to calendar days.

Additional Definitions. Each of the following definitions is set forth in the Section of this Agreement indicated below:

Definition	Section
Agreement	Preamble
Benefit Plans	Section 4.9.7
Breaching Party	Section 13.2.1
Confidential Information	Section 10.1.1
Contractors	Section 12.1.3(d)(i)
Co-Promote Product	Section 5.5
Co-Promotion Option	Section 5.1
Co-Promotion Period	Section 5.3
DDMAC	Section 3.3.3(c)
Developing Party	Section 3.6.5
Development Plan	Section 3.2.1
Disclosing Party	Section 10.1.1
Dollars	Section 17.7
Effective Date	Recitals
Existing NDA	Section 10.6
GAAP	Section 1.42
Hatch-Waxman Certification	Section 11.6

Definition	Section
Indemnification Claim Notice	Section 15.2
Indemnified Party	Section 15.2
Indemnifying Party	Section 15.2
Indemnitee	Section 15.2
Indemnitees	Section 15.2
Invoiced Amount	Section 1.42
January Agreement	Recitals
JDC	Section 2.2.1
JIPC	Section 2.5.1
JMC	Section 2.3.1
Joint Collaboration Patents	Section 11.1.1
Joint Press Release	Section 10.2
JSC	Section 2.4.1
Material Breach	Section 13.2.1
NDA	Section 1.25
New River	Preamble
New River Collaboration Patents	Section 11.3.1
New River Marks	Section 11.9.3
New River Report	Section 7.4.3(a)
Notice of Termination For Material Breach	Section 13.3.3
Notifying Party	Section 13.2.1
Parties	Preamble
Party	Preamble
[*]	Section 9.8
PDM Act	Section 1.58
[*]	Section 3.3.2
[*] Opt-In Right	Section 3.6.5
Prior Consultants	Section 10.6
Product Claim	Section 15.8.2
Purchase Interest	Section 13.3.5(a)
Purchase Notice	Section 13.3.5
Purchase Price	Section 13.3.5(a)
Receiving Party	Section 10.1.1
Recovery	Section 11.5.2(c)(iv)
Representatives	Section 16.1
Required Studies	Section 3.3.2
ROW Agreement	Recitals
Shared Expenses	Section 3.7.1
Shire	Preamble
Shire Collaboration Patents	Section 11.3.2
Shire Marks	Section 11.9.3
Shire Report	Section 7.4.3(b)
SNDA	Section 1.25
Term	Section 13.1

Definition	Section
Third Party Claim	Section 15.1.1
Third Party Manufacturers	Section 2.4.2(a)
Unilateral Product	Section 3.6.5
Withholding Taxes	Section 8.5.1
Working Group	Section 2.6.4
$	Section 17.7

ARTICLE 2
MANAGEMENT OF COLLABORATION

     2.1 General. The general purpose of the collaboration described in this Agreement will be to Develop and Commercialize Collaboration Products. The Parties desire to establish four (4) specialized committees to oversee the Parties’ collaboration under this Agreement and to facilitate communications between the Parties with respect to the Development, Commercialization, Manufacturing and intellectual property strategy of Collaboration Products hereunder and, where applicable, in the ROW Territory. Each of such Committees shall have the responsibilities and authority allocated to it in this Article 2. Each of the Committees shall have the obligation to exercise its authority consistent with the respective purpose for such Committee as stated herein and any such decisions shall be made in good faith. For the avoidance of doubt, the Committees described herein are the same committees as are described in the ROW Agreement, and each such Committee will have the responsibilities and authority set forth in this Agreement and in the ROW Agreement (with the exception of the JMC, which has no authority with respect to the ROW Territory).

     2.2 Joint Development Committee (JDC).

          2.2.1 Formation and Purpose. Promptly following the Effective Date, the Parties shall create a joint development committee (the “JDC”) to oversee the Development of Collaboration Products hereunder. The purposes of the JDC shall be (a) to determine the Development strategy for the Collaboration Products in the US Territory and Major EU Markets (as defined in the ROW Agreement), (b) to facilitate the management and implementation of the Parties’ Development activities hereunder, and (c) to approve plans and budgets for the Development by New River of Collaboration Products for ADHD in the US Territory. The JDC shall have the membership and shall operate by the procedures set forth in Section 2.6.

          2.2.2 Specific Responsibilities of the JDC. In addition to its overall responsibilities described in Section 2.2.1, subject to Section 2.7.1, the JDC shall, in particular:

               (a) select Collaboration Products for research and Development under this Agreement in the US Territory and Major EU Markets;

               (b) prepare, approve and amend each Development Plan (including regulatory submission strategies and plans) for Collaboration Products in the US Territory and the Major EU Markets;

               (c) monitor the progress of the activities undertaken by the Parties pursuant to each Development Plan;

               (d) review and approve proposals from the Parties to Develop Improvements and/or Combination Products;

               (e) coordinate and oversee the Parties’ Regulatory Approval submission plans in the US Territory;

               (f) design and approve all clinical trials of Collaboration Products proposed to be conducted anywhere in the world for consistency and efficiency, including without limitation by creating the protocols, defining the end points, and selecting the primary investigators for such trials;

               (g) have primary responsibility for establishing the objectives for all Phase IV Clinical Trials of Collaboration Products proposed to be conducted for the US Territory, including without limitation by creating the protocols, defining the end points, and selecting the primary investigators for such trials;

               (h) manage the flow of information with respect to Development being conducted for each Collaboration Product;

               (i) review and approve the statistical analysis plans and protocols for all Collaboration Product clinical studies conducted worldwide, and any investigator’s brochure(s) and revisions thereto;

               (j) work together with the other Committees during the Development of Collaboration Products to assure a smooth transition from Development of such Collaboration Product to Commercialization of such Collaboration Product;

               (k) review and approve compliance plans whereby the Parties prepare for or participate in a Governmental Authority inspection of the preclinical or clinical data or preclinical sites/clinical sites or laboratories; and

               (l) review and approve pharmacovigilance plans.

     2.3 Joint Marketing Committee (JMC).

          2.3.1 Formation and Purpose. Promptly after the Effective Date, the Parties shall create a joint marketing committee (the “JMC”), which shall oversee the Commercialization of Collaboration Products in the US Territory, including the marketing, sales and distribution of Collaboration Products in such territory. The JMC shall have the membership and shall operate by the procedures set forth in Section 2.6.

          2.3.2 Specific Responsibilities of the JMC. In addition to its overall responsibilities described in Section 2.3.1, subject to Section 2.7.2, the JMC shall, in particular:

               (a) prepare, approve and amend the Marketing Plan for Collaboration Products in the US Territory;

               (b) monitor the progress of the activities undertaken by the Parties pursuant to the Marketing Plan for the US Territory;

               (c) manage the flow of information with respect to Commercialization activities in the US Territory for each Collaboration Product;

               (d) coordinate and oversee the Parties’ plans for labeling and selecting trademarks for Collaboration Products in the US Territory;

               (e) approve packaging designs, and plan and oversee non-independent educational and professional symposia, and speaker and peer-to-peer activity programs, for the Collaboration Products in the US Territory;

               (f) discuss and suggest a range of suggested prices at which Collaboration Products will be sold to unaffiliated Third Parties in the US Territory and any discount strategies for Collaboration Products in the US Territory; provided that nothing contained herein, except as set forth in Section 4.2.2, shall limit or in any way restrict Shire from having the final decision on setting the price at which a Collaboration Product is sold; and

               (g) recommend whether to seek new indications, formulations or uses for Collaboration Products in the US Territory, such as for Collaboration Product life cycle management, including the Development and Commercialization of an authorized generic of any Collaboration Product, for approval by the JDC.

     2.4 Joint Supply Committee (JSC).

          2.4.1 Formation and Purpose. Promptly after the Effective Date, the Parties shall create a joint supply committee (the “JSC”) to facilitate the management and implementation of the Parties’ activities with regard to the Manufacture and supply of Collaboration Products worldwide. The JSC shall have the membership and shall operate by the procedures set forth in Section 2.6.

          2.4.2 Specific Responsibilities of the JSC. In addition to its overall responsibilities described in Section 2.4.1, and subject to the provisions of Section 2.7.3 and Article 6, the JSC shall, in particular:

               (a) select which Party and/or Third Party(ies) to engage for the Manufacture and supply of Collaboration Products and components thereof (“Third Party Manufacturers”), oversee auditing of Third Party Manufacturers, and approve contracts governing such Manufacture and supply;

               (b) delineate requirements and responsibilities for development and licensure of manufacturing processes and facilities for Collaboration Products and for worldwide supply of Collaboration Products;

     (c) jointly develop a Manufacturing strategy for the US Territory and the ROW Territory to enable development and licensure of manufacturing processes and facilities for Collaboration Products that includes all aspects of Manufacture and release, including but not limited to formulations, intermediate, dosage form, devices, product characterization studies, test methods and process validation studies, stability studies and Manufacturing plans and forecasts and the implementation of Manufacturing Improvements;

     (d) determine Manufacturing plans and budgets, including timelines and inventory strategies, and allocate responsibilities for and oversee the implementation of such plans in accordance with this Agreement;

     (e) oversee and approve process development plans prior to the Manufacture of registration batches of Collaboration Products;

     (f) oversee and approve plans to support Manufacture of commercial supply of Compound and Collaboration Products;

     (g) review quality assurance efforts, including but not limited to those efforts with respect to the establishment of specifications and quality standards for Collaboration Products;

     (h) review and coordinate the drafting and contents of the Chemistry, Manufacturing and Controls section of a Drug Approval Application for Collaboration Products;

     (i) review and approve technology transfer plans for any changes in Manufacturing sites, testing sites, and responsibilities in the supply chain for Collaboration Products, it being understood that decisions regarding the selection of which of a Party’s own Manufacturing and testing sites shall be used to manufacture any component of a Collaboration Product, if a Party Manufactures any component of a Collaboration Product pursuant to this Agreement or any related supply agreement, shall remain in the sole control of such Party;

     (j) prepare for regulatory inspections and ensure adherence to compliance standards with respect to Collaboration Products;

     (k) ensure that future logistical strategies and capacity planning are consistent with the forecasts provided in the Marketing Plan for the US Territory, and the corresponding plans for the ROW Territory, as well as inventory levels for Collaboration Products;

     (l) review quality-related issues concerning the Collaboration Products or any component thereof; and

     (m) review and approve compliance plans whereby the Parties prepare for or participate in a Governmental Authority inspection of the Manufacturing or testing site of the Compound.

     2.5 Joint Intellectual Property Committee (JIPC).

          2.5.1 Formation and Purpose. Promptly after the Effective Date, the Parties shall create a joint intellectual property committee (the “JIPC”) to facilitate the exchange of information between the Parties to the extent required by this Agreement regarding the prosecution, maintenance and enforcement of the Licensed Patents, Licensed Know-How, Shire Collaboration Patents, Shire Collaboration Know-How, and Joint Inventions. The JIPC shall have the membership and shall operate by the procedures set forth in Section 2.6.

          2.5.2 Specific Responsibilities of the JIPC. In addition to its overall responsibilities described in Section 2.5.1, subject to Section 2.7.4 and Article 11, the JIPC shall, in particular:

               (a) Exchange information between the Parties regarding the Parties’ activities under this Agreement relating to the filing, prosecution, maintenance and enforcement of the Licensed Patents, Licensed Know-How, Shire Collaboration Patents and Shire Collaboration Know-How; and

               (b) Consult regarding the filing, prosecution, maintenance and enforcement of Joint Collaboration Patents and Joint Inventions.

     2.6 General Committee Membership and Procedures.

          2.6.1 Membership. For the JDC, JMC, JSC and JIPC, each Party shall designate an equal number of representatives who are employees of such Party or an Affiliate of such Party (not to exceed three (3) for each Party) with appropriate expertise to serve as members of such Committee; provided that a Party may designate outside legal counsel as a representative to the JIPC. Each representative may serve on more than one Committee as appropriate in view of the individual’s expertise. Each Party may replace its Committee representatives at any time upon written notice to the other Party. Each Committee shall have co-chairpersons. New River and Shire shall each select from their representatives a co-chairperson for each of the Committees. The co-chairpersons of each Committee shall be responsible for calling meetings, preparing and circulating an agenda in advance of each meeting of such Committee, and preparing and issuing minutes of each meeting within thirty (30) days thereafter; provided, that a Committee co-chairperson shall call a meeting of the applicable Committee promptly upon the written request of the other co-chairperson to convene such a meeting. Such minutes will not be finalized until both chairpersons review and confirm the accuracy of such minutes in writing.

          2.6.2 Meetings. Each Committee shall hold meetings at such times as it elects to do so, but in no event shall such meetings be held less frequently than once every four (4) months. Meetings of any Committee may be held in person or by means of telecommunication (telephone, video, or web conferences); provided, that at least one meeting per year will be held in person. The Parties will alternate in designating the location for in-person meetings, with New River selecting the first meeting location. Other employees of each Party or any of its Affiliates involved in the Development, Manufacture or Commercialization of Collaboration Products may attend meetings of such Committee as nonvoting participants, and, with the consent of each Party, consultants, representatives, or advisors involved in the Development, Manufacture or Commercialization of Collaboration Products may attend meetings of such Committee as nonvoting observers; provided, that such Third Party representatives are under obligations of confidentiality and non-use applicable to the Confidential Information of each Party and that are at least as stringent as those set forth in Article 10. Each Party shall be responsible for all of its own expenses of participating in any Committee (including without limitation in any Working Group).

          2.6.3 Meeting Agendas. Each Party will disclose to the other proposed agenda items along with appropriate information at least seven (7) Business Days in advance of each meeting of the applicable Committee; provided, that under exigent circumstances requiring Committee input, a Party may provide its agenda items to the other Party within a lesser period of time in advance of the meeting, or may propose that there not be a specific agenda for a particular meeting, so long as such other Party consents to such later addition of such agenda items or the absence of a specific agenda for such Committee meeting.

          2.6.4 Working Groups. From time to time, each Committee may establish and delegate duties to other committees, sub-committees or directed teams (each, a “Working Group”) on an “as-needed” basis to oversee particular projects or activities. Each such Working Group shall be constituted and shall operate as the JDC, JMC, JSC or JIPC, as the case may be, determines; provided, that each Working Group shall have equal representation from each Party. Working Groups may be established on an ad hoc basis for purposes of a specific project for the life of a Collaboration Product, or on such other basis as the applicable Committee may determine. Each Working Group and its activities shall be subject to the oversight, review and approval of, and shall report to, the Committee that established such Working Group. In no event shall the authority of the Working Group exceed that specified for the relevant Committee in this Article 2.

          2.6.5 Limitations of Committee Powers. Each Committee shall have only such powers as are specifically delegated to it hereunder and shall not be a substitute for the rights of the Parties. Without limiting the generality of the foregoing, no Committee shall have any power to amend this Agreement. Any amendment to the terms and conditions of this Agreement shall be implemented pursuant to Section 17.1 below.

     2.7 Committee Decision-Making. Subject to the terms of this Section 2.7, each Committee will take action by unanimous vote with each Party having a single vote, irrespective of the number of representatives actually in attendance at a meeting, or by a written resolution signed by the designated representatives of each of the Parties. If a Committee is unable to reach unanimous consent on a particular matter within thirty (30) days of its initial consideration of such matter, then either Party may provide written notice of such dispute to the Chief Executive Officer of the other Party. The Chief Executive Officers (or their respective designees, provided that each such designee is not a member of the applicable Committee and occupies a position senior to the positions occupied by the applicable Party’s members of such Committee) of each of the Parties will meet at least once in person or by means of telecommunication (telephone, video, or web conferences) to discuss the dispute and use their good faith efforts to resolve the dispute within thirty (30) days after submission of such dispute to such officers. If any such dispute is not resolved by the Chief Executive Officers or their designees within thirty (30) days after submission of such dispute to such officers, then the Chief Executive Officer or designee of the Party specified in Section 2.7.1, 2.7.2, or 2.7.3, as applicable, shall have the authority to finally resolve such dispute acting in good faith.

          2.7.1 JDC Authority.

               (a) If a dispute in the JDC is not resolved pursuant to Section 2.7 above and such dispute relates primarily to the Development of Collaboration Products for ADHD in the US Territory (other than those relating to Phase IV Clinical Trials), the [*] or the [*], then the Chief Executive Officer of [*] shall have the authority to finally resolve such dispute.

               (b) Notwithstanding anything to the contrary in subsection (a):

                    (i) If a dispute in the JDC is not resolved pursuant to Section 2.7 above and such dispute (A) does not relate primarily to any of the activities specified in subsection (a) above (including, without limitation [*] the [*] of [*] for [*] in the [*] or for any [*] in the [*] for [*] in the [*] or [*] or (B) relates primarily to [*] other than the [*] by [*] pursuant to [*] for which [*] has not [*] at the [*] or [*] the [*] to [*] of any [*] or [*], then the Chief Executive Officer of [*] shall have the authority to finally resolve such dispute.

                    (ii) If [*] for the first Collaboration Product for ADHD on or before [*], then, until such time as [*], the Chief Executive Officer of [*] shall have the authority to finally resolve a dispute that relates primarily to the Development of Collaboration Products for ADHD in the US Territory.

          2.7.2 JMC Authority. If a dispute in the JMC is not resolved pursuant to Section 2.7 above, then the Chief Executive Officer of [*] shall have the authority to finally resolve such dispute.

          2.7.3 JSC Authority. If a dispute in the JSC is not resolved pursuant to Section 2.7 above, then the Chief Executive Officer of [*] shall have the authority finally resolve such dispute; provided, however, that with respect to any matter over which [*] has approval (or other consent right) pursuant to Article 6 (including, without limitation, Exhibit D), such resolution shall require the approval (or other consent) of [*] as set forth in Article 6 (including, without limitation, Exhibit D).

          2.7.4 JIPC Authority. If a dispute in the JIPC is not resolved pursuant to Section 2.7 above, then [*] shall have the authority to finally resolve such dispute. The JIPC shall not have decision making authority under this Agreement and any dispute in the JIPC shall be resolved in accordance with the terms of Article 16.

          2.7.5 Casting Vote. Neither Party shall exercise its right to finally resolve a dispute at a Committee in accordance with this Section 2.7 in a manner that excuses such Party from any of its obligations specifically enumerated under this Agreement.

ARTICLE 3
DEVELOPMENT AND REGULATORY RESPONSIBILITIES

     3.1 Overview. Subject to the roles of the various Committees described in Article 2 and the terms of this Agreement, the general allocation of responsibility for the Development and Regulatory Approval of Collaboration Products under this Agreement is as follows:

               (a) New River will be primarily responsible for the Development of the Collaboration Product for ADHD in the US Territory; and

               (b) the JDC will determine which Party will be primarily responsible for the Development of Collaboration Products for non-ADHD indications in the US Territory.

     3.2 Development Plans.

          3.2.1 Scope. The Development of each Collaboration Product in the US Territory under this Agreement shall be governed by a development plan (each, a “Development Plan”). Each Development Plan shall be developed in good faith in accordance with a Party’s standard practices with the overall objective of achieving the commercial potential of such Collaboration Product. Each Development Plan shall describe the proposed overall program of Development for the Collaboration Product for each indication in the US Territory, including preclinical studies, toxicology, formulation, process development, clinical studies, pediatric exclusivity plans and regulatory plans and other elements of obtaining Regulatory Approval in each applicable country, as well as timelines to key Governmental Authority meetings, Drug Approval Applications and Regulatory Approvals. Each Development Plan shall include a summary of estimated Development Expenses of the program expected during the Development process through obtaining Regulatory Approval for each proposed indication and route of delivery, to the extent such expenses are to be shared by the Parties under the terms of this Agreement, and shall also include a detailed budget for all such shared Development activities proposed for the following calendar year.

          3.2.2 Preparation and Approval of Development Plans for the US Territory. Each Development Plan for the US Territory, together with any updates thereto, shall be prepared and approved as follows:

               (a) Initial Development Plans for the Collaboration Product for ADHD in the US Territory. The initial Development Plan for all Development activities for the Collaboration Product for ADHD in the US Territory [*] is attached to this Agreement as Exhibit C. Within [*] after the Effective Date, New River will prepare the initial Development Plans for the first Collaboration Products for ADHD [*].

               (b) Development Plans for Improvements and Combination Product in the US Territory. When an Improvement and/or Combination Product is added as a Collaboration Product pursuant to Section 3.6, within sixty (60) days following the date of such inclusion, the Development Plan for the Development of any such Improvement and/or Combination Product in the US Territory will be prepared by the Party designated by the JDC, and submitted to the JDC for its review and approval of such Development Plan.

               3.2.3 Updates to the Development Plans. As early as necessary in each year beginning with the first full calendar year after the Effective Date, the Party responsible for preparing the initial Development Plan for a Collaboration Product shall update and prepare the Development Plan for any such Collaboration Product for the following calendar year to take into account completion, commencement or cessation of Development activities not contemplated by the then-current Development Plan, and submit such proposed Development Plan to the JDC no later than September 30 of such year for review and approval.

               3.2.4 Diligence. In addition to the specific diligence obligations of New River pursuant to Section 3.3.1, each of New River and Shire will use Diligent Efforts to carry out the activities for which it may agree to be responsible set forth in a Development Plan.

     3.3 Development in the US Territory for ADHD.

          3.3.1 Diligence. New River will use Diligent Efforts to carry out the activities set forth in the Development Plan for Collaboration Products for ADHD in the US Territory and to seek Regulatory Approval, [*], for ADHD in the US Territory in accordance with the Development Plan and with the terms of this Agreement.

          3.3.2 Costs of Development. Notwithstanding Section 3.7 below, (a) New River shall bear all Development Expenses that are related to Developing and obtaining Regulatory Approval for the first Collaboration Products for ADHD [*] in the US Territory, (b) New River shall be responsible for all Phase IV and Related Expenses for all activities that are required in connection with receiving Regulatory Approval by FDA or other Governmental Authorities in the US Territory with respect to such Collaboration Products (“Required Studies”), and (c) if there are any additional studies necessary to obtain [*] for the Collaboration Product for ADHD (“[*]”), New River shall be responsible for all such Development Expenses and/or Phase IV and Related Expenses related to such [*].

          3.3.3 Regulatory Activities.

               (a) Unless otherwise agreed in writing by the Parties, New River, subject to Section 3.3.3(c), shall be responsible for preparing and filing Drug Approval Applications and seeking Regulatory Approvals for Collaboration Products in the US Territory in accordance with the applicable Development Plan, including preparing all reports necessary as part of a Drug Approval Application. All such Drug Approval Applications shall be filed in the name of New River. Each Party shall designate an alliance manager to coordinate and review filings and activities of the Parties in the US Territory described in this Section 3.3.3. New River shall provide Shire with drafts of any material documents or correspondence to be submitted to any Governmental Authority in the US Territory that pertains to the Compound and/or Collaboration Products, including Drug Approval Applications. New River will consult in advance with Shire with respect to any substantive or material filings to be made by New River in accordance with the terms of this Section 3.3.3(a), including Drug Approval Applications, and shall consider in good faith any comments Shire may have with respect to any such filings. New River shall permit Shire access to and grant Shire the right to reference and use, for purposes of the Collaboration Products, all data, regulatory filings and regulatory communications associated with any submissions for Regulatory Approval or other issues associated with any Collaboration

Product, that is or would be relevant to Shire’s Development or Commercialization of a Collaboration Product in the US Territory. To the extent that any such data, regulatory filings or regulatory communications are held by a Third Party, then New River shall arrange direct access to the portions of such data, regulatory filings or regulatory communications that are relevant to the activities of Shire that are contemplated by this Agreement. Any information obtained by a Party pursuant to this Section 3.3.3(a) shall be deemed Confidential Information for purposes of Article 10. Notwithstanding the foregoing, Shire shall be the responsible Party for preparing and filing Drug Approval Applications and seeking Regulatory Approvals and interacting with the Governmental Authorities in the US Territory for any Unilateral Product being Developed by Shire under Section 3.6.5.

               (b) New River shall provide Shire with reasonable advance notice of any meeting or substantive or material conference call with any Governmental Authority relating to any Drug Approval Application or Regulatory Approval for Collaboration Products in the US Territory, and Shire shall have the right to participate in any such meeting or material conference call as well as have the right to participate in all substantive or material preparation, internal caucus, and debriefing sessions related to such meetings or conference calls. If it is not possible to provide Shire notice of any such meeting or conference call, New River shall immediately thereafter provide Shire with a detailed summary of any such meeting or conference call. New River shall promptly, but in no event more than two (2) Business Days after receipt, furnish Shire with copies of all substantive or material documents or correspondence New River has had with or receives from any Governmental Authority, and contact reports concerning substantive or material conversations or substantive meetings with any Governmental Authority, in each case relating to any Drug Approval Application or Regulatory Approval (including without limitation any minutes from a meeting with respect thereto).

               (c) Shire shall be primarily responsible for interfacing, corresponding, making required filings and meeting with the Division of Drug Marketing, Advertising and Communications of the FDA (“DDMAC”) with respect to the marketing and promotion of the Collaboration Products in the US Territory. New River will provide a letter to the FDA (to be prepared with assistance of Shire) notifying the FDA that Shire has been designated as the agent of New River upon whom all DDMAC communications should be made on behalf of New River with respect to Collaboration Products in the US Territory. Shire, through the JMC, shall provide New River with drafts of any substantive or material documents or correspondence to be submitted to DDMAC in the US Territory that pertains to a Collaboration Product. Shire, through the JMC, will consult in advance with New River with respect to any substantive or material filings to be made by Shire in accordance with the terms of this Section 3.3.3(c), and shall consider in good faith any comments New River may have with respect to any such filings. Shire shall provide New River with reasonable advance notice of any meeting or substantive or material conference call with DDMAC relating to a Collaboration Product in the US Territory, and New River shall have the right to participate in any such meeting or substantive or material conference call as well as have the right to participate in all substantive or material preparation, internal caucus, and debriefing sessions related to such meetings or conference calls. If it is not possible to provide New River notice of any such meeting or conference call, Shire shall immediately thereafter provide New River with a detailed summary of any such meeting or conference call. Shire shall promptly, but in no event more than two (2) Business Days after receipt, furnish New River with copies of all substantive or material documents or correspondence Shire has had with or receives from DDMAC, and contact reports concerning substantive or material conversations or substantive or material meetings with DDMAC, in each case relating to a Collaboration Product (including without limitation any minutes from a meeting with respect thereto).

               (d) Within thirty (30) days after the Effective Date, New River shall provide to Shire copies of all substantive or material Manufacturing, pre-clinical and clinical data compiled as of the Effective Date with respect to the Collaboration Product, including any final versions of any study reports and any drafts then-outstanding of any study reports. Thereafter, New River shall provide to Shire copies of all substantive or material Manufacturing, pre-clinical and clinical data compiled with respect to the Collaboration Product as soon as reasonably practicable after such data or results become available or compiled, including any drafts and final versions of any study reports. All disclosures under this Section 3.3.3(d) shall be delivered in electronic format. For clarity, New River shall not be required to disclose New River’s proprietary CarrierwaveTM technology under this Agreement, except to the extent necessary for Shire to exercise its rights and perform its obligations under this Agreement or as otherwise specifically provided in this Agreement.

               (e) In the event that any Governmental Authority threatens or initiates any action to remove a Collaboration Product from the market in the US Territory, New River shall notify Shire of such communication immediately, but in no event later than one (1) Business Day, after receipt by New River. Either Party may decide, in good faith, to initiate a recall or withdrawal of Collaboration Product in the US Territory, in consultation with the JDC and JMC. Before Shire initiates a recall or withdrawal, and upon the request for a recall or withdrawal by either Party, the Parties shall promptly and in good faith discuss the reasons therefor and the allocation of the costs of any such recall or withdrawal. Under no circumstances shall either Party unreasonably object to a recall or withdrawal requested by the other Party, and neither Party shall have any right to object to a recall or withdrawal requested by the other Party for failure of a Collaboration Product to meet the applicable specifications, for material safety concerns, or for the Manufacture of such Collaboration Product in a manner that does not comply with applicable Laws. In the event of any recall or withdrawal for Collaboration Products sold in the US Territory, Shire shall implement any necessary action, with assistance from New River as reasonably requested by Shire.

     3.4 Right of Reference to the ROW Territory. New River shall have the right of cross-reference to all Drug Approval Applications filed by Shire or its Affiliates in the ROW Territory for the purpose of prosecuting Drug Approval Applications in the US Territory, and Shire shall, or shall cause its Affiliates to, take all such reasonable actions to allow such cross-reference.

     3.5 Reporting. At each meeting of the JDC and the JSC, each Party will present a report describing the Development and Manufacturing activities performed by such Party with respect to Collaboration Products in the US Territory since the last such report.

     3.6 Development in the US Territory for Indications other than ADHD. In the event that Collaboration Products are to be Developed hereunder in the US Territory for indications other than ADHD, the JDC will designate a lead Development Party for such

Development program in the applicable Development Plan, subject to the terms and conditions of this Section 3.6. For the purposes of clarity, [*] shall have the casting vote on the JDC as to whether a Collaboration Product is to be Developed in the US Territory for non-ADHD indications, including all Improvements or Combination Products; provided that [*] will not be obligated to serve as the lead Development Party without its consent.

          3.6.1 Submission of Proposal to JDC. If, at any time, Shire or New River desires to Develop a Collaboration Product for a non-ADHD indication, including an Improvement or Combination Product, for Commercialization in the US Territory, such Party shall submit to the JDC a proposal for such Development. Such proposal shall contain, at a minimum, all material information that would otherwise be included in a Development Plan. Each proposal for the Development of a Collaboration Product for a non-ADHD indication, including an Improvement or Combination Product, for Commercialization in the US Territory shall, among other things:

               (a) identify all major Development tasks to be accomplished prior to submission of filings for Regulatory Approvals;

               (b) identify key Development objectives, expected associated resources, risk factors, timelines, Go/No Go decision points and relevant decision criteria and, where appropriate, decision trees; and

               (c) include a reasonably detailed description and budget for the Development activities that are expected to be performed.

          3.6.2 JDC Agreement to Develop. If the JDC agrees to the Development of a Collaboration Product for a non-ADHD indication, including an Improvement and/or Combination Product, for Commercialization in the US Territory, it shall select the lead Party for such Development. Once the lead Party is selected, that Party will be responsible for the Development of the applicable Collaboration Product for the specified indication, including the design and conduct of clinical trials for such Collaboration Product, subject in any event to the oversight and authority of the various Committees. The Development Expenses incurred in connection with the performance of such Development program will be shared [*] under the terms of Section 3.7 below. Except as set forth in Section 3.3.3(a), New River shall be responsible for preparing and filing Drug Approval Applications and seeking Regulatory Approvals for Collaboration Products in the US Territory, whether or not it is the lead Development Party, including preparing all reports necessary as part of a Drug Approval Application, and all such Drug Approval Applications shall be filed in the name of New River.

          3.6.3 New River Proposal. Except as provided in this Section 3.6.3, if New River proposes the Development of an Improvement and/or Combination Product to the JDC, but Shire does not vote in favor of such proposal, such Improvement and/or Combination Product shall not be Developed. Notwithstanding the foregoing, after receipt of Regulatory Approval for the first Collaboration Product for ADHD [*], New River may propose a Combination Product that includes an active pharmaceutical ingredient approved in the US Territory for a [*], and the Parties shall develop a plan to determine proof of concept and to generate pharmacokinetic and toxicity data on such proposed Combination Product and shall use Diligent Efforts to implement such plan. Based on such data, the JDC shall determine whether to Develop such Combination Product. The JDC shall make such determination within a reasonable time following receipt of such data, but in any event within [*] of the commencement of activities pursuant to the applicable plan. If the JDC determines not to Develop such Combination Product, then New River may elect to conduct the Development of such Combination Product itself, pursuant to the terms of Section 3.6.5.

          3.6.4 Shire Proposal. If Shire proposes the Development of a Collaboration Product for any indication other than the first Collaboration Products for ADHD in each of Adults, Adolescents and Children, including an Improvement and/or Combination Product, to the JDC, but New River does not vote in favor of such proposal, then Shire shall have the right to conduct the Development of such Collaboration Product without New River, pursuant to the terms of Section 3.6.5.

          3.6.5 Unilateral Development. The Party independently developing a Collaboration Product under Section 3.6.3, in the case of New River, or Section 3.6.4, in the case of Shire (the “Developing Party”), shall have the right unilaterally to conduct the Development of the applicable Collaboration Product (each such Collaboration Product, a “Unilateral Product”); provided, however, that such right shall be subject to the Developing Party conducting such Development in a manner that would not adversely affect in any significant way any then existing Collaboration Product being Developed or Commercialized under this Agreement. For any Unilateral Product, the non-Developing Party shall have the opportunity to opt back into the Development program and participate in the Development upon the [*] for any such Unilateral Product (a “[*] Opt-In Right”). At least [*] prior to [*] of such [*], the Developing Party shall provide to the other Party an updated proposal that contains, at a minimum the information set forth in Section 3.6.1, to enable such other Party to determine if it desires to exercise its [*] Opt-In Right. Such other Party shall have [*] after receipt of such updated proposal to exercise its [*] Opt-In Right. If such other Party exercises its [*] Opt-In Right, then such other Party shall be required to pay the Developing Party, within [*] days after such exercise, an amount equal to [*] in respect of the Development of the applicable Unilateral Product prior to such exercise, and thereafter the [*]. If the non-Developing Party does not exercise its [*] Opt-In Right but Regulatory Approval is obtained in the US Territory for the Unilateral Product, then the non-Developing Party shall be required to pay the Developing Party, within [*] of receipt of such Regulatory Approval, an amount equal to [*] in respect of such Unilateral Product. In order to conform with the definition of [*] in Article 1 above, for purposes of this Section 3.6.5 only, all [*] in connection with the Development of a Unilateral Product will be treated as if such [*] in connection with a Development Plan.

     3.7 Shared Expenses.

          3.7.1 Except as otherwise provided in Sections 3.3.2 and 3.6.5, the Parties will share Development Expenses (“Shared Expenses”) as follows:

               (a) any Development Expenses incurred by either Party that, as determined by the JDC, have worldwide application to the Development or Commercialization of the Collaboration Products will be borne [*] by Shire and [*] by New River, regardless of whether such work is conducted inside or outside of the United States; and

               (b) any Development Expenses incurred by either Party for the Development of Collaboration Products to be Commercialized in the US Territory and which do not have worldwide application, will be borne [*] by Shire and [*] by New River.

          3.7.2 Quarterly Reconciliation of Development Expenses.

               (a) Each Party shall calculate and maintain records of Shared Expenses incurred by it in accordance with procedures to be agreed upon between the Parties.

               (b) Within five (5) Business Days following the end of each calendar quarter, Shire shall submit to New River a written report setting forth in reasonable detail, separately with respect to each Collaboration Product, the Shared Expenses it has incurred in such calendar quarter.

               (c) Within five (5) Business Days following the end of each calendar quarter, New River shall submit to Shire a written report setting forth in reasonable detail, separately with respect to each Collaboration Product, the Shared Expenses it has incurred in such calendar quarter.

               (d) Within twenty-five (25) days following the end of each calendar quarter, Shire shall submit to New River a written report setting forth in reasonable detail the calculation of all Shared Expenses for each Collaboration Product, and the calculation of any net amount owed by New River to Shire or by Shire to New River, as the case may be, in order to ensure the appropriate sharing of Shared Expenses in accordance with the provisions of Section 3.7. The net amount payable shall be paid by Shire or New River, as the case may be, within thirty five (35) days following the end of each calendar quarter; provided, that, in the event of a dispute, the disputing Party shall pay the amount not in dispute and provide written notice within five (5) Business Days after receipt of the written report in question to the other, specifying such dispute and explaining the basis of the dispute. New River and Shire shall promptly thereafter meet and negotiate in good faith a resolution to such dispute. If such dispute is not resolved within forty-five (45) days after delivery of a notice of dispute with respect thereto to the other Party, the disputing Party may audit the other Party pursuant to the provisions of Section 8.6.2.

     3.8 Use of Third Parties. Either Party may retain Third Parties to perform Development activities, subject to the terms provided in this Section 3.8 and Section 9.3; provided that prior to either Party subcontracting any Development for the US Territory it shall receive the prior written approval of the other Party, such approval not to be unreasonably withheld, conditioned, or delayed. Each Party shall remain liable for the performance of its obligations hereunder which it delegates to such Third Parties. Shire acknowledges and agrees that New River is currently subcontracting or intends to subcontract certain of the Development in the US Territory to those subcontractors for the designated activities set forth on Schedule 3.8. New River will not need the prior written approval of Shire to utilize such subcontractors on Schedule 3.8 for the indicated activities. Any Third Parties performing Development activities hereunder shall be subject to confidentiality and non-use obligations at least as stringent as those set forth in Article 10 and must comply with the terms of Article 11.

     3.9 Right to Audit. Each Party shall use Diligent Efforts to ensure that the other Party’s authorized representatives, and shall ensure that Governmental Authorities, in both cases to the extent permitted by applicable Law, may, during regular business hours, (a) examine and inspect its facilities or, subject to any Third Party confidentiality restrictions or obligations, the facilities of any subcontractor or any investigator site used by it in the performance of Development of a Collaboration Product for Commercialization in the US Territory, including those sites in the ROW Territory if the Collaboration Product Developed at such site in the ROW Territory will be Commercialized in the US Territory, and (b) subject to applicable Law and any Third Party confidentiality restrictions or obligations, inspect and copy all data, documentation and work products relating to the activities performed by it, the subcontractor or investigator site, including, without limitation, the medical records of any patient participating in any clinical study. This right to inspect and copy all data, documentation, and work products relating to a Collaboration Product for Commercialization in the US Territory, including those sites in the ROW Territory if the Collaboration Product Developed at such site in the ROW Territory will be Commercialized in the US Territory, may be exercised at any time during the term of this Agreement (subject to each Party’s record retention policies then in effect), or such longer period as shall be required by applicable Law.

     3.10 Assistance. Subject to the terms of this Article 3, each Party agrees to provide the other with all reasonable assistance and take all actions reasonably requested by the other Party that are necessary or desirable to enable the other Party to comply with any Law applicable to the Collaboration Products, including, but not limited to, meeting, reporting and other obligations to maintain and update any Regulatory Approvals for the Collaboration Products.

     3.11 Compliance with Laws. Each Party or its permitted Third Party contractors shall perform its responsibilities under this Article 3, including those set forth in a Development Plan, in accordance with all applicable Laws, including without limitation cGLPs, cGCPs and cGMPs.

ARTICLE 4
COMMERCIALIZATION OF COLLABORATION PRODUCTS

     4.1 Principles of Commercialization. Shire will be solely responsible for Commercializing Collaboration Products in the US Territory during the Term; provided, however, that, during the Co-Promotion Period, Article 5 will apply to the Parties’ Co-Promotion of the applicable Collaboration Products in the US Territory.

     4.2 Sales and Distribution of Collaboration Products to Third Parties.

          4.2.1 Terms of Sale to Third Parties. For each Collaboration Product, including all Improvements, Combination Products and Co-Promote Products, Shire shall be solely responsible for handling all returns, recalls, order processing, invoicing and collection, distribution, and inventory and receivables arising from sales to Third Parties. New River may not accept orders from a Third Party for a Collaboration Product or make sales for its own account (except to Shire) or for Shire’s account. If New River receives any order for a Collaboration Product, it shall refer such orders to Shire for acceptance or rejection. Subject to Section 4.2.2, Shire shall have the right and responsibility for establishing and modifying the terms and conditions with respect to the sale of all Collaboration Products in the US Territory, including any terms and conditions relating to or affecting the price at which the Collaboration Products will be sold, discounts available to managed care providers, any discount attributable to payments on receivables, distribution of the Collaboration Products, and credits, price adjustments, or other discounts and allowances to be granted or refused.

          4.2.2 [*]. If Shire or its Affiliates or sublicensees sell a Collaboration Product to a Third Party, [*] and at a [*] Shire or its Affiliates or sublicensees for sales of such Collaboration Product [*], then Shire [*] in respect of such sale.

     4.3 Marketing Plans and Budgets for the US Territory. Shire shall be responsible for developing a Marketing Plan for each Collaboration Product in the US Territory. Each Marketing Plan developed by Shire shall be adopted in good faith in accordance with Shire’s standard practices with the overall objective of achieving the commercial potential of such Collaboration Product. Each Marketing Plan shall be deemed Confidential Information of Shire.

          4.3.1 Preparation of Initial Marketing Plan. Commencing [*] prior to the projected First Commercial Sale of a Collaboration Product, Shire will commence preparing an initial [*] Marketing Plan for the US Territory for such Collaboration Product for review and approval by the JMC; provided, however, promptly after the Effective Date, Shire will commence preparing the initial Marketing Plan for the first Collaboration Product for ADHD. As early as necessary in each calendar year thereafter, Shire shall amend and update each Marketing Plan for the US Territory for such Collaboration Products for submission of such proposed Marketing Plan for the US Territory to the JMC no later than September 30 of such year for review and approval.

          4.3.2 Contents of Initial Marketing Plan. The initial Marketing Plan for each Collaboration Product shall set forth the strategy for the commercial launch of such Collaboration Product in the US Territory in a comprehensive plan that describes the Commercialization activities for such Collaboration Product (including advertising, education, planning, marketing, sales force training and allocation). Each initial draft Marketing Plan will contain such information as Shire believes necessary for the successful commercial launch of such Collaboration Product in the Field and in the US Territory and shall generally conform to the level of detail utilized by Shire in preparation of its own product plans.

     4.4 Regulatory Obligations During Commercialization.

          4.4.1 New River Responsibilities. Except as otherwise set forth in Sections 3.3.3(a) and 3.3.3(c), New River will maintain all regulatory filings and Regulatory Approvals in the US Territory for each Collaboration Product Developed pursuant to this Agreement, including all INDs and Drug Approval Applications. As between the Parties, New River will be solely responsible for all activities in connection with maintaining Regulatory Approvals required for the Commercialization of Collaboration Product in the US Territory, including communicating and preparing and filing all reports with the applicable Governmental Authorities, as described in further detail in and subject to Section 3.3.3.

          4.4.2 Pharmacovigilance. Shire shall be responsible for all processing of information related to any adverse events, including, without limitation, any information regarding such adverse events that is received from a Third Party, related to a Collaboration Product after the First Commercial Sale of such Product. The Party conducting any clinical studies prior to such First Commercial Sale shall be responsible for all processing of information related to any adverse events associated with such studies. New River shall be responsible for all expedited and periodic reporting of such events to the FDA, all in accordance with 21 C.F.R. Sections 312.32 and 314.80. As soon as reasonably practicable following the date of this Agreement, the pharmacovigilance departments of each of New River and Shire shall meet and determine the approach to be taken for the collection, review, assessment, tracking and filing of information related to adverse events associated with the Products, consistent with the provisions of this Section 4.4.2. Such approach shall be documented in a separate and appropriate written pharmacovigilance agreement between each of New River and Shire. Shire agrees to share relevant information it receives (either directly or indirectly) with New River in a timely manner so as to allow New River to comply with its responsibility to report pharmacovigilance information under this Section 4.4.2.

     4.5 Diligence in Commercialization.

          4.5.1 Diligence. Shire will use Diligent Efforts in the US Territory to launch a Collaboration Product after receiving all Regulatory Approvals for such Collaboration Product, and thereafter will use Diligent Efforts to Commercialize the Collaboration Product in the US Territory. With respect to the US Territory, Shire, and if applicable New River, will use Diligent Efforts to perform all activities set forth in the applicable Marketing Plan.

          4.5.2 Details. Without limiting the generality of the foregoing, with respect to the first Collaboration Product Commercialized hereunder in the US Territory for ADHD, Shire will provide: (a) for a sales force of at least [*] Sales Representatives to promote such Collaboration Product [*] in the US Territory during the [*] following First Commercial Sale of such Collaboration Product in the US Territory; (b) for a sales force of at least [*] Sales Representatives to promote such Collaboration Product [*] in the US Territory during the next [*]; and (c) a sales force consistent with the then-applicable Marketing Plan thereafter. For the avoidance of doubt, if New River exercises its Co-Promotion Option, any Sales Representatives provided by New River to Co-Promote such Collaboration Product shall count towards the amounts set forth in this Section 4.5.2.

          4.5.3 [*]. If a Collaboration Product for ADHD is, or is [*] to, the [*] product approved for ADHD and [*] that such Collaboration Product either (a) [*] products for ADHD, or (b) [*], then Shire will ensure that such Collaboration Product for ADHD is [*] of Shire in the US Territory that [*] formulated for [*]. If a Collaboration Product for ADHD does not originally [*] but the Parties are later able to [*], the provisions of this Section 4.5.3 shall be applicable.

     4.6 Cost of Commercialization. In the US Territory, (a) each Party shall bear its own costs in connection with the Commercialization of Collaboration Products, subject to the payment provisions of Article 6 and the sharing and reconciliation provisions described in Section 7.4, and (b) [*] shall bear [*] of any Pre-Marketing Expenses incurred by the Parties, which shall be reported and reimbursed through the mechanisms set forth in Section 7.4.3.

     4.7 Use of Third Parties. Each Party covenants and agrees not to use any Third Parties to perform promotional activities for Collaboration Products in the US Territory without the prior written approval of the other Party, such approval not to be unreasonably withheld, conditioned, or delayed. If the Parties agree to engage any such Third Party sales force, such Third Party sales force will be directed, trained and controlled by Shire.

     4.8 Promotional Materials.

          4.8.1 Creation of Promotional Materials. Shire will create and develop Promotional Materials for the US Territory in accordance with an applicable Marketing Plan. To the extent that Shire describes in any item of the Promotional Materials New River’s CarrierwaveTM proprietary technology, Shire shall include in such Promotional Materials the New River trademark for such technology. New River hereby grants Shire a royalty-free license for such purpose. To the extent Shire shall include such description and trademark in the Promotional Materials, Shire shall comply with New River’s then-current guidelines for trademark usage, a copy of which shall be provided to Shire from time to time. Shire shall provide samples of Promotional Materials for use in the US Territory to the JMC for review, prior to distributing such Promotional Materials for use by the Parties’ Sales Representatives in the US Territory.

          4.8.2 Shire Ownership of Promotional Materials. Shire shall own all right, title and interest in and to any Promotional Materials relating to the Collaboration Products, including without limitation applicable copyrights and trademarks, but excluding trademarks owned by New River in accordance with Section 11.9, and New River hereby assigns all its right, title and interest to such Promotional Materials to Shire and agrees to execute all documents and take all actions as are reasonably requested by Shire to vest title to such Promotional Materials in Shire.

          4.8.3 Use of Promotional Materials Exclusively for Collaboration Products. The Promotional Materials, and any aspects of those uniquely tied to the Collaboration Products, shall be used exclusively in connection with the Collaboration Products in accordance with the terms of this Agreement.

          4.8.4 Retention of Rights. Shire and New River, or their respective Affiliates, shall retain, throughout the Term and following termination, all rights, including without limitation all copyrights and trademarks, to all of their respective programs and materials in all formats (print, video, audio, digital, computer, etc.) regarding sales training, patient education and disease management programs owned by them as of the Effective Date or developed by them during the Term but outside of this Agreement, regardless of the fact that such programs or materials are shared with the other Party, as well as any modifications of such programs or materials that they may develop in the future which are not specific to a Collaboration Product. In accordance with Section 4.8.2, Shire shall own any such modifications specific to a Collaboration Product.

     4.9 Provisions Applicable to Sales Representatives. In the US Territory, Shire agrees with respect to itself and its Affiliates and their respective Sales Representatives, and if

New River exercises its Co-Promotion Right, New River agrees with respect to itself and its Affiliates and their respective Sales Representatives, that:

          4.9.1 No Changes to the Promotional Materials. Each Party will instruct its Sales Representatives to use, and will monitor its Sales Representatives to ensure that such Sales Representatives use, only Promotional Materials, Samples, and literature approved for use by Shire for the promotion of the Collaboration Product. Neither Party will misbrand, change, alter or adulterate any Promotional Material or Samples supplied to it for distribution or use by such Party or its Sales Representatives.

          4.9.2 Monitoring of Sales Representatives. Each Party will instruct its Sales Representatives to do the following, and will monitor its Sales Representatives so that such personnel do, the following: (a) limit claims of efficacy and safety for the Collaboration Product to those that are consistent with approved promotional claims in, and not add, delete or modify claims of efficacy and safety in the promotion of the Collaboration Product in any respect from those claims of efficacy and safety that are contained in, the Marketing Plan for such Collaboration Product, with applicable Law, and with product labeling for the Collaboration Product as approved by the FDA; (b) not make any changes in Promotional Materials provided by Shire; (c) use Promotional Materials and Samples in a manner that is consistent with the Marketing Plan, with applicable Law, and with the product labeling for the Collaboration Product as approved by the FDA; and (d) promote the Collaboration Product in adherence in all material respects with applicable Laws, as well as the [*], the [*], the [*] for the [*] and any other [*] generally applicable to such Sales Representative.

          4.9.3 PDM Act and Controlled Substances Act. Each Party shall use Samples in the US Territory strictly in accordance with the then-current applicable Marketing Plan and shall distribute Samples in full compliance with all applicable Laws, including the requirements of the PDM Act and the Controlled Substances Act. Specifically, each Party shall establish, maintain and adhere to written procedures to assure that such Party and its Sales Representatives comply with all requirements of the PDM Act and the Controlled Substances Act, as applicable. Such procedures shall include a requirement that each Party notify the other Party immediately upon learning that any Samples shipped by such Party have been lost or have not been received as scheduled. Each Party will maintain records as required by the PDM Act and all other Laws and shall allow representatives of the other Party to inspect such records on request. Upon reasonable advance notice to a Party, the other Party shall be entitled to conduct an inspection and audit of such Party’s Sample distribution practices by its Sales Representatives in the US Territory and any facilities where Samples are stored by such Party. Such inspection and audit shall be made in accordance with the applicable provisions of the PDM Act and with the provisions of this Agreement. The costs and expenses of conducting such audit shall be deemed a Marketing Expense.

          4.9.4 Equal Opportunity Employer. Unless exempted from such compliance, each Party will comply with all applicable Laws in the hiring, employment, and discharge of all Sales Representatives. Each Party represents that such Party is an Equal Opportunity Employer and does not discriminate against any person because of race, color, creed, age, sex, sexual preference, marital status, or national origin.

          4.9.5 Compliance. Each Party will ensure that its Sales Representatives are informed of all applicable obligations and policies relating to the performance of this Agreement and are bound to comply with same.

          4.9.6 Insurance. Each Party acknowledges and agrees that the other Party does not and will not maintain or procure any worker’s compensation, healthcare, or other insurance for or on behalf of the other Party’s Sales Representative, all of which shall be such Party’s sole responsibility.

          4.9.7 No Participation in Benefit Plans. Each Party acknowledges and agrees that all Sales Representatives of such Party are not, and are not intended to be or be treated as, employees of the other Party or any of its Affiliates, and that such individuals are not, and are not intended to be, eligible to participate in any benefits programs or in any “employee benefit plans” (as such term is defined in section 3(3) of ERISA) that are sponsored by the other Party or any of its Affiliates or that are offered from time to time by the other Party or its Affiliates to their own employees (the “Benefit Plans”). All matters of compensation, benefits and other terms of employment for any such Sales Representatives shall be solely a matter between a Party and such individual. A Party shall not be responsible to the other Party, or to its Sales Representatives for any compensation, expense reimbursements or benefits (including, without limitation, vacation and holiday remuneration, healthcare coverage or insurance, life insurance, severance or termination of employment benefits, pension or profit-sharing benefits and disability benefits), payroll-related taxes or withholdings, or any governmental charges or benefits (including without limitation unemployment and disability insurance contributions or benefits and workmen’ compensation contributions or benefits) that may be imposed upon or be related to the performance by such Party and such individuals of this Agreement, all of which shall be the sole responsibility of such Party, even if it is subsequently determined by any court or governmental agency that any such individual may be a common law employee of the other Party or any of its Affiliates or is otherwise entitled to such payments and benefits.

          4.9.8 Responsibility for Acts and Omissions of its Personnel. Each Party shall be solely responsible for its acts and omissions and for those acts or omissions of its Sales Representatives while performing any of the services to be provided under this Agreement. Each Party shall be solely responsible and liable for all probationary and termination actions taken by it, as well as for the formulation, content and dissemination (including content) of all employment policies and rules (including written probationary and termination policies) applicable to its employees and contractors.

          4.9.9 Indemnification for Employee Reclassification. Each Party will indemnify, defend, and hold harmless the other Party and its Affiliates, and its and their directors, employees and agents from and against any damages, liability, loss and costs that may be paid or payable by any such Person resulting from or in connection with any claim or other cause of action asserted by any Sales Representative of the other Party or any Third Party (including without limitation federal, state or local governmental authorities) arising out of the execution and/or performance of this Agreement that is based on or with respect to:

               (a) costs, damages and losses that a Party or its Affiliates may incur resulting from any claims for benefits that any Sales Representative of the other Party may make under or with respect to any Benefit Plan;

               (b) any payment or obligation to make a payment to any Sales Representative of the other Party relating in any way to any compensation, benefits of any type under any employee benefit plan (as such term is defined in Section 3(3) of ERISA) and corresponding employee benefits plans under any other country’s laws, and any other bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance, termination benefits, and other similar fringe or employee benefit plans, programs or arrangements that may be sponsored at any time by Shire or any of its Affiliates or by New River or any of its Affiliates, even if it is subsequently determined by any court or governmental agency that any such Sales Representative may be a common law employee of the other Party or any of its Affiliates or entitled to same;

               (c) the payment or withholding of any contributions, payroll taxes, or any other payroll-related item by or on behalf of a Party or any of its Sales Representative with respect to which such Party or any such individuals may be responsible hereunder or pursuant to applicable law to pay, make, collect, withhold or contribute, even if it is subsequently determined by any court or any governmental agency that any such Sales Representative may be a common law employee of such Party or any of its Affiliates or otherwise entitled to such benefits; and

               (d) failure of a Party to withhold or pay required taxes or failure to file required forms with regard to compensation paid to a Party by the other Party and compensation and benefits paid or extended by a Party to any of its Sales Representatives.

     4.10 Reporting. Until the expiration of the later of (y) the period during which Section 4.5.2 applies or (z) the Co-Promotion Period (for so long as New River is Co-Promoting a Collaboration Product), Shire shall provide New River, within thirty (30) days following the end of each calendar quarter, a report setting forth the total number of Details and Primary Position Details, by decile and target physician, actually performed by the Shire Sales Representatives for such calendar quarter, or in such other form as Shire may regularly prepare for its own internal purposes, redacted for confidential information not related to Collaboration Product.

     4.11 Compliance with Laws. Each Party or its permitted Third Party contractors shall perform its responsibilities under this Article 4, including those set forth in a Marketing Plan, in accordance with all applicable Laws.

ARTICLE 5
CO-PROMOTION OF COLLABORATION PRODUCTS

     5.1 Option. New River will have the right (the “Co-Promotion Option”) to elect from time to time to provide Details for each Collaboration Product in the US Territory up to twenty-five percent (25%) of total Details for such Collaboration Product pursuant to the provisions of this Article 5. In addition to the then-current Marketing Plan, if prior to exercising the Co-Promotion Option, New River reasonably requests additional information Controlled by

Shire relating to the Collaboration Product in order to evaluate the exercise of its Co-Promotion Option, Shire shall promptly provide such information to New River for such purpose. If New River exercises its Co-Promotion Option, it will not be entitled to [*] without the prior written approval of Shire.

     5.2 Exercise of Option. New River shall provide to Shire at least [*] written notice of the first exercise of its Co-Promotion Option prior to the commencement date of such Co-Promotion. If New River terminates its Co-Promotion with respect to a Collaboration Product in the US Territory, New River shall provide Shire at least [*] written notice of any subsequent exercise of its Co-Promotion Option prior to the commencement date of such Co-Promotion. In each exercise of its Co-Promotion Option, New River will specify the date upon which it will commence Co-Promotion, the percentage of Details that New River intends to provide (up to twenty-five percent (25%) of the total Details for such Collaboration Product) and will commit to Co-Promote a Collaboration Product for at least [*]. New River may adjust the level of its Detail commitment on an annual basis with at least [*] notice, but no such adjustment shall change its Detail commitment by more than [*] of the total Details for such Collaboration Product, and in no event may New River commit to providing more than twenty-five percent (25%) of the total Details for such Collaboration Product.

     5.3 Co-Promotion Period. The “Co-Promotion Period” for each Collaboration Product will commence upon the date specified in New River’s exercise of the Co-Promotion Option and will expire upon the earlier of: (a) termination of the Parties’ Commercialization of the applicable Collaboration Product in the US Territory; and (b) [*] following the date that New River provides written notice to Shire terminating New River’s Co-Promotion activities hereunder.

     5.4 Amendment of Marketing Plan to Include Co-Promotion Activities. The Parties’ Co-Promotion activities for any Collaboration Product in the US Territory shall be governed by a Marketing Plan. After New River gives notice of its intention to exercise a Co-Promotion Option with respect to a Collaboration Product, Shire shall amend the applicable Marketing Plan to set forth the Co-Promotion activities of the Parties for such Collaboration Product in a manner consistent with the terms of this Agreement. Each Marketing Plan for a Co-Promote Product shall set forth the compensation/incentive plans, targeting an allocation between the Parties of the Co-Promotion activities for the Collaboration Product in the US Territory, using reasonable and good faith efforts to allocate the Co-Promotion activities in a manner to give effect to the sales and marketing strategy described in the applicable Marketing Plan and in the best interests of such Collaboration Product. If at the time of exercise of its Co-Promotion Option, New River commits to Co-Promote a Collaboration Product for at least [*] at a fixed level of Detail commitment, then, except with the consent of New River, the applicable Marketing Plan will allocate between the Parties, on a reasonable pro rata basis, the opportunity to promote such Collaboration Product to high prescribing physicians and in centers of excellence. Each Marketing Plan for a Co-Promote Product shall be approved by the JMC in accordance with the terms of Article 2, and each such plan may be amended in a manner consistent with this Agreement.

     5.5 Scope. The Co-Promotion by New River of any Collaboration Products under this Agreement shall be subject to the terms and conditions set forth in this Article 5. For purposes of this Article 5, a Collaboration Product subject to Co-Promotion under this Agreement shall be referred to as a “Co-Promote Product”.

     5.6 Advertising and Promotional Materials.

          5.6.1 Inclusion in Marketing Plan. Shire will describe in the applicable Marketing Plan for a Co-Promote Product how and the manner in which the Parties will be presented and described to the medical community in any Promotional Materials or other materials related to the Co-Promote Product and the placement of the names and logos of the Parties, in each case as permitted by applicable Law and with the labeling for the Co-Promote Product approved by the FDA. The Marketing Plan for a Co-Promote Product shall also set forth a delivery schedule for Promotional Materials to be provided by Shire to New River.

          5.6.2 Shire Approval. All written, electronic and visual communications, including all Promotional Materials, provided by a Party to its Sales Representatives Detailing the Co-Promote Product for use by such personnel regarding the Co-Promote Product positioning, selling messages or product strategy will be subject to prior review and approval by Shire; provided, that a communication, once approved, need not be re-submitted for approval again prior to its re-use unless the Co-Promote Product labeling applicable to such communication has been changed in any way since such prior approval date; provided that it is understood that Shire shall have the right to withdraw any such communication even after approval.

     5.7 Shipment, Storage and Allocation of Samples. If set forth in the applicable Marketing Plan for a Co-Promote Product, Shire shall ship reasonable requirements of Samples for the US Territory to New River’s distribution facility in a timely manner in accordance with the schedule for distribution as outlined in such Marketing Plan. New River shall be responsible for supplying its Sales Representatives in the US Territory with Samples from New River’s distribution facility.

5.8 Training.

          5.8.1 Shire Control. The direction and training of any Sales Representatives of New River for a Co-Promote Product shall be under the control of Shire.

          5.8.2 Timing; Expenses. Shire shall provide sales training on the Collaboration Products for the New River Sales Representatives who will be performing Sales Calls for a Co-Promote Product similar to the training on such Co-Promote Product Shire provides to its own Sales Representatives who perform Sales Calls on such Co-Promote Product. Shire shall provide such training at a time that is mutually acceptable to the Parties and reasonably prior to the commencement of Co-Promotion activities by the applicable New River Sales Representative. Such training shall be deemed a Pre-Marketing Expense or Marketing Expense, as applicable. Notwithstanding anything to the contrary in this Agreement, New River shall pay all travel and housing costs for its Sales Representatives to attend such training and shall reimburse Shire for the training materials provided to New River’s Sales Representatives. Such costs incurred by New River pursuant the preceding sentence of this Section 5.8.2 shall not be considered or included in Allowable Expenses or Pre-Marketing Expenses.

          5.8.3 Continuing Education. Shire shall provide continuing education regarding each Co-Promote Product for Sales Representatives of New River on the same schedule as it provides continuing education for its own Sales Representatives for such Co-Promote Product.

          5.8.4 Qualifications. All New River Sales Representatives who will be performing Sales Calls for a Co-Promote Product shall be required to have similar educational qualifications as Shire requires for its own Sales Representatives promoting such Co-Promote Product, and Shire shall provide New River with a copy of such educational qualifications in writing. Additionally, all New River Sales Representatives prior to being assigned to Co-Promotion by New River shall have had relevant experience applicable to the promoting and detailing of pharmaceutical products and shall have received appropriate training on proper marketing and sales techniques to be used in promoting pharmaceutical products in accordance with all applicable Laws. The New River Sales Representatives shall be subject to a reasonable proficiency examination relevant to the Co-Promote Product and will require an acceptable testing performance or score, in the same manner as Shire Sales Representatives. Shire will have an opportunity to interview all such proposed hires and to provide feedback to New River, which New River will consider in good faith.

     5.9 Provisions Applicable to All New River Sales Representatives. The following shall apply to all New River Sales Representatives used by New River in connection with the performance of its Co-Promotion activities:

          5.9.1 Coordination of New River Sales Representative Activity. All New River Sales Representatives who will be performing Details shall be assigned their responsibilities, activities, Sales Calls territory and Detail requirements by Shire in accordance with the applicable Marketing Plan. All New River Sales Representatives shall keep Shire fully informed of their activities and shall provide Shire, within thirty (30) days following the end of each calendar quarter, a report setting forth the total number of Details and Primary Position Details, by decile and target physician, actually performed by such New River Sales Representative for such calendar quarter, redacted for confidential information not relating to Collaboration Product.

          5.9.2 Noncompliance. If Shire has a reasonable basis for believing that any New River Sales Representative may have (a) violated any applicable Law or an applicable Shire policy provided in writing to New River, or (b) failed to comply with industry standards or terms of this Agreement, Shire shall have the right to request New River immediately to address the performance of such individual, in addition to any other rights or remedies available to Shire under this Agreement, at law or in equity. New River shall evaluate and resolve such issue. New River shall keep Shire informed of the progress of, and information learned during, its evaluation, and shall provide Shire with a reasonably detailed written report summarizing any steps taken toward resolution of the matter within ten (10) Business Days after such evaluation.

ARTICLE 6
MANUFACTURE OF COLLABORATION PRODUCTS

     6.1 Manufacture and Supply.

          6.1.1 Manufacturing Process. New River will use Diligent Efforts to develop a process for the Manufacture of bulk Compound and Collaboration Products and to scale up such process to a level sufficient to Manufacture and supply in the US Territory clinical and commercial supplies of Collaboration Products. New River will undertake such development in consultation with the JSC, including preparation of filings necessary to obtain Regulatory Approval for the Manufacture of bulk Compound and Collaboration Products for the US Territory and the selection of any Third Party Manufacturer. Once such filings are made, no changes to the process for the Manufacture of Compound and Collaboration Products for the US Territory shall be made without the written consent of Shire, such consent not to be unreasonably withheld, conditioned or delayed; provided that New River will not require the prior written consent of Shire to make changes related to the process for the Manufacture of Compound and/or Collaboration Products hereunder that are required by a Governmental Authority or applicable Law. Schedule 6.1.1 sets forth: (a) a list of each Third Party Manufacturer New River is utilizing as of the Effective Date or intends to use to Manufacture Compound and/or Collaboration Product; and (b) a description of the work to be done by each such Third Party Manufacturer. New River’s retention of any Third Party Manufacturer shall be subject to the prior written approval of Shire, not to be unreasonably withheld, conditioned, or delayed; provided, however, that New River will not need the prior written approval of Shire to utilize Third Party Manufacturers listed on Schedule 6.1.1 for the indicated Manufacturing activities.

      Notwithstanding anything to the contrary in Section 3.7, all costs related to the foregoing activities set forth in this Section 6.1.1 shall to the extent related to the first Collaboration Products for ADHD [*], be borne solely by [*] pursuant to Section 3.3.2. In all other cases, all costs related to the foregoing activities set forth in this Section 6.1.1 shall be deemed Shared Expenses.

          6.1.2 Development Supply. New River will Manufacture, or arrange for a Third Party Manufacturer to Manufacture, Compound and Collaboration Products in bulk and finished form for Development activities to be performed by a Party under Section 3.3 of this Agreement for the US Territory. Prior to receipt of Regulatory Approval for the first Collaboration Products for ADHD [*] in the US Territory, the costs of manufacturing quantities of such Collaboration Products (other than for the build-up of Commercial supply) in the US Territory shall be borne solely by [*]. Prior to receipt of Regulatory Approval of a Collaboration Product other than the first Collaboration Products for ADHD [*] in the US Territory, the costs of manufacturing quantities of such Collaboration Product (other than for the build-up of Commercial supply) in the US Territory shall be treated as Development Expenses and the applicable Development Plan shall designate which such costs, if any, shall be treated as Shared Expenses under Section 3.6.1.

          6.1.3 Commercial Supply by New River. Subject to Sections 2.4.2 and 6.3, New River will Manufacture, or arrange for a Third Party Manufacturer to Manufacture, finished Collaboration Products for sales for all indications in the US Territory. Any such supply will be provided by New River to Shire at [*] (as determined pursuant to Exhibit A). For the avoidance of doubt, the [*] used in calculating Allowable Expenses will be [*] for such finished Collaboration Product, as determined in accordance with Exhibit A, not [*].

     6.2 Specifications and Terms of Supply; Multiple Sources. New River, in consultation with the JSC, shall establish the specifications, including any necessary documentation, certificates of analysis and test results, for the bulk Compound and bulk and finished Collaboration Products to be Manufactured under this Article 6, in each case subject to the prior written approval of Shire, such approval not be unreasonably withheld, conditioned or delayed. The Parties shall endeavor to maintain compatible specifications for bulk Compound on a worldwide basis, and to minimize the number of distinct specifications in different countries. New River shall establish at least [*] sources of supply for each of Compound and Collaboration Product to be Manufactured under this Article 6.

     6.3 Manufacture by Shire; Commercial Supply by Shire. Shire will have the right to act as, or to appoint a Third Party to act as, a second source for Collaboration Products under terms and conditions to be established by the Parties and subject to reasonable commercial qualification by New River and applicable regulatory requirements. In connection with such right, and based on the specifications provided by New River under Section 6.2, Shire will prepare all specifications required for any facility at which Shire intends to Manufacture, or have Manufactured, Collaboration Products, including cGMP qualification guidelines, and any QA approved procedures to be followed during the qualification of such facility, all consistent with the specifications and procedures approved in any existing Regulatory Approval, in each case at Shire’s sole expense. Following validation of such facility, the JSC will task Shire with the production of quantities of Collaboration Products at least sufficient for Shire to maintain such validation as a second source and such quantities shall be available for distribution by Shire. For purposes of determining the Allowable Expenses for sales of Collaboration Products to Third Parties, the [*] on such sales shall be equal to [*] for the quantity of such Collaboration Products actually sold, as determined in accordance with Exhibit A. In the event that [*] any agreement with a Third Party Manufacturer for the Manufacture of Compound or otherwise [*] such that there is a reasonable likelihood of insufficient quantities of Compound to satisfy the need thereof for the Manufacture of Collaboration Products, then Shire shall be entitled, but not be required, to assume in whole or in part New River’s rights and related obligations under such agreement (to the extent permissible thereunder) or otherwise direct the exercise of rights and performance of obligations by New River under such agreement, including the establishment of additional Third Party Manufacturers or Manufacture by Shire, in each case upon the mutual agreement of the Parties, such agreement not to be unreasonably withheld, delayed or conditioned. In such event the Parties shall meet and confer to devise the most effective supply plan for the bulk Compound and/or Collaboration Products and to consider amendments to this or other agreements, as necessary.

     6.4 Supply Terms. The Parties, in consultation with the JSC, will establish the terms and conditions applicable to the supply of Compound and Collaboration Products by New River to Shire under this Article 6, and enter into an appropriate supply agreement with respect thereto containing terms and conditions consistent with the terms of this Agreement, including without limitation, this Article 6 and at a minimum those terms and conditions as set forth on Exhibit D, to the extent New River is able to obtain such terms from Third Party Manufacturers having used Diligent Efforts to do so.

ARTICLE 7
FINANCIAL TERMS

     7.1 Licensing Fee. As partial payment for the rights and licenses granted by New River pursuant to this Agreement, Shire shall pay to New River a license fee equal to $48,800,000 within ten (10) Business Days after the Effective Date. This fee shall be non-creditable and non-refundable against any future obligations of Shire under this Agreement, subject to Section 7.3 and Section 13.6.

     7.2 Milestone Payments. Shire shall make the following milestone payments, which shall be non-creditable and non-refundable, subject to Section 7.3 and Section 13.6, to New River within ten (10) Business Days after the achievement of each of the following milestones (or, in the event that any such milestone is achieved by New River, after New River shall have given Shire written notice that such milestone has been achieved):

MILESTONE EVENT	MILESTONE PAYMENT
(a) Upon FDA acceptance of the first, and only the first, Drug Approval Application for Collaboration Product forADHD in the Field in the US Territory, as evidenced by [*].	$50,000,000
(b) Upon [*] of the first Collaboration Product for ADHD in the Field in the US Territory [*], as follows:
[*]	[*]
[*]	[*]
[*] [*]	[*]
(c) At the end of the first, and only the first, calendar year during which the cumulative worldwide Net Sales of allCollaboration Products during such calendar year exceed [*]	$100,000,000

No milestone is to be paid more than once irrespective of the number of Collaboration Products Developed, Manufactured or Commercialized under this Agreement.

     7.3 Refunds by New River. New River shall make the following refunds to Shire within thirty (30) days after each of the following dates if New River has not received Regulatory Approval in the US Territory for a Collaboration Product for an ADHD indication on or before such date: (a) $[*] on [*], (b) $[*] on [*], and (c) $[*] on [*]. The total refund amount by New River under this Section 7.3 shall not exceed $[*].

     7.4 Sharing of US Product Profit.

          7.4.1 US Collaboration Product for ADHD. New River and Shire or, if Shire so nominates, its Affiliate in the US Territory shall share US Product Profit for the first Collaboration Product approved in the US Territory for ADHD as set forth in this Section 7.4.

               (a) If such Collaboration Product has [*], then (i) during the period beginning with the First Commercial Sale and ending on the last day of the month that is twenty-four (24) months following the month in which the First Commercial Sale of such Collaboration Product occurs, the US Product Profit for such Collaboration Product will be allocated seventy-five percent (75%) to Shire and twenty-five percent (25%) to New River, and (ii) after such twenty-four (24) month period, the US Product Profit for such Collaboration Product will be allocated fifty percent (50%) to Shire and fifty percent (50%) to New River.

               (b) If such Collaboration Product has [*], then the US Product Profit for such Collaboration Product will be allocated between the Parties based on the formula set forth on Exhibit B.

               (c) If such Collaboration Product initially [*], then, effective as of the first day of the first calendar month following such [*], on a prospective basis only, the allocation of US Product Profit for such Collaboration Product will be as set forth in Section 7.4.1(a) .

               (d) If such Collaboration Product initially [*], then New River shall use Diligent Efforts to [*]. Shire shall provide such assistance as may be reasonably requested by New River in connection with seeking [*], at no cost to New River. Any Development Expenses incurred in seeking [*] shall be the sole responsibility of New River.

               (e) In the event of a change in the regulatory scheme [*] under the [*], the terms of this Section 7.4 (as well as any other terms of this Agreement relating to [*]) will be interpreted in the manner that conforms most closely to the [*] existing as of the Effective Date. In any event, if such regulatory change results in a Collaboration Product [*] under such [*], then, for purposes of this Agreement, New River will have been deemed to have [*].

          7.4.2 Other Collaboration Products in the US Territory. Except as set forth in Section 7.4.1, New River and Shire or, if Shire so nominates, its Affiliate in the US Territory shall share [*] in the US Product Profit for each Collaboration Product, irrespective of the [*] by such Collaboration Product.

          7.4.3 Reporting and Payment.

               (a) Within five (5) Business Days after the end of each calendar quarter, New River shall report to Shire New River’s individual Allowable Expense items (with appropriate supporting information) involved in the computation of US Product Profit and accrued during such quarter, as well as any Pre-Marketing Expenses, incurred and accrued during such quarter with respect to each such Collaboration Product (the “New River Report”).

               (b) Within five (5) Business Days after the end of each calendar quarter, Shire shall report to New River Net Sales and Shire’s individual Allowable Expense items (with appropriate supporting information) involved in the computation of US Product Profit and accrued during such quarter, as well as any Pre-Marketing Expenses, incurred and accrued during such quarter with respect to each such Collaboration Product (the “Shire Report”).

               (c) The New River Reports and the Shire Reports will be in such form as the Parties may reasonably agree from time to time. The Parties shall determine and report Marketing Expenses for their respective full-time equivalent sales force personnel using the same mutually acceptable mechanism.

               (d) Within twenty-five (25) days after the end of each calendar quarter, Shire shall provide for each Collaboration Product one consolidated Financial Statement for the US Territory to the JMC. Within ten (10) days after receipt of the Financial Statement, the JMC shall direct the remittance between the Parties of an amount to effectuate the sharing of the US Product Profit (including the reimbursement of Allowable Expenses and Phase IV and Related Expenses) in accordance with Sections 7.4.1 and 7.4.2, and Pre-Marketing Expenses in accordance with Section 4.6 for all Collaboration Products. Any such payment shall be made, in any event, within ten (10) days of the date that the JMC directs the remittance.

          7.4.4 Term. The Parties shall share US Product Profit hereunder with respect to each Collaboration Product in the US Territory until each such Collaboration Product is permanently withdrawn from and is no longer being sold anywhere in the US Territory.

ARTICLE 8
PAYMENT TERMS

     8.1 Payment Method. All amounts due to either Party hereunder will be paid in United States Dollars by wire transfer in immediately available funds to an account designated by such Party. Any payments or portions thereof due hereunder that are not paid by the date such payments are due under this Agreement will bear simple interest at the lower of (a) [*] the US Prime Rate, as reported in the Wall Street Journal, Eastern Edition, on the due date (or, if the due date is not a business day, on the last business day prior to such due date), or (b) the maximum rate permitted by applicable Law, calculated on the number of days such payment is delinquent; provided that such interest shall not be due to the extent that a payment is inadvertently paid late (e.g., if such late payment is accompanied by reasonable evidence that the payor was not aware of the due date of the payment or reasonable explanation that such payment due date was unintentionally missed) and if the payor acts in good faith in making payment as soon as it discovers that a required payment has not been made.

     8.2 Payment Schedules; Reports. The payments due pursuant to Sections 3.7.2, 7.1, 7.2, 7.3, 7.4 and 11.3.5 are due and payable on the dates described therein. The Parties acknowledge that any expenses or costs reported or shared in any way under this Agreement may be based upon estimates, which estimates will be GAAP-compliant; provided that when the actual results become known relative to any estimated amount, any difference between the actual results and the estimate is reported and the next payment due hereunder related to such estimated item is appropriately adjusted for such difference. The Parties acknowledge and agree that any reports and payments relating to any cost, expense, or other financial amount shared pursuant to this Agreement for the fourth quarter of any calendar year shall reflect year-end reconciliations and adjustments, if any, applicable to the previous three quarters’ reported results.

     8.3 Currency Conversion. For any currency conversion required in determining the amount of US Product Profits due hereunder, such conversion will be made at the exchange rate used by Shire, consistent with its general internal corporate policies as they relate to its income statement, for its own consolidation purposes for the translation of such currency into United States Dollars for any US Product Profit payments due pursuant to this Agreement. Such policies will be made available to New River upon request and will be consistent with customary industry practices.

     8.4 Legal Restrictions. If at any time legal restrictions prevent the remittance by Shire of all or any part of US Product Profits, Shire will have the right and option to make such payment by depositing the amount thereof in local currency to an account in the name of New River in a bank or other depository in such country. Shire will consult with New River regarding, and promptly notify New River of, any and all such arrangements.

     8.5 Taxes.

          8.5.1 Withholding Taxes. New River will be responsible for any and all income or other taxes owed by New River and required by applicable Law to be withheld or deducted from any of the payments made by or on behalf of Shire to New River hereunder (“Withholding Taxes”), and Shire may deduct from any amounts that Shire is required to pay hereunder an amount equal to such Withholding Taxes. Shire will provide New River with reasonable advance notice of tax withholding obligations to which it reasonably believes that it is subject. New River will provide Shire any information available to New River that is necessary to determine the Withholding Taxes. Such Withholding Taxes will be paid to the proper taxing authority for New River’s account and evidence of such payment will be secured and sent to New River within one (1) month of such payment. The Parties will do all such lawful acts and things and sign all such lawful deeds and documents as either Party may reasonably request from the other Party to enable New River and Shire or its Affiliates or sublicensees to take advantage of any applicable legal provision or any treaty provisions with the object of paying the sums due to New River hereunder with the lowest legal amount of Withholding Taxes.

          8.5.2 Additional Withholding Taxes. If, as a result of any change in the corporate status or location of Shire, or the permitted assignment of this Agreement by Shire, additional Withholding Taxes become due on payments from Shire or its permitted assignee to New River that would not have been due absent such change in corporate status or location or permitted assignment, and New River is not able to claim a credit or reimbursement for such tax, in whole or in part, then Shire will deduct Withholding Taxes in accordance with this Section 8.5, but will, in addition to the sums otherwise payable under this Agreement, pay to New River such further sum as will ensure that, after deduction of Withholding Taxes on all such sums, the net amount received by New River equals the amount that New River would have received had the non-creditable or non-reimbursable excess portion of such additional Withholding Taxes not been deducted. To the extent that any such amount paid by Shire to New River in accordance with this Section 8.5 is in fact subsequently able to be claimed by New

River as a credit or reimbursement for such tax otherwise deducted, then New River will repay such amount to Shire.

     8.6 Records Retention; Audit.

          8.6.1 Record Retention. Each Party will maintain complete and accurate books, records and accounts used for the determination of expenses incurred in connection with the performance of Development or Commercialization activities or otherwise relevant for the calculation of Net Sales in the US Territory and US Product Profits, in sufficient detail to confirm the accuracy of any payments required under this Agreement, which books, records and accounts will be retained by such Party for three (3) years after the end of the period to which such books, records and accounts pertain, or longer as is required by applicable Law.

          8.6.2 Audit. Each Party will have the right to have an independent certified public accounting firm of internationally recognized standing, reasonably acceptable to the other Party, to have access during normal business hours, and upon reasonable prior written notice, to such of the records of the other Party as may be reasonably necessary to verify the accuracy of any expenses shared or paid by the other Party under this Agreement or the calculation of Net Sales in the US Territory or US Product Profits for any calendar year ending not more than three (3) years prior to the date of such request; provided, however, that, no Party will have the right to conduct more than one such audit in any twelve (12) month period and that the auditing Party shall not be permitted to audit the same period of time more than once, unless evidence of fraud or gross negligence arises in a subsequent audit and the auditing Party reasonably believes that such evidence indicates the reasonable possibility of fraud or gross negligence in any such prior period. The accounting firm will disclose to the Parties only whether the various expenses subject to being shared by this Agreement, Net Sales in the US Territory or US Product Profits reported by the audited Party are correct or incorrect and the specific details concerning any discrepancies. The auditing Party will bear all costs of such audit, unless the audit reveals a discrepancy in the auditing Party’s favor of more than [*], in which case the audited Party will bear the cost of the audit. If the audited Party disputes the findings pursuant to this Section 8.6.2, the Parties shall meet and discuss such dispute. If such dispute is not resolved within forty-five (45) days, then it shall be subject to Article 16. Shire shall use Diligent Efforts to obtain from any sub-licensee audit rights at least as favorable as the audit rights set forth in this Section 8.6.2 and the right to share the results of any such audit with New River. In the event that New River reasonably believes that there is a material inaccuracy in the reporting by a sub-licensee of the Net Sales in the US Territory of such sub-licensee, then New River may direct Shire to exercise such audit rights in accordance with procedures reasonably requested by New River. New River shall succeed to the rights and obligations of Shire in respect of any costs or expenses associated with a sub-licensee audit requested by New River.

          8.6.3 Payment of Additional Amounts. If, based on the results of any audit, additional payments are owed to either Party under this Agreement, then the paying Party will make such additional payments within five (5) Business Days after the accounting firm’s written report is delivered to the Parties. The provisions of Section 8.1 shall apply to such payment.

          8.6.4 Confidentiality. Each Party will treat all information subject to review under this Section 8.6 in accordance with the provisions of Article 10. Prior to conducting any audit hereunder, the Party conducting such audit will cause its accounting firm to enter into a reasonably acceptable CONFIDENTIAL TREATMENT with the audited Party obligating such accounting firm to maintain all such financial information in confidence with standards no less stringent that the terms of this Article 10 of this Agreement.

ARTICLE 9
LICENSES

     9.1 Licenses to Shire. Subject to the terms of this Agreement, New River hereby grants to Shire an exclusive (except as to New River) license, without the right to grant sublicenses (except to Affiliates of Shire), under the Licensed Patents, the Licensed Know-How and New River’s interest in any Joint Collaboration Patents (a) to Commercialize Collaboration Products in the Field in the US Territory and (b) to Develop and use Collaboration Products for Commercialization in the US Territory.

     9.2 Licenses to New River. Subject to the terms of this Agreement, Shire hereby grants to New River an exclusive (except as to Shire), paid-up license, without the right to grant sublicenses (except to Affiliates of New River), under the Shire Patents and Shire Know-How solely to conduct Development and Commercialization of Collaboration Products in the Field for the US Territory (and to supply Shire Collaboration Products and Compound for the ROW Territory) in accordance with the terms of this Agreement and the ROW Agreement, as applicable.

     9.3 Sublicensing. Shire may grant sublicenses under Section 9.1 to [*]; provided, however, that the Development activities undertaken by any sublicensee of such rights will be subject to the oversight and authority of the JDC. The entry by Shire into a sublicense shall not relieve Shire of its obligations under this Agreement, including the obligation to report the Net Sales of such sublicensee.

     9.4 Scope of Licenses. As used in this Article 9, a license that is “exclusive except as to” the granting Party means that the Party granting the license shall not grant any other entity (other than its Affiliates) any license under such patent rights with the right to practice within the Field, but that otherwise the granting Party retains all its rights of ownership in such licensed rights, including without limitation the right to practice such patent rights, subject only to the license granted.

     9.5 No Implied Licenses. Except as expressly provided in this Agreement, neither Party grants to the other Party any right or license in any intellectual property right, whether by implication, estoppel or otherwise. No implied licenses are granted under this Agreement. Each Party hereby covenants and agrees not to use or sublicense any of its rights under the licenses set forth in this Article 9 except as expressly permitted in this Agreement.

     9.6 Exclusivity. During the Term, New River hereby covenants and agrees not to, itself or through or with any Affiliate or Third Party, (a) develop, market, promote, sell, or otherwise commercialize any pharmaceutical products containing or comprising [*] or other compound where an active moiety of such compound is [*], other than Collaboration Products, (b) or develop, market, promote, sell, or otherwise commercialize any pharmaceutical products containing [*] formulated for [*] for the treatment or prevention of ADHD, other than Collaboration Products, or (c) grant any license to a Third Party to perform any activities described in the preceding clauses (a) or (b), in each case without the express prior written approval of Shire.

     9.7 Nonassertion. New River and its Affiliates hereby covenant and agree not to, alone or in cooperation with any Third Party, [*], the manufacture, use, offer for sale, sale, distribution, import or export of which is done under and in accordance with the terms of this Agreement. This covenant will run with and attach to any and all intellectual property owned or controlled, in whole or in part, by New River and shall be binding upon any assignee of any intellectual property from New River.

     9.8 [*]. New River will be permitted to terminate this Agreement by written notice effective upon receipt if [*] (each such [*]). Shire will include provisions in all agreements granting sublicenses of Shire’s rights hereunder providing that if the sublicensee or its Affiliates undertake a [*] with respect to [*] under which the sublicensee is sublicensed, Shire will be permitted to terminate such sublicense agreement. If a sublicensee of Shire (or an Affiliate of such sublicensee) undertakes a [*] of any such [*] under which such sublicensee is sublicensed, then Shire upon receipt of notice from New River of such [*] will terminate the applicable sublicense agreement. If Shire fails to so terminate such sublicense agreement, New River may terminate Shire’s right to sublicense in the countr(ies) covered by such sublicense agreement and any sublicenses previously granted in such countr(ies) shall automatically terminate. In connection with such sublicense termination, Shire shall cooperate with New River’s reasonable requests to cause such a terminated sublicensee to discontinue activities with respect to the Collaboration Product in such countr(ies).

ARTICLE 10
CONFIDENTIALITY

     10.1 Confidential Information.

          10.1.1 Confidential Information. As used in this Agreement, the term “Confidential Information” means all secret, confidential or proprietary information or data, whether provided in written, oral, graphic, video, computer, electronic or other form, provided pursuant to this Agreement or the ROW Agreement or generated pursuant to this Agreement or the ROW Agreement by one Party or its Affiliates (the “Disclosing Party”) to the other Party or its Affiliates (the “Receiving Party”), including but not limited to, information relating to the Disclosing Party’s existing or proposed research, development efforts, patent applications, business or products, and any other materials that have not been made available by the Disclosing Party to the general public. Notwithstanding the foregoing sentence, Confidential Information shall not include any information or materials that:

               (a) were already known to the Receiving Party (other than under an obligation of confidentiality), at the time of disclosure by the Disclosing Party, to the extent such Receiving Party has documentary evidence to that effect;

               (b) were generally available to the public or otherwise part of the public domain at the time of disclosure thereof to the Receiving Party;

               (c) became generally available to the public or otherwise part of the public domain after disclosure or development thereof, as the case may be, and other than through any act or omission of a Party in breach of such Party’s confidentiality obligations under this Agreement;

               (d) were disclosed to a Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others; or

               (e) were independently discovered or developed by or on behalf of the Receiving Party without the use of the Confidential Information belonging to the other Party, to the extent such Receiving Party has documentary evidence to that effect.

          10.1.2 Confidentiality Obligations. Each of New River and Shire shall keep all Confidential Information received from the other Party with the same degree of care it maintains the confidentiality of its own Confidential Information. Neither Party shall use such Confidential Information for any purpose other than in performance of this Agreement or disclose the same to any other Person other than to such of its and its Affiliates’ directors, managers, employees, independent contractors, agents or consultants who have a need to know such Confidential Information to implement the terms of this Agreement or enforce its rights under this Agreement; provided, however, that a Receiving Party shall advise any of its and its Affiliates’ directors, managers, employees, independent contractors, agents or consultants who receives such Confidential Information of the confidential nature thereof and of the obligations contained in this Agreement relating thereto, and the Receiving Party shall ensure (including, in the case of a Third Party, by means of a written agreement with such Third Party having terms at least as protective as those contained in this Article 10) that all such directors, managers, employees, independent contractors, agents or consultants comply with such obligations as if they had been a Party hereto. Upon termination of this Agreement, the Receiving Party shall return or destroy all documents, tapes or other media containing Confidential Information of the Disclosing Party that remain in the possession of the Receiving Party or its directors, managers, employees, independent contractors, agents or consultants, except that the Receiving Party may keep one copy of the Confidential Information in the legal department files of the Receiving Party, solely for archival purposes. Such archival copy shall be deemed to be the property of the Disclosing Party, and shall continue to be subject to the provisions of this Article 10. It is understood that receipt of Confidential Information under this Agreement will not limit the Receiving Party from assigning its employees to any particular job or task in any way it may choose, subject to the terms and conditions of this Agreement.

          10.1.3 Permitted Disclosure and Use. Notwithstanding Section 10.1.2, a Party may disclose Confidential Information belonging to the other Party only to the extent such disclosure is reasonably necessary to: (a) obtain Regulatory Approval of a Collaboration Product to the extent such disclosure is made to a Governmental Authority; (b) comply with or enforce any of the provisions of this Agreement; (c) comply with Laws; or (d) comply with applicable stock exchange or Nasdaq regulation. If a Party deems it necessary to disclose Confidential Information of the other Party pursuant to this Section 10.1.3, such Party shall give reasonable advance notice of such disclosure to the other Party to permit such other Party sufficient opportunity to object to such disclosure or to take measures to ensure confidential treatment of such information. In addition, notwithstanding Section 10.1.2, the Parties shall prepare standardized responses to anticipated inquiries from the public or press, stockholders, investors and/or analysts with respect to the Compound, Collaboration Product or other activities hereunder that may be disclosed. Notwithstanding anything to the contrary in this Article 10, Shire shall not disclose to any Third Party Confidential Information of New River disclosing the Manufacture of Compound, without the prior written consent of New River, not to be unreasonably withheld, delayed or conditioned.

          10.1.4 Notification. The Receiving Party shall notify the Disclosing Party promptly upon discovery of any unauthorized use or disclosure of the Disclosing Party’s Confidential Information, and will cooperate with the Disclosing Party in any reasonably requested fashion to assist the Disclosing Party to regain possession of such Confidential Information and to prevent its further unauthorized use or disclosure.

     10.2 Publicity; Filing of this Agreement. After the execution of the January Agreement, the Parties announced the execution of the January Agreement using the form of the press release substantially in the form attached as Exhibit E (the “Joint Press Release”). Any other publication, news release or other public announcement relating to this Agreement or to the performance hereunder, shall first be reviewed and approved by both Parties; provided, however, that any disclosure which is required by Law as advised by the disclosing Party’s counsel may be made without the prior consent of the other Party. To the extent practicable, the disclosing Party shall be given at least three (3) Business Days advance notice of any such legally required disclosure, and the other Party shall provide any comments on the proposed disclosure during such period. To the extent that either Party determines that it or the other Party is required to file or register this Agreement or a notification thereof to comply with the requirements of an applicable stock exchange or Nasdaq regulation or any Governmental Authority, including without limitation the U.S. Securities and Exchange Commission, the Competition Directorate of the Commission of the European Communities or the U.S. Federal Trade Commission, such Party shall promptly inform the other Party thereof. Prior to making any such filing, registration or notification, the Parties shall agree on the provisions of this Agreement for which the Parties shall seek confidential treatment, it being understood that if one Party determines to seek confidential treatment for a provision for which the other Party does not, then the Parties will use reasonable efforts in connection with such filing to seek the confidential treatment of any such provision. The Parties shall cooperate, each at its own expense, in such filing, registration or notification, including without limitation such confidential treatment request, and shall execute all documents reasonably required in connection therewith. In furtherance of the foregoing, the Parties will agree as promptly as practicable after the Effective Date on the confidential treatment request to be filed with the U.S. Securities and Exchange Commission and the redacted form of this Agreement related thereto. In that connection, any redaction reasonably requested by either Party shall be included in such filing. The Parties will reasonably cooperate in responding promptly to any comments received from the U.S. Securities and Exchange Commission with respect to such filing in an effort to achieve confidential treatment of such redacted form; provided, however, that a Party shall be relieved of such obligation to seek confidential treatment for a provision requested by the other Party if such treatment is not achieved after the second round of responses to comments from the U.S. Securities and Exchange Commission.

     10.3 Publication. Each Party shall submit copies of each proposed academic, scientific, medical and other publication or presentation that contains or refers to the Licensed Patents, Licensed Know-How or otherwise relates to a Collaboration Product or any research or Development activities under this Agreement to the other Party at least sixty (60) days in advance of submitting such proposed publication or presentation to a publisher or other Third Party. Such other Party shall have the right to review, comment on and approve each such proposed publication or presentation for accuracy and to ascertain whether such Party’s Confidential Information is being inappropriately utilized and/or released. The non-publishing Party shall have the right to remove any of its Confidential Information prior to submission for publication or presentation. The publishing Party shall redact or otherwise modify the proposed publication or presentation to remove any such Confidential Information of the other Party. In addition, in the event that the document includes data, information or material generated by a Party’s scientists, and professional standards for authorship would be consistent with including such Party’s scientists as co-authors of the document, the names of such scientists will be included as co-authors. A Party may publicly disclose without regard to the preceding requirements of this Section 10.3 any information that was previously disclosed in a public disclosure that was in compliance with such requirements.

     10.4 Use of Names. Neither Party shall use the name of the other Party in relation to this transaction in any public announcement, press release or other public document without the written consent of such other Party, which consent shall not be unreasonably withheld or delayed; provided, however, that either Party may use the name of the other Party in any document filed with any regulatory agency or authority, including the FDA and the Securities and Exchange Commission.

     10.5 Confidentiality of this Agreement. The terms of this Agreement shall be Confidential Information of each Party and, as such, shall be subject to the provisions of this Article 10.

     10.6 Disclosures Under Existing NDA. The Parties agree and acknowledge that New River and Shire US, Inc. entered into that certain Existing NDA. For purposes of this Section 10.6, the term “Existing NDA” means that certain Non-Disclosure and CONFIDENTIAL TREATMENT, dated as of July 16, 2002, as amended by letter agreements on July 13, 2004, October 29, 2004, November 12, 2004, November 15, 2004, by and among the Parties and various other Affiliates and independent contractors of Shire. The Parties agree that “Confidential Information” (as such term is used in the Existing NDA) disclosed to Shire Affiliates under the Existing NDA prior to the Effective Date shall be deemed to have been disclosed under this Agreement and, from and after the Effective Date, shall be held in confidence by such Shire Affiliates in accordance with the terms of this Article 10. To the extent that Shire retains Prior Consultants to perform activities under this Agreement in connection with which such Prior Consultant is provided Confidential Information of New River, then such Prior Consultant shall be made subject to the provisions of this Article 10 with respect to disclosures of “Confidential Information,” as such term is used in the Existing NDA. The term “Prior Consultants” means those persons added as parties to the Existing NDA pursuant to those amendments to the Existing NDA made as of November 12, 2004 and November 15, 2004.

     10.7 Survival. The obligations and prohibitions contained in this Article 10 shall survive the expiration or termination of this Agreement for a period of ten (10) years.

ARTICLE 11
OWNERSHIP OF INTELLECTUAL PROPERTY AND PATENT RIGHTS

     11.1 Ownership.

          11.1.1 New River shall solely own, and it alone shall have the right to apply for Patents, within and outside of the United States for any New River Inventions and Shire shall solely own, and it alone shall have the right to apply for Patents, within and outside of the United States for any Shire Inventions. New River and Shire will each own an undivided one-half interest in any Joint Inventions and any Patents claiming such Joint Inventions (“Joint Collaboration Patents”), in each case without obligation to account to the other for the exploitation thereof or to seek consent of the other for the grant of any licenses thereunder, subject to the licenses and rights granted by the Parties in this Agreement. Each Party shall promptly disclose to the other Party all Inventions made by it during the Term. The determination of inventorship for Inventions shall be made in accordance with applicable Laws relating to inventorship set forth in the patent Laws of the United States (Title 35, United States Code).

          11.1.2 Each Party will require all of its and its Affiliates’ employees to assign all Inventions that are the subject of patent applications claiming Inventions that are developed, made or conceived by such employees according to the ownership principles described in this Section 11.1. Each Party will require any agents or independent contractors performing an activity pursuant to this Agreement to assign all Inventions that are the subject of patent applications claiming Inventions that are developed, made or conceived by such agents or independent contractors to New River and/or Shire according to the ownership principles described in this Section 11.1.

     11.2 Disclosures; Disputes Regarding Inventions. Each Party shall, before filing a new patent application (including without limitation provisionals and continuations-in-part, but excluding continuations, divisionals, and requests for continued examinations) claiming an Invention, promptly disclose such Invention to the other Party, including Joint Inventions, New River Inventions and Shire Inventions and shall provide the other Party with a copy of the proposed patent application at least ten (10) Business Days before filing such application or such shorter time as may be required to preserve Patent rights, including, without limitation, the avoidance of a statutory bar. If the non-filing Party believes that the filing Party’s proposed patent application discloses Confidential Information of the non-filing Party, the non-filing Party shall so notify the filing Party within such ten (10) Business Days, and the filing Party shall amend its proposed application to comply with the confidentiality provisions of this Agreement. If the Parties are in agreement as to the designation of the Invention as Joint Invention, New River Invention or Shire Invention, they can continue as set forth in Section 11.3 below. If the Parties disagree as to whether an Invention is a Joint Invention, New River Invention or Shire Invention, and are unable to reach agreement within thirty (30) days after commencing discussions, then each Party will have the right to avail itself of any legally recognizable remedy in accordance with Article 16 of this Agreement and applicable Law.

     11.3 Patent Filings.

          11.3.1 New River Responsibilities. New River shall prepare, file, prosecute and maintain Patents to cover (a) New River Inventions (the “New River Collaboration Patents”), and (b) the Licensed Patents. New River shall keep Shire informed of the status of each such Patent and shall give Shire a reasonable opportunity to provide comments to any communication from any patent office. New River shall give reasonable consideration to any suggestions or recommendations of Shire concerning the preparation, filing, prosecution and maintenance thereof, including suggestions of the JIPC pursuant to the terms set forth in Sections 2.5 and 2.7.4. Promptly after the Effective Date, New River shall provide Shire with copies of the file histories of all Licensed Patents and shall update such file histories promptly upon receipt of any additional communications from any patent offices and patent counsel or agents pertaining thereto. New River shall also provide Shire with copies of any communications from any patent offices and patent counsel or agents pertaining to any New River Collaboration Patents. New River, at Shire’s request, shall [*] in any New River Collaboration Patent, Licensed Patent or a continuation or divisional of either of the foregoing, the type of application being at New River’s discretion; provided, however, New River may refuse to [*] if New River reasonably believes, in good faith, that [*]. If the [*], New River will [*] and shall give reasonable consideration to any suggestions or recommendations of Shire concerning [*]. The Parties shall cooperate reasonably in the prosecution of all Patents under this Section 11.3.1 and shall share all material information relating thereto promptly after receipt of such information. If, during the term of this Agreement, New River intends to allow any Licensed Patent to expire or intends to otherwise abandon any Licensed Patent, New River shall notify Shire of such intention at least sixty (60) days prior to the date upon which such Licensed Patent shall expire or be abandoned, and Shire shall thereupon have the right, but not the obligation, to assume responsibility for the preparation, filing, prosecution or maintenance thereof.

          11.3.2 Shire Responsibilities. Shire shall file, prosecute and maintain Patents to cover Shire Inventions conceived pursuant to this Agreement or the ROW Agreement (the “Shire Collaboration Patents”). Shire shall keep New River informed of the status of each such Patent and shall give reasonable consideration to any suggestions or recommendations of New River concerning the preparation, filing, prosecution and maintenance thereof, including the suggestions of the JIPC pursuant to the terms set forth in Sections 2.5 and 2.7.4. The Parties shall cooperate reasonably in the prosecution of all Shire Patents under this Section 11.3.2 and shall share all material information relating thereto promptly after receipt of such information. If, during the Term, Shire intends to allow any Shire Patent to which New River has a license under this Agreement to expire or intends to otherwise abandon any Shire Patent, Shire shall notify New River of such intention at least sixty (60) days prior to the date upon which such Shire Patent shall expire or be abandoned, and New River shall thereupon have the right, but not the obligation, to assume responsibility for the preparation, filing, prosecution or maintenance thereof.

          11.3.3 Jointly Owned Patents. The responsibility for the filing, prosecution and maintenance of Joint Collaboration Patents shall be determined by the Parties, including conducting related interference and opposition proceedings relating thereto, without prejudice to ownership, on behalf of both Parties based on a good faith determination of the relative contributions of the Parties to the Invention and the relative level of interest of the Parties in the

Invention; provided, however that the Parties may also decide not to file a Joint Collaboration Patent for any such Joint Invention. At least ten (10) Business Days prior to the contemplated filing, the Party responsible for such activities for a Joint Collaboration Patent shall submit a substantially completed draft of such Joint Collaboration Patent to the other Party for its approval. Should the agreed upon Party elect not to prepare and/or file any such Joint Collaboration Patent, it shall (a) provide the other Party with written notice as soon as reasonably possible after making such election but in any event no later than twenty (20) Business Days before the other Party would be faced with a possible loss of rights, (b) give the other Party the right, at the other Party’s discretion, to prepare, file, prosecute or maintain the Joint Collaboration Patent, and (c) offer reasonable assistance in connection with such preparation, filing, prosecution or maintenance.

          11.3.4 Cooperation. The Parties agree to cooperate in the preparation, filing, prosecution and maintenance of all Patents under this Section 11.3, including obtaining and executing necessary powers of attorney and assignments by the named inventors, providing relevant technical reports to the filing Party concerning the Invention disclosed in such Patent, obtaining execution of such other documents which shall be needed in the filing and prosecution of such Patent, and, as requested, updating each other regarding the status of such Patent, and shall cooperate with the other Party so far as reasonably necessary with respect to furnishing all information and data in its possession reasonably necessary to obtain or maintain such Patents.

          11.3.5 Patent Expenses. Patent Expenses for the US Territory shall be borne [*]. Within five (5) Business Days following the end of each calendar quarter, each Party shall deliver a report outlining its Patent Expenses for such quarter. Within thirty (30) days following the end of each such quarter, the Party incurring less than [*] of such expenses during the quarter shall reimburse the other Party an amount sufficient to [*] each Party’s share of such costs.

     11.4 Third-Party Patent Rights. Except as otherwise provided in Section 12.1 below, neither Party makes any warranty with respect to the validity, perfection or dominance of any Patent or other proprietary right or with respect to the absence of rights in Third Parties which may be infringed by the Manufacture or Commercialization of any Collaboration Product. Each Party agrees to bring to the attention of the other Party any patent or patent application it discovers, or has discovered, and which relates to the subject matter of this Agreement.

     11.5 Enforcement and Defense of Patents.

          11.5.1 Infringement of Third Party Patents.

               (a) Third Party Claims. In the event of a Third Party Claim against Shire, New River or their respective Affiliates alleging that the making, using, importing, selling or offering to sell a Collaboration Product infringes or will infringe claims in any patents of a Third Party, the Party first obtaining knowledge of such Third Party Claim shall immediately provide the other Party notice of such Third Party Claim with the related facts in reasonable detail. Shire shall have the first right, but not the obligation, to control such defense with respect to the Collaboration Product with an attorney of Shire’s choice if Shire or any of its Affiliates are named as a party to such Third Party claim and New River or any of its Affiliates are not. In such case, New River shall have the right to be represented by independent counsel at New

River’s own expense. New River shall have the first right, but not the obligation, to control such defense with respect to the Collaboration Product with an attorney of New River’s choice if New River or any of its Affiliates are named as a party to such Third Party claim and Shire or any of its Affiliates are not. In such case, Shire shall have the right to be represented by independent counsel at Shire’s own expense. If either Party refuses to accept control of the defense of a Third Party Claim for which it has the first right to control defense hereunder within [*] after receiving or giving notice thereof, then the other Party shall have the right to defend against such Third Party Claim. In such case, such refusing Party shall have the right to be represented by independent counsel at its own expense. If (1) Shire or any of its Affiliates and (2) New River or any of its Affiliates are named as parties to such Third Party Claim, then the Parties will have the joint right, but not the obligation, to control such defense with respect to the Collaboration Product with an attorney of their mutual agreement. If the Parties are unable to agree on such joint defense, then the Parties will use good faith efforts to determine the Party to assume control of such defense and choice of counsel. In such case, the other Party shall have the right to be represented by independent counsel at its own expense.

               (b) Cooperation. If a Party shall become engaged in or participate in any suit described in this Section 11.5.1, the other Party shall cooperate, and shall cause its and its Affiliates’ employees to cooperate, with such Party in all reasonable respects in connection therewith, including giving testimony and producing documents lawfully requested, and using its reasonable and diligent efforts to make available to the other, at no cost to the other (other than reimbursement of actually incurred, reasonable out-of-pocket travel and lodging expenses), such employees who may be helpful with respect to such suit, investigation, claim, interference or other proceeding.

          11.5.2 Prosecution of Infringers.

               (a) Notice. If either Party learns that a Third Party is infringing or allegedly infringing any Patent within the Licensed Patents, the Shire Patents or the Joint Collaboration Patents or if any Third Party claims that any such Patent is invalid or unenforceable, it will promptly notify the other Party thereof including available evidence of infringement or the claim of invalidity or unenforceability. The Parties will cooperate and use reasonable efforts to stop such alleged infringement or to address such claim without litigation.

               (b) Enforcement and Defense of Licensed Patents, Joint Collaboration Patents and Shire Collaboration Patents.

                    (i) Shire will have the first right (but not the obligation) to take the appropriate steps to enforce or defend any Patent within the Shire Collaboration Patents. Shire may take steps including the initiation, prosecution and control any suit, proceeding or other legal action by counsel of its own choice. Each of New River and Shire will bear the costs of such enforcement or defense [*]. Notwithstanding the foregoing, New River will have the right, at its own expense, to be represented in any such action by counsel of its own choice.

                    (ii) If, pursuant to Section 11.5.2(b)(i), Shire fails to take the appropriate steps to enforce or defend any Patent within the Shire Collaboration Patents within [*] of the date one Party has provided notice to the other Party pursuant to Section 11.5.2(a) of such infringement or claim, then New River will have the right (but not the obligation), at its own expense, to bring any such suit, action or proceeding by counsel of its own choice and Shire will have the right, at its own expense, to be represented in any such action by counsel of its own choice.

                    (iii) New River will have the first right (but not the obligation) to take the appropriate steps to enforce or defend any Patent within the Licensed Patents. New River may, in any such instance, take steps including the initiation, prosecution and control any suit, proceeding or other legal action by counsel of its own choice. Each of New River and Shire will bear the costs of such enforcement or defense [*]. Notwithstanding the foregoing, Shire will have the right, at its own expense, to be represented in any such action by counsel of its own choice.

                    (iv) If, pursuant to Section 11.5.2(b)(iii), New River fails to take the appropriate steps to enforce or defend any Patent within the Licensed Patents within [*] of the date one Party has provided notice to the other Party pursuant to Section 11.5.2(a) of such infringement or claim, then Shire will have the right (but not the obligation), at its own expense, to bring any such suit, action or proceeding by counsel of its own choice, and New River will have the right, at its own expense, to be represented in any such action by counsel of its own choice.

                    (v) In the case of Joint Collaboration Patents, the Parties will decide whether Shire or New River will have the first right (but not the obligation) to take the appropriate steps to enforce or defend any Patent within the Joint Collaboration Patents. The Party so selected may, in any such instance, take steps including the initiation, prosecution and control any suit, proceeding or other legal action by counsel of its own choice. Each of New River and Shire will bear the costs of such enforcement or defense [*] and the Party that is not so selected will have the right, at its own expense, to be represented in any such action by counsel of its own choice.

                    (vi) If, pursuant to Section 11.5.2(b)(v), the Party selected fails to take the appropriate steps to enforce or defend any Patent within the Joint Collaboration Patents within [*] of the date one Party has provided notice to the other Party pursuant to Section 11.5.2(a) of such infringement or claim, then the other Party will have the right (but not the obligation), at its own expense, to bring any such suit, action or proceeding by counsel of its own choice, and the Party so selected will have the right, at its own expense, to be represented in any such action by counsel of its own choice.

                    (vii) Notwithstanding Sections 11.5.2(b)(i) -(vi), Shire will have the sole discretion whether to [*] and the sole right to [*] which may result [*] for such Third Party. For the avoidance of doubt, New River shall not have the right to [*] which may result in [*] for such Third Party. Any such [*], as may be required by Law.

               (c) Cooperation; Damages.

                    (i) If one Party brings any suit, action or proceeding under this Section 11.5.2, the other Party agrees to be joined as party plaintiff if necessary to prosecute the suit, action or proceeding and to give the first Party reasonable authority to file and prosecute the suit, action or proceeding; provided, however, that neither Party will be required to transfer any right, title or interest in or to any property to the other Party or any other party to confer standing on a Party hereunder.

                    (ii) The Party not pursuing the suit, action or proceeding hereunder will provide reasonable assistance to the other Party, including by providing access to relevant documents and other evidence and making its employees available, subject to the other Party’s reimbursement of any out-of-pocket expenses incurred by the non-enforcing or defending Party in providing such assistance.

                    (iii) Neither Party will settle or otherwise compromise any such suit, action or proceeding in a way that adversely affects the other Party’s intellectual property rights or its rights or interests with respect to the Collaboration Product without such Party’s prior written consent.

                    (iv) Any settlements, damages or other monetary awards (the “Recovery”) recovered pursuant to a suit, action or proceeding brought pursuant to Section 11.5.2 will be allocated first to the costs and expenses of the Party taking such action, and second, to the costs and expenses (if any) of the other Party, and any remaining amounts (if any) with respect to the US Territory will be [*].

     11.6 Notice of Certification. New River and Shire each shall immediately give notice to the other of any certification filed under the U.S. Drug Price Competition and Patent Term Restoration Act of 1984 (or its foreign equivalent) claiming that a Licensed Patent, Joint Collaboration Patent or a Shire Collaboration Patent is invalid or that infringement of a Licensed Patent, Joint Collaboration Patent or Shire Collaboration Patent will not arise from the manufacture, use, offer for sale, sale or importation product by a Third Party (“Hatch-Waxman Certification”). Nothing in this Section 11.6 shall prevent or otherwise limit New River’s right to take any and all such actions with regard to the matters described in this Section 11.6 as required by applicable Law.

     11.7 Patent Term Extensions. New River and Shire shall cooperate in good faith in gaining patent term extensions due to delay(s) in Regulatory Approval wherever applicable to the Licensed Patents, Joint Collaboration Patents and Shire Collaboration Patents. However, Shire shall have the sole discretion in determining which Licensed Patent(s), Joint Collaboration Patent(s), or Shire Collaboration Patent(s) to extend for any particular compound, composition, article, product, process, or use.

     11.8 Listing of Patents. Shire shall have the right to determine which of the [*], if any, shall be submitted for inclusion in the Approved Drug Products with Therapeutic Equivalence Evaluations pursuant to 21 U.S.C. Section 355, or any successor Law in the United States, together with any comparable Laws in any other country. Shire shall notify New River at least ten (10) Business Days prior to the deadline for any such submission, and New River shall submit the designated Patents in accordance with applicable Law. In addition, New River may in its discretion, and to the extent permitted by Law, submit any additional [*] that are not designated by Shire. Nothing in this Section 11.8 shall prevent or otherwise limit New River’s right to take any and all such actions with regard to the matters described in this Section 11.8 as required by applicable Law.

     11.9 Trademarks and Copyrights.

          11.9.1 Product Trademarks. All Collaboration Products shall be marketed and sold worldwide under and in connection with trademarks, trade dress, logos and slogans selected in accordance with this Section 11.9.

          11.9.2 Trademark Selection. Under the supervision of the JMC, the Parties shall work together and seek to agree on the selection of trademarks, trade dress, logos and slogans for a Collaboration Product for use in the US Territory. All uses of trademark(s), trade dress, logo(s), slogan(s), and design(s) to identify and/or in connection with the sale or marketing of a Collaboration Product shall be reviewed by the JMC and shall comply with all applicable Laws (including, without limitation, those Laws and regulations particularly applying to the proper use and designation of trademarks in the applicable countries). Trademark(s), trade dress, logo(s) and slogan(s) under which Collaboration Products are marketed or sold (other than either Party’s corporate trademarks or trade names, and New River’s CarrierwaveTM mark used in connection with technology related to the Compound) shall be used only pursuant to the terms of this Agreement to identify and in connection with the marketing of Collaboration Products, and shall not be used by either Party to identify or in connection with the marketing of any other products. Each Party shall have a right to prior review and approval of all Promotional Materials incorporating any of its trademarks, trade dress, logos or slogans sufficient to permit such Party to maintain quality control over its trademarks, trade dress, logos and slogans. All trademarks shall be registered by the Party owning such trademark in its name as owner in all applicable countries. All trade dress, logos, slogans and designs may be registered by the Party owning such trade dress, logos or slogan, in the discretion of such Party, in its name as owner in all applicable countries.

          11.9.3 Ownership of Trademarks. New River will continue to own, throughout the world, any trademarks, trade dress, logos and/or slogans, and all registrations therefor, used or intended to be used for a Collaboration Product which New River owns as of the Effective Date (the “New River Marks”). Shire will own, throughout the world, all other trademarks, trade dress, logos and/or slogans, and all registrations therefor, used or intended to be used for a Collaboration Product (the “Shire Marks”). All goodwill attributable to a New River Mark generated by the Commercialization of a Collaboration Product bearing a New River Mark shall inure to the benefit of New River. All goodwill attributable to a Shire Mark generated by the Commercialization of a Collaboration Product bearing a Shire Mark shall inure to the benefit of Shire. If the JMC determines, in accordance with Section 11.9.2, to use a New River Mark for the Commercialization of a Collaboration Product in the US Territory, New River shall grant to Shire, a non-exclusive, royalty-free license, with the right to grant sublicenses in accordance with Section 9.3, to use such New River Mark in the US Territory, solely in conjunction with the Commercialization of the Collaboration Products. Shire shall comply with New River’s then-current guidelines for trademark usage, a copy of which shall be provided to Shire from time to time, in connection with Shire’s use of such New River Mark. New River shall solely bear all costs of prosecution of applications to register and to record licenses (if applicable) for, and maintenance of, each New River Mark for each Collaboration Product; provided, however, that with respect to the US Territory, such costs will be included in Pre-Marketing Expenses or Marketing Management, as applicable. Shire shall solely bear all costs of prosecution of applications to register and to record licenses (if applicable) for, and maintenance of, each Shire Mark for each Collaboration Product; provided, however, that with respect to the US Territory, such costs will be included in Pre-Marketing Expenses or Marketing Management, as applicable.

          11.9.4 Infringement of Trademarks and Copyrights. Each Party shall take all reasonable and appropriate steps to protect, defend and maintain each trademark and copyright owned by such Party hereunder for use in connection with a Collaboration Product, and all registrations therefor. Each Party shall notify the other Party promptly upon learning of any actual, alleged or threatened infringement of a trademark, trade dress, logo, slogan, copyright, or of any unfair trade practices, trade dress imitation, passing off of counterfeit goods, or like offenses. Upon learning of such offenses, the Party owning such trademark or copyright shall have the obligation to, in consultation with the other Party, institute and control an appropriate action or proceeding to halt the offense, unless the Parties otherwise mutually agree. All Recoveries in connection therewith will be allocated first to the costs and expenses of the Party taking such action, and second, to the costs and expenses (if any) of the other Party, and any remaining amounts (if any) with respect to the US Territory will be included in US Product Profits for the applicable calendar year. Such other Party shall have the right to participate fully in all such actions or proceedings. During the Term, in the event that the Party owning such trademark or copyright does not undertake such an infringement action then, in the case that such owning Party is New River, Shire shall be permitted to do so and all Recoveries in connection therewith will be allocated first to the costs and expenses of the Party taking such action, and second, to the costs and expenses (if any) of the other Party, and any remaining amounts (if any) with respect to the US Territory will be included in US Product Profits for the applicable calendar year. For the purposes of this Section 11.9.4, the Party that brings suit to enforce a given trademark or copyright shall also have the right to control settlement of such claim; provided, however, that no settlement shall be entered into without the written consent of the other Party, not to be unreasonably withheld, conditioned or delayed.

          11.9.5 Costs of Defense. All of the unrecovered costs, expenses and legal fees (including internal costs, expenses and legal fees) incurred by the Parties in bringing, maintaining and prosecuting any action to maintain, protect or defend a trademark (or registration therefor) or copyright (or registration therefor) covering or used or intended to be used in connection with the marketing or sale of a Collaboration Product in the US Territory shall be [*].

          11.9.6 Acknowledgment of Ownership. Each Party acknowledges the sole ownership by the other Party and validity of all trademarks, trade dress, logos and slogans owned by the other Party and used or intended to be used on or in connection with the marketing or sale of a Collaboration Product. Each Party agrees that it will not at any time during or after the Term assert or claim any interest in or do anything which may adversely affect the validity or enforceability of any trademark, trade dress, logo or slogan owned by the other Party and used or intended to be used on or in connection with the marketing or sale of a Collaboration Product. Neither Party will register, seek to register or cause to be registered any trademarks, trade dress, logos or slogans owned by the other Party and used or intended to be used on or in connection with the marketing or sale of a Collaboration Product or any variation thereof, under any law providing for registration of trademarks, service marks, trade names, fictitious names or similar laws, as an Internet domain name, or in the name of a corporation, partnership, limited liability company or other entity, without the other Party’s prior written consent, and neither Party will register, seek to register or cause to be registered any copyright, nor register or patent, seek to register or patent or caused to be registered or patented, of the other Party, without the other Party’s prior written consent.

ARTICLE 12
REPRESENTATIONS AND WARRANTIES; EXCLUSIVITY

     12.1 Representations, Warranties and Covenants.

          12.1.1 Each of the Parties hereby represents and warrants to the other Party that, as of the Effective Date:

               (a) Such Party has full corporate right, power and authority to enter into this Agreement and to perform its respective obligations under this Agreement and that it has the right to grant the licenses and sublicenses granted pursuant to this Agreement.

               (b) This Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms. The execution, delivery and performance of the Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a Party or by which it is bound, nor violate any Law of any Governmental Authority having jurisdiction over it.

               (c) Such Party has not granted any right to any Third Party that would conflict with the rights granted to the other Party hereunder.

               (d) Except for Regulatory Approvals, pricing and/or reimbursement approvals, manufacturing approvals and/or similar approvals necessary for the Development, Manufacture or Commercialization of the Compound and Collaboration Products, such Party has obtained all necessary consents, approvals and authorizations of all Government Authorities and other Persons required to be obtained by it as of the Effective Date in connection with the execution, delivery and performance of this Agreement; provided, that, for clarity, it is agreed that a termination by a Party in accordance with Section 13.6 shall not be deemed to constitute evidence of a breach of this Section 12.1.1(d) .

          12.1.2 Each Party hereby covenants to the other Party that, during the Term:

               (a) Such Party will not grant any right to any Third Party that would conflict with the rights granted to the other Party hereunder.

               (b) In the course of the Development of the Compound and Collaboration Products, such Party will not use any employee or consultant that is debarred by the FDA or, to such Party’s knowledge, is the subject of debarment proceedings by the FDA.

          12.1.3 New River hereby represents and warrants to Shire that, as of the Effective Date:

               (a) There is no action or proceeding pending or, to New River’s knowledge, threatened, with respect to Collaboration Products and/or the Compound, including without limitation the conduct of any clinical trials, manufacturing activities or other activities, or that questions the validity of this Agreement or any action taken by New River in connection with the execution of this Agreement. There are no material unsatisfied judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a court, an administrative agency or by an arbitrator) against New River with respect to Collaboration Products and/or the Compound, including without limitation the conduct of any clinical trials, manufacturing activities or other activities.

               (b) IND #67482 and IND #70109 (i) have been filed in the name of New River and are in effect; and (ii) to New River’s knowledge, constitutes all governmental approvals, permits and licenses required by New River in connection with the performance of clinical trials concerning the Collaboration Product or the Compound, as such clinical trials are conducted by New River. Attached hereto as Schedule 12.1.3(b) is a true, correct and complete list of all INDs and Drug Approval Applications filed with a Governmental Authority relating to the Compound or a Collaboration Product.

               (c) Intellectual Property.

                    (i) Schedule 12.1.3(c)(i)(I) sets forth a true and complete list of all Licensed Patents that [*]. Schedule 12.1.3(c)(i)(II) sets forth a true and complete list of all Patents that [*]. Such schedules contain, where relevant, all application numbers and filing dates, registration numbers and dates, jurisdiction, next action date with description for action to be taken, and notice of whether fees of any kind are yet to be paid.

                    (ii) New River has submitted all information related to the Compound, Collaboration Product and/or Licensed Patents to the United States Patent and Trademark Office required to be submitted in accordance with 37 C.F.R. 1.56, 1.97 and 1.98.

                    (iii) The Licensed Patents and Licensed Know-How constitute all intellectual property Controlled by New River that is necessary or useful to Manufacture, Develop, use or Commercialize the Compound and/or Collaboration Product for ADHD, and to the knowledge of New River there is not any other intellectual property necessary for such purposes that is not Controlled by New River.

                    (iv) Neither New River nor any of its Affiliates has received any written notice from any Third Party challenging or questioning the right of New River to use or license any of the Licensed Know-How or Licensed Patents.

                    (v) Each of New River and its Affiliates owns all right, title and interest in and to, or has a license, sublicense or otherwise permission to use and license, all of the Licensed Know-How or Licensed Patents free and clear of all encumbrances and no person other than New River (including any current or former employee or consultant of New River) has any proprietary, commercial or other interest in any of the Licensed Know-How or Licensed Patents. There are no existing agreements, options, commitments, or rights with, of or to any person to acquire or obtain any rights to, any of the Licensed Know-How or Licensed Patents.

                    (vi) The use or practice of the Licensed Know-How and Licensed Patents as it has been and is now being conducted do not, to the knowledge of New River, infringe or misappropriate the intellectual property rights of a Third Party. Neither New River nor any of its Affiliates has received any written notice from any person, or has knowledge of, any actual or threatened claim or assertion that the use or practice of the Licensed Patents or Licensed Know-How infringes or misappropriates the intellectual property rights of a Third Party.

                    (vii) New River has the right to grant to Shire the licenses set forth in this Agreement under the Licensed Know-How or Licensed Patents, free of any rights or claims of any Third Party and without payment of any royalties, license fees or other amounts to any Third Party.

                    (viii) All Patents within the Licensed Patents are in full force and effect, valid, subsisting and, in the case of issued Patents, enforceable, and inventorship of the Licensed Patents is properly identified on such Licensed Patents. None of the Licensed Patents is currently involved in any interference, reissue, reexamination, or opposition proceeding, and neither New River nor any of its Affiliates has received any written notice from any person, or has knowledge, of such actual or threatened proceeding.

                    (ix) To New River’s knowledge, there is [*] of any of the Licensed Know-How or Licensed Patents by [*].

                    (x) There are no actions or proceedings (including any inventorship challenges) pending or, to the knowledge of New River, threatened with respect to any of the Licensed Know-How, Licensed Patents, Compound or Collaboration Products nor have any such actions or proceedings been brought or, to the knowledge of New River, threatened during the past six (6) years, in each case which have not been resolved without impairment of New River’s rights in and to any of the Licensed Know-How, Licensed Patents, Compound or Collaboration Products and without the obligation to pay any royalties or other amounts to any Third Party with respect to the use of such technology or the sale of such products.

                    (xi) Neither New River nor any of its Affiliates has entered into any contract (A) granting any Third Party the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any of the Licensed Know-How or Licensed Patents, or (B) expressly agreeing to indemnify any Third Party against any charge of infringement of any of the Licensed Know-How or Licensed Patents.

                    (xii) Neither New River nor any of its Affiliates has entered into any contract granting any Third Party the right to control the prosecution of any of the Patents in the Licensed Patents.

                    (xiii) All current and former employees and consultants of New River and its Affiliates who are or have been substantively involved in the design, review,

evaluation or development of the Licensed Know-How or Licensed Patents have executed written contracts or are otherwise obligated to protect the confidential status and value thereof and to vest in New River or its Affiliates exclusive ownership of the Licensed Know-How or Licensed Patents.

                    (xiv) New River has made available to or provided Shire with copies of all material information and, as requested in writing by Shire, with copies of all books, records and data, in each case with respect to Collaboration Products and/or the Compound.

                    (xv) All official fees, maintenance fees and annuities for the Licensed Patents have been paid through the Effective Date.

                    (xvi) Schedule 12.1.3(c)(i)(I) and Schedule 12.1.3(c)(i)(II) set forth a true and complete list of all registration, application, maintenance, user, or renewal fees due within one hundred eighty (180) days after the Effective Date in connection with the Licensed Know-How or Licensed Patents. Any necessary registration, application, maintenance, user or renewal fees due on or prior to the Effective Date in connection with the Licensed KnowHow or Licensed Patents have been paid in a timely manner. All applicable government requirements that must be met on or prior to the Effective Date in connection with the Licensed Know-How or Licensed Patents have been met in a timely manner with the relevant Governmental Authority.

               (d) Compliance with Law.

                    (i) New River and its Affiliates and any outsourcing company and contract research organization to which New River or its Affiliates have subcontracted activities in connection with Compound and Collaboration Products (the “Contractors”) have complied with all applicable Laws, permits, governmental licenses, registrations, approvals, concessions, franchises, authorizations, orders, injunctions and decrees, including the Act, in the research, Development, Manufacture and use of the Collaboration Product for ADHD and Compound, and neither New River nor any of its Affiliates or, to the knowledge of New River, its Contractors, has received any written notice from any Governmental Authority claiming that any such activities as conducted by them are not in such compliance.

                    (ii) Since January 1, 2002, no Governmental Authority has served notice on New River or any of its Affiliates that the Licensed Know-How or Licensed Patents were or are in violation of any Law or the subject of any investigation.

                    (iii) Since January 1, 2002, none of New River or any of its Affiliates have received written notice from any Governmental Authority that there are any circumstances currently existing that might reasonably be expected to lead to any loss or refusal to renew any material governmental licenses, permits, registrations, concessions, franchises and authorizations relating to the Collaboration Product for ADHD, Compound or any of the Licensed Know-How or Licensed Patents.

                    (iv) New River and its Affiliates have complied in all material respects with all applicable Laws in connection with the preparation and submission to the FDA of IND #67482 and #70109, and such INDs are in effect and good standing. IND #67482 and

#70109 are the only INDs that New River or any of its Affiliates has filed with any Governmental Authority with respect to the Compound or a Collaboration Product. New River and its Affiliates have filed with the applicable regulatory authority all required notices, supplemental applications and annual or other reports, including adverse experience reports, with respect to such INDs. No Drug Approval Application has been filed with any Governmental Authority with respect to the Compound or a Collaboration Product.

                    (v) No Governmental Authority (including the FDA) has commenced or, to New River’s knowledge, threatened to initiate any action to reject or withdraw IND #67482 or #70109, or commenced or, to New River’s knowledge, threatened to initiate any action to enjoin production of the Compound or Collaboration Product at any facility, nor has New River or any of its Affiliates or, to the knowledge of New River, any of its Contractors, received any notice to such effect since January 1, 2002.

                    (vi) All manufacturing operations conducted by New River and its Affiliates and Contractors since January 1, 2002 relating to the manufacturing of the Collaboration Product for ADHD and/or Compound have been conducted in compliance with all Laws, including without limitation all cGMPs.

                    (vii) All Development activities conducted by New River and its Affiliates and Contractors since January 1, 2002 relating to the Collaboration Product for ADHD and/or Compound have been conducted in compliance with all Laws, including without limitation all cGCPs and cGLPs.

                    (viii) New River has delivered or otherwise made available to Shire copies of all substantive or material (A) reports of FDA Form 483 inspection observations, (B) establishment inspection reports, (C) warning letters, and (D) other documents that assert ongoing lack of compliance in any material respect with any applicable laws (including those of the FDA), in each case to the extent received by New River or any of its Affiliates or, to the knowledge of New River, any of its Contractors from the FDA relating to a Collaboration Product and/or Compound. Neither New River nor any of its Affiliates has received any such reports, letters or other documents from any other Governmental Authority relating to a Collaboration Product and/or Compound.

                    (ix) To New River’s knowledge, no employee or agent of New River or any of its Affiliates or Contractors has made an untrue statement of a material fact to any Governmental Authority with respect to the Collaboration Product for ADHD and/or Compound (whether in any submission to such Governmental Authority or otherwise), or failed to disclose a material fact required to be disclosed to any Governmental Authority with respect to the Collaboration Product and/or Compound.

                    (x) In the course of the Development of the Compound and Collaboration Products, New River has not used any employee or consultant that is debarred by the FDA or, to New River’s knowledge, is the subject of debarment proceedings by the FDA.

                    (xi) Representatives of New River and its Affiliates have disclosed to Shire any facts reasonably believed in good faith to be material regarding: (A)

preclinical and clinical study results and protocols for the Collaboration Product for ADHD and/or Compound; (B) any communications to or from any Governmental Authority with respect to the Collaboration Product for ADHD and/or Compound, including IND submissions, any Governmental Authority minutes of meetings and telephone conferences; (C) any Governmental Authority requests for data and studies on the Collaboration Product for ADHD and/or Compound; and (D) adverse drug experiences and other IND safety reports with respect to the Collaboration Product for ADHD and/or Compound.

                    (xii) New River and its Affiliates do not have any knowledge of any preliminary or other results from any clinical trials relating to the lack of efficacy of the Compound or Collaboration Product in human beings.

For purposes of the foregoing sections, “New River” and “its Affiliates” shall in all cases include [*]

     12.2 Limitation on Representations or Warranties. Notwithstanding anything to the contrary herein, neither Party will be in breach of any representation or warranty made pursuant to this Article 12 to the extent that the Party alleged to have so breached can demonstrate that the Party alleging such breach had, on or prior to the Effective Date, actual knowledge of such breach of such representation or warranty.

     12.3 Performance by Affiliates. The Parties recognize that each may perform some or all of its obligations under this Agreement through Affiliates; provided, however, that each Party shall remain responsible for and be guarantor of the performance by its Affiliates and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Each Party hereby expressly waives any requirement that the other Party exhaust any right, power or remedy, or proceed against an Affiliate or subcontractor, for any obligation or performance hereunder prior to proceeding directly against such Party. Wherever in this Agreement the Parties delegate responsibility to Affiliates or local operating entities, the Parties agree that such entities may not make decisions inconsistent with this Agreement, amend the terms of this Agreement or act contrary to its terms in any way.

     12.4 Disclaimer of Warranty. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN SECTION 12.1 OF THIS AGREEMENT, NEW RIVER AND SHIRE MAKE NO REPRESENTATIONS AND GRANT NO WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND NEW RIVER AND SHIRE EACH SPECIFICALLY DISCLAIMS ANY OTHER REPRESENTATIONS AND WARRANTIES, WHETHER WRITTEN OR ORAL, EXPRESS, STATUTORY OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

     12.5 Limitation of Liability. IN NO EVENT WILL EITHER PARTY BE LIABLE FOR LOST PROFITS OR FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, HOWEVER CAUSED, ON ANY THEORY OF LIABILITY AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE

POSSIBILITY OF SUCH DAMAGES, ARISING UNDER ANY CAUSE OF ACTION AND ARISING IN ANY WAY OUT OF THIS AGREEMENT. THE FOREGOING LIMITATIONS WILL NOT LIMIT EITHER PARTY’S OBLIGATIONS TO THE OTHER PARTY UNDER ARTICLE 10 AND ARTICLE 15.

     12.6 Essential Basis. The Parties acknowledge and agree that the disclaimers, exclusions and limitations of liability set forth in this Article 12 form an essential basis of this Agreement, and that, absent any of such disclaimers, exclusions or limitations of liability, the terms of this Agreement, including, without limitation, the economic terms, would be substantially different.

     ARTICLE 13
TERM AND TERMINATION

     13.1 Term. This Agreement shall commence as of the Effective Date and, unless sooner terminated as provided herein, shall continue in effect until the date on which the Parties are no longer Developing or Commercializing any Collaboration Product in the US Territory (the “Term”).

     13.2 Breaches (General).

          13.2.1 If either Party (the “Breaching Party”) shall have committed a breach of this Agreement, the other Party (the “Notifying Party”) shall provide written notice of such breach to the Breaching Party. For all allegations of breach other than an allegation of Material Breach (as defined below), the Parties hereby agree that they shall seek to resolve the matter during the notice and cure period provided in Section 13.2.2 and may thereafter commence litigation pursuant to Article 16.

          13.2.2 Upon receipt of a notice of breach other than a Material Breach, the alleged Breaching Party shall have [*] within which to cure such breach following receipt of such notice ([*] in the event of non-payment unless such payment obligation is being disputed in good faith). If the matter is not resolved to the satisfaction of the Notifying Party during such cure period, then either Party may invoke the provisions of Article 16 with respect to claims for damages and other requests for equitable relief, but neither Party shall have any right to terminate this Agreement for such breach.

          13.2.3 The Parties may resort to the dispute resolution mechanisms of Article 16, and may seek all remedies in law or equity other than termination of this Agreement, without invoking the mechanisms of Section 13.3.

     13.3 Allegations of Material Breach.

          13.3.1 The Parties intend that this Agreement shall survive breach, and shall not be terminable in the event of breach, unless the breach is [*] under this Agreement [*] to such an extent that [*] for the [*] taken as a whole [*], considered in the aggregate as a single transaction and as if set forth in a single agreement (“Material Breach”). The Parties acknowledge and agree that, so long as such breach satisfies the standard for Material Breach described in this Section 13.3.1, a Material Breach may result from a breach of this Agreement only (irrespective of whether any breach, material or otherwise, has occurred with respect to the ROW Agreement), the ROW Agreement only (irrespective of whether any breach, material or otherwise, has occurred with respect to this Agreement), or both agreements. In the event there is a dispute as to whether a Material Breach has occurred, this Agreement and the ROW Agreement shall survive pending a determination pursuant to Article 16 that a Material Breach has occurred. This Section 13.3 shall apply to any allegation of Material Breach, with consequences as set forth herein.

          13.3.2 If a Party believes that a Material Breach has occurred, it shall give written notice to the Breaching Party of the nature of the breach and the reason the Notifying Party believes it is a Material Breach. The alleged Breaching Party shall then have a period of [*] following receipt of such notice ([*] in the event of non-payment unless such payment obligation is being disputed in good faith) in which to cure the breach; provided, however, that if the Material Breach is other than the payment of money and is capable of being cured but cannot be reasonably cured in such [*] period, then the right to terminate this Agreement and the ROW Agreement shall not arise if the allegedly Breaching Party has (a) during such period of time submitted a plan that, if successfully carried out, would be effective in curing such Material Breach, and has commenced its execution of such plan, and (b) diligently pursues such plan thereafter for a period of up to an additional [*]. Any such notice of alleged Material Breach by the Notifying Party shall include a reasonably detailed description of all relevant facts and circumstances demonstrating, supporting and/or relating to each such alleged Material Breach by the Breaching Party.

          13.3.3 If the alleged Material Breach is not cured within the cure period specified in Section 13.3.2, the Notifying Party may give notice of termination (“Notice of Termination For Material Breach”). If the Breaching Party agrees that a Material Breach has occurred, then the Parties shall proceed to terminate this Agreement and the ROW Agreement in accordance with Section 13.3.5 and Article 14 of this Agreement and Section 12.3.5 and Article 13 of the ROW Agreement. If the Breaching Party does not agree that a Material Breach has occurred, then this Agreement and the ROW Agreement shall survive, and the Parties shall continue to perform their obligations hereunder, until the issue of whether there has been a Material Breach by the Breaching Party is resolved in accordance with Article 16.

          13.3.4 If the Notifying Party gives Notice of Termination For Material Breach, and it is later determined by a court pursuant to Article 16 that in fact there has not been a Material Breach by the Breaching Party, then this Agreement and the ROW Agreement shall continue in full force and effect.

          13.3.5 If the Notifying Party gives Notice of Termination For Material Breach and this Agreement and the ROW Agreement terminate, either because such notice is accepted by the Breaching Party or it is determined by a court pursuant to Article 16 that there has been a Material Breach by the Breaching Party, then the Notifying Party shall, within [*] after such determination, deliver written notice (the “Purchase Notice”) to the Breaching Party of the purchase by the Notifying Party of the Purchase Interest (as such term is defined below).

               (a) The price (the “Purchase Price”) to be paid to purchase the entire interests, rights and obligations of the Breaching Party and/or its Affiliates under this Agreement and the ROW Agreement (the “Purchase Interest”) shall be [*], it being understood and agreed that [*] shall be applied [*] and that all intellectual property rights and other assets licensed or otherwise made available by the Parties and their respective Affiliates under this Agreement and the ROW Agreement shall be [*].

               (b) Each Party shall, within [*] after the delivery of the Purchase Notice, retain an internationally recognized investment banking firm to determine the Purchase Price. Each such investment banking firm shall set forth such determination in a written report and, on a mutually agreeable date no later than [*] after the delivery of the Purchase Notice, submit such report to the other Party.

               (c) The Purchase Price shall be the amount equal to [*]. However, if [*], a third internationally recognized investment banking firm (which is independent of both Parties) shall determine such fair market value by [*]. Such third investment banking firm shall be selected by the first two investment banking firms; provided, however, that, if the two investment banking firms are unable to select a third investment banking firm within twenty (20) days following determination that [*], then each of the two initial investment banking firms shall within twenty (20) days thereafter submit the names of three internationally recognized investment banking firms (which are independent of both Parties) willing to act as the third investment banking firm hereunder, one of which firms shall be selected by lot by the Parties. The cost of such third investment banking firm shall be borne [*].

               (d) The purchase and sale of a Purchase Interest pursuant to this Section 13.3 shall be transferred free and clear of all liens and other encumbrances and shall be consummated at closing at the principal offices of the Notifying Party, on a Business Day within forty-five (45) days following the final determination of the Purchase Price, and upon at least ten (10) Business Days’ prior notice by the Notifying Party; provided that such period shall be extended for such period of time as shall be necessary in order to obtain requisite governmental or regulatory approvals. At such closing, the Notifying Party shall pay the Breaching Party the Purchase Price by wire transfer of immediately available funds. The Parties shall execute and deliver appropriate documentation, in form and substance that is reasonably acceptable, to effect the transfer of the Purchased Interest and each Party further agrees to reasonably cooperate to effect the orderly transition of any activities then being conducted by the Breaching Party and its Affiliates pursuant to this Agreement and the ROW Agreement.

               (e) The rights of the Parties set forth in this Section 13.3 are not exclusive and are in addition to any other rights or remedies available to such Party under this Agreement or the ROW Agreement, at law or in equity.

     13.4 Other Termination by Shire.

          13.4.1 Shire may terminate this Agreement at will at any time prior to the first Regulatory Approval of a Collaboration Product in the US Territory, effective upon [*] advance written notice to New River. At any time after the date of first Regulatory Approval of a Collaboration Product in the US Territory, Shire may terminate this Agreement effective upon [*] advance written notice to New River. In the event of termination under this Section 13.4.1 no payment shall be due on account of such termination.

          13.4.2 In addition to Shire’s termination right pursuant to Section 13.4.1, within [*] following receipt of the first Regulatory Approval of the first Collaboration Product for ADHD in the US Territory, Shire may terminate at will both this Agreement and the ROW Agreement (but not only one such agreement). If Shire exercises its right to terminate pursuant to this Section 13.4.2, such termination shall be effective [*] following written notice to New River, which shall be provided to New River within the period described in the preceding sentence. In the event of such termination:

               (a) if such Regulatory Approval provides for a [*], then New River shall make a one-time termination payment to Shire in the amount of $[*]; provided that such payment shall be made by a combination, as then agreed upon by the Parties, of the following: [*];

               (b) if such Regulatory Approval provides for a [*] of such Collaboration Product as [*], no payment shall be due.

     13.5 Other Termination By New River. New River may terminate this Agreement by [*] advance written notice to Shire [*], other than the following products: (i) any Collaboration Product; (ii) any product marketed by or on behalf of Shire as of the Effective Date, as set forth on Exhibit G, and any additional dosage strengths or line extensions thereof; and (iii) those products identified by Shire’s internal nomenclature as [*], each as described on Exhibit G, it being understood that each such product [*]. For avoidance of doubt, New River shall have no right to terminate this Agreement pursuant to this Section 13.5 if Shire files for Regulatory Approval for, or Commercializes, that product identified by Shire’s internal nomenclature as [*] or any [*] as such products do not contain a [*] formulated for [*] for the treatment or prevention of ADHD and are therefore outside the scope of this Section 13.5. In the event of termination under this Section 13.5, no payment shall be due by New River to Shire on account of such termination.

     13.6 Termination for Government Action.

          13.6.1 During the period from the Effective Date and expiring on [*], either Party may terminate this Agreement and the ROW Agreement upon written notice to the other Party at any time, if during such time there is a decree, judgment, injunction, order, or action that restricts, prevents or prohibits the transactions contemplated by this Agreement under applicable Law; provided that no such termination shall occur for a period of [*]following the entry of such decree, judgment, injunction, order or action (which period shall be reduced to [*] if [*] in the US Territory for a Collaboration Product for an ADHD indication occurs after [*], during which period of time the Parties shall cooperate and use reasonable commercial efforts to respond to any government requests for information, and to contest and resist any such decree, judgment, injunction, order or action and to have vacated, lifted, reversed, stayed or overturned any such decree, judgment, injunction, order or action.

          13.6.2 If such termination is effective prior to the accomplishment of the event described in Section 7.2(a), New River shall reimburse Shire [*] of the amount paid by Shire pursuant to Section 7.1. Such payment shall be made within one hundred twenty (120) days following termination; provided that interest shall accrue beginning on the thirty-first day after termination at the rate provided for in Section 8.1.

          13.6.3 If such termination is effective after the accomplishment of the event described in Section 7.2(a), New River shall reimburse Shire (a) [*] of the amount paid by Shire pursuant to Section 7.1, and (b) [*] of all other amounts paid by Shire pursuant to Section 7.2. Such payment shall be made within one hundred twenty (120) days following termination; provided that interest shall accrue beginning on the thirty-first day after termination at the rate provided for in Section 8.1.

     ARTICLE 14
EFFECTS OF TERMINATION

     14.1 Post-Termination Activities by Shire. Without limiting any other legal or equitable remedies that New River may have, if this Agreement is terminated in accordance with Sections 9.8, 13.4, 13.5 or 13.6, or if this Agreement is terminated in accordance with Section 13.3 and Shire is the Breaching Party, then the following provisions shall apply:

          14.1.1 Assignments. Shire will promptly (and in each case within sixty (60) days of receipt of New River’s request) and at no cost to New River (other than the Purchase Price, in the event of a termination pursuant to Section 13.3):

               (a) upon New River’s request, assign to New River all of Shire’s right, title and interest in and to any agreements between Shire and Third Parties that are freely assignable by Shire and that relate solely to the Development or Manufacture of any Compound or Collaboration Product in the US Territory;

               (b) assign to New River all of Shire’s right, title and interest in and to any Shire Marks (including any goodwill associated therewith), any registrations and design patents for any of the foregoing and any Internet domain name registrations for such trademarks and slogans, all to the extent solely related to a Collaboration Product in the US Territory;

               (c) assign to New River, to the extent freely assignable by Shire, the management and continued performance of any clinical trials for the Collaboration Products ongoing as of the effective date of such termination in the US Territory;

               (d) transfer to New River all of Shire’s right, title and interest in and to any and all regulatory filings and Regulatory Approvals Controlled by Shire for the Collaboration Products in the US Territory, and grant New River the right to reference any regulatory filings and Regulatory Approvals Controlled by Shire for the Collaboration Products elsewhere in the world for the purpose of Developing and Commercializing Collaboration Products in the US Territory;

               (e) to the extent that any agreement or other asset described in this Section 14.1.1 is not assignable by Shire or does not relate solely to Compound or a Collaboration Product, then such agreement or other asset will not be assigned, and upon the request of New River, Shire will take such steps as may be necessary to allow New River to obtain and to enjoy the benefits of such agreement or other asset in the form of a license or other right to the extent Shire has the right and ability to do so; and

               (f) provide copies of any other books, records, documents and instruments to the extent related to Compound or Collaboration Product.

          14.1.2 Manufacturing Activities. Shire will:

               (a) upon New River’s request, if Shire is then Manufacturing a Collaboration Product, supply New River with clinical and commercial quantities of such Collaboration Product for the shorter of (i) the period until New River or its designee has established and validated a manufacturing process for such Collaboration Product and is approved to Manufacture clinical trial and commercial supplies of such Collaboration Product or (ii) eighteen (18) months from the effective date of such termination; provided, however, that New River will [*] (as determined pursuant to Exhibit A hereof) with respect to such Collaboration Product; and

               (b) if Shire is then Manufacturing a Collaboration Product, transfer the completed manufacturing process (together with any unique mold or tooling used solely in connection therewith) for such Collaboration Product to New River or its designee upon New River’s request and at [*] cost and expense, and shall cooperate with New River to effect the transition of such Manufacturing responsibilities.

          14.1.3 License Grant. Shire agrees to grant and hereby grants to New River, effective upon such termination of this Agreement, an exclusive, royalty-free right and license, with the right to sublicense and authorize the grant of further sublicenses, under any Shire Collaboration Patents and Shire’s rights and interest in the Joint Collaboration Patents to make, have made, use, sell, offer for sale, and import Compound or Collaboration Products affected by such termination in the Field and in the US Territory; provided, however, that New River will be responsible for any payments associated with the grant of any license pursuant to the preceding sentence (including, without limitation, any royalty or other payment obligations to an upstream licensor of any such Patents). In addition, if any Shire Know-How or technology claimed in a Shire Background Patent is then used in connection with the Manufacture, Development or Commercialization of Compound or a Collaboration Product in the US Territory, Shire agrees to grant and hereby grants to New River, effective upon such termination of this Agreement, a non-exclusive, royalty-free right and license, with the right to grant sublicenses, under such Shire Background Patents and Shire Know-How, to make, have made, use, sell, offer for sale, and import Collaboration Products in the Field and in the US Territory. Finally, Shire agrees to grant and hereby grants to New River, effective upon such termination of this Agreement, a non-exclusive, royalty-free right and license, with the right to grant sublicenses, under any copyright or Shire Confidential Information embodied in or relating to any Marketing Plan, package inserts, or other Promotional Materials relating solely to Collaboration Products in the US Territory.

          14.1.4 Disclosure and Delivery. Shire will transfer to New River any Shire Collaboration Know-How and Shire Background Know-How, to the extent then used in connection with the Manufacture, Commercialization or Development of the Collaboration Products; such transfer shall be effected by the delivery of documents, to the extent such KnowHow is embodied in documents, and to the extent that such Know-How is not fully embodied in documents, Shire shall make its employees and agents who have knowledge of such Know-How in addition to that embodied in documents available to New River for interviews, demonstrations and training to effect such transfer in manner sufficient to enable New River to practice such Know-How as theretofore practiced by Shire.

          14.1.5 Sublicensees. Each of Shire’s sublicensees with respect to any affected Collaboration Products in the US Territory at such time will continue to have the rights and license set forth in their sublicense agreements, subject to the continued performance of the obligations thereunder; provided, however, that such sublicensee agrees in writing that New River is entitled to enforce all relevant terms and conditions of such sublicense agreement directly against such sublicensee; and provided, further, that such sublicensee is not then in breach of its sublicense agreement.

          14.1.6 Disposition of Inventory. New River shall have the option, exercisable within thirty (30) days following the effective date of such termination, to purchase any inventory of Collaboration Products affected by such termination at Shire’s Cost of Goods therefor. New River may exercise such option by written notice to Shire during such thirty (30)-day period. Upon such exercise, the Parties will establish mutually agreeable payment and delivery terms for the sale of such inventory. If New River does not exercise such option during such thirty (30)-day period, or if New River provides Shire with written notice of its intention not to exercise such option, then Shire and its Affiliates and sublicensees will be entitled, during the period ending on the last day of the sixth (6th) full month following the effective date of such termination, to sell any inventory of Collaboration Products affected by such termination that remain on hand as of the effective date of the termination, so long as Shire pays to New River the then-applicable portion of the US Product Profit, in accordance with the terms and conditions set forth in this Agreement.

     14.2 Post-Termination Activities by New River. Without limiting any other legal or equitable remedies that Shire may have, if this Agreement is terminated in accordance with Section 13.3 and New River is the Breaching Party, then the following provisions shall apply:

          14.2.1 Assignments. New River will promptly (and in each case within sixty (60) days of receipt of Shire’s request) and at no cost to Shire (other than the Purchase Price, in the event of a termination pursuant to Section 13.3):

               (a) upon Shire’s request, assign to Shire all of New River’s right, title and interest in and to any agreements between New River and Third Parties that are freely assignable by New River and that relate solely to the Development or Manufacture of any Compound or Collaboration Products;

               (b) assign to Shire all of New River’s right, title and interest in and to any New River Marks (including any goodwill therewith), including any registrations and design patents for the foregoing and any Internet domain name registrations for such trademarks and slogans, all to the extent solely related to a Collaboration Product;

               (c) assign to Shire, to the extent freely assignable by New River, the management and continued performance of any clinical trials for Collaboration Products ongoing as of the effective date of such termination;

               (d) transfer to Shire all of New River’s right, title and interest in and to any and all regulatory filings and Regulatory Approvals Controlled by New River for Collaboration Products;

               (e) to the extent that any agreement or other asset described in this Section 14.2.1 is not assignable by New River or does not relate solely to Compound or a Collaboration Product, then such agreement or other asset will not be assigned, and upon the request of Shire, New River will take such steps as may be necessary to allow Shire to obtain and to enjoy the benefits of such agreement or other asset in the form of a license or other right to the extent New River has the right and ability to do so; and

               (f) provide copies of any other books, records, documents and instruments to the extent related to Compound or Collaboration Product.

          14.2.2 Manufacturing Activities. New River will:

               (a) upon Shire’s request, if New River is then Manufacturing Compound or Collaboration Product, supply Shire with clinical and commercial quantities of such Compound or Collaboration Product for the shorter of (i) the period until Shire or its designee has established and validated a manufacturing process for such Compound or Collaboration Product and is approved to Manufacture clinical trial and commercial supplies of such Compound or Collaboration Product or (ii) eighteen (18) months from the effective date of such termination; provided, however, that Shire will [*] (as determined pursuant to Exhibit A hereof) for such Compound or Collaboration Product; and

               (b) if New River is then Manufacturing Compound or Collaboration Product, transfer the completed manufacturing process (together with any unique mold or tooling used solely in connection therewith) for such Compound or Collaboration Product to Shire or its designee upon Shire’s request and at [*] cost and expense, and cooperate with Shire to effect the transition of such Manufacturing responsibilities.

          14.2.3 License Grant. Each license granted by New River to Shire pursuant to Section 9.1 shall, effective upon such termination of this Agreement, become an exclusive, perpetual, non-terminable, royalty-free right and license, with the right to sublicense and authorize the grant of further sublicenses, and shall include the right to Manufacture Compound.

          14.2.4 Disclosure and Delivery. New River shall transfer to Shire any Licensed Know-How, to the extent then used in connection with the Manufacture, Commercialization or Development of the Collaboration Products; such transfer shall be effected by the delivery of documents, to the extent such Know-How is embodied in documents, and to the extent that such Know-How is not fully embodied in documents, New River shall make its employees and agents who have knowledge of such Know-How in addition to that embodied in documents available to Shire for interviews, demonstrations and training to effect such transfer in manner sufficient to enable Shire to practice such Know-How as theretofore practiced by New River.

          14.2.5 Sublicensees. Each of New River’s sublicensees with respect to any affected Collaboration Products at such time will continue to have the rights and license set forth in their sublicense agreements, subject to the continued performance of the obligations thereunder; provided, however, that such sublicensee agrees in writing that Shire is entitled to enforce all relevant terms and conditions of such sublicense agreement directly against such sublicensee; and provided, further, that such sublicensee is not then in breach of its sublicense agreement.

          14.2.6 Disposition of Inventory. Shire shall have the option, exercisable within thirty (30) days following the effective date of such termination, to purchase any inventory of Compound or Collaboration Products at New River’s Cost of Goods therefor. Shire may exercise such option by written notice to New River during such thirty (30) day period. Upon such exercise, the Parties will establish mutually agreeable payment and delivery terms for the sale of such inventory.

     14.3 Accrued Rights. Termination of this Agreement for any reason will be without prejudice to any rights that will have accrued to the benefit of a Party prior to the effective date of such termination. Such termination will not relieve a Party from obligations that are expressly indicated to survive the termination of this Agreement.

     14.4 Confidential Information. Any Confidential Information assigned pursuant to this Article 14 by the non-terminating Party shall thereafter be considered Confidential Information of the terminating Party and may be used by the terminating Party without regard to the restrictions otherwise imposed by Article 10.

     14.5 Survival. The following Articles and Sections, together with any definitions used or exhibits referenced therein, will survive any termination or expiration of this Agreement: Sections 3.9 (to the extent required by Law), 4.8.3, 4.8.4, 4.9.8, 4.9.9, 8.6, 11.1, 11.9.3, 11.9.6, 12.4, 12.5, 12.6, 13.3.5, 16.2, and 16.4, and Articles 10, 14, 15 (as to activities arising prior to the termination), and 17.

     14.6 Liability Following Termination. In the event that either Party has rights to a Collaboration Product following termination of this Agreement, such Party shall be solely responsible for all liabilities associated with such Collaboration Product arising after the effectiveness of such termination.

ARTICLE 15
INDEMNIFICATION; INSURANCE

     15.1 Indemnification.

          15.1.1 Indemnification by Shire. Shire hereby agrees to save, defend and hold New River, its Affiliates, and their respective directors, agents and employees harmless from and against any and all Losses arising in connection with any and all charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations or injunctions by a Third Party (each a “Third Party Claim”) resulting directly from [*] by [*] of any [*] pursuant to this Agreement, [*] the [*] by [*] or their [*] in [*] under this Agreement, [*] in connection with [*] hereunder; in each case except to the extent that such Losses result from the negligence or willful misconduct of New River.

          15.1.2 Indemnification by New River. New River hereby agrees to save, defend and hold Shire, its Affiliates, and their respective directors, agents and employees harmless from and against any and all Losses arising in connection with any and all Third Party Claims resulting directly from [*] by [*] of any [*] the [*] by [*] or their [*] in [*] under this Agreement, or [*] in connection with the [*] hereunder; in each case except to the extent that such Losses result from the negligence or willful misconduct of Shire.

          15.1.3 The rights of indemnification under this Section 15.1 shall be subject to the provisions of Sections 15.2 through 15.8 and Section 4.9.9.

     15.2 Notice of Claim. All indemnification claims in respect of any indemnitee seeking indemnity under Section 15.1 (collectively, the “Indemnitees” and each an “Indemnitee”) will be made solely by the corresponding Party (the “Indemnified Party”). The Indemnified Party will give the indemnifying Party (the “Indemnifying Party”) prompt written notice (an “Indemnification Claim Notice”) of any Losses or the discovery of any fact upon which such Indemnified Party intends to base a request for indemnification under Section 15.1, but in no event will the Indemnifying Party be liable for any Losses that result from any delay in providing such notice which materially prejudices the defense of such Third Party Claim. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss are known at such time). Together with the Indemnification Claim Notice, the Indemnified Party will furnish promptly to the Indemnifying Party copies of all notices and documents (including court papers) received by any Indemnitee in connection with the Third Party Claim. The Indemnifying Party shall not be obligated to indemnify the Indemnified Party to the extent any admission or statement made by the Indemnified Party materially prejudices the defense of such Third Party Claim.

     15.3 Control of Defense. At its option, the Indemnifying Party may assume the defense of any Third Party Claim subject to indemnification as provided for in Sections 15.1.1 and 15.1.2 by giving written notice to the Indemnified Party within [*] after the Indemnifying Party’s receipt of an Indemnification Claim Notice. Upon assuming the defense of a Third Party Claim, the Indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel it selects. Should the Indemnifying Party assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnified Party or any other Indemnitee for any legal expenses subsequently incurred by such Indemnified Party or other Indemnitee in connection with the analysis, defense or settlement of the Third Party Claim.

     15.4 Right to Participate in Defense. Without limiting Section 15.3, any Indemnitee will be entitled to participate in, but not control, the defense of a Third Party Claim for which it has sought indemnification hereunder and to employ counsel of its choice for such purpose; provided, however, that such employment will be at the Indemnitee’s own expense unless (a) the employment thereof has been specifically authorized by the Indemnifying Party in writing, or (b) the Indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 15.3 (in which case the Indemnified Party will control the defense).

     15.5 Settlement. With respect to any Losses relating solely to the payment of money damages in connection with a Third Party Claim and that will not result in the Indemnitee’s becoming subject to injunctive or other relief or otherwise adversely affect the business of the

Indemnitee in any manner, and as to which the Indemnifying Party will have acknowledged in writing the obligation to indemnify the Indemnitee hereunder, the Indemnifying Party will have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the Indemnifying Party, in its reasonable discretion, will deem appropriate (provided, however that such terms shall include a complete and unconditional release of the Indemnified Party from all liability with respect thereto), and will transfer to the Indemnified Party all amounts which said Indemnified Party will be liable to pay prior to the time of the entry of judgment. With respect to all other Losses in connection with Third Party Claims, where the Indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 15.3, the Indemnifying Party will have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss provided it obtains the prior written consent of the Indemnified Party (which consent will be at the Indemnified Party’s reasonable discretion). The Indemnifying Party that has assumed the defense of the Third Party Claim in accordance with Section 15.3 will not be liable for any settlement or other disposition of a Loss by an Indemnitee that is reached without the written consent of such Indemnifying Party. Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third Party Claim, no Indemnitee will admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without first offering to the Indemnifying Party the opportunity to assume the defense of the Third Party Claim in accordance with Section 15.3.

     15.6 Cooperation. If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party will, and will cause each other Indemnitee to, cooperate in the defense or prosecution thereof and will furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection with such Third Party Claim. Such cooperation will include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making Indemnitees and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the Indemnifying Party will reimburse the Indemnified Party for all its reasonable out-of-pocket expenses incurred in connection with such cooperation.

     15.7 Expenses of the Indemnified Party. Except as provided above, the reasonable and verifiable costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any Third Party Claim will be reimbursed on a calendar quarter basis by the Indemnifying Party, without prejudice to the Indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the Indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

15.8 Product Claims.

          15.8.1 New River shall be solely responsible for all Losses from Third Party Claims resulting directly from either (a) the use or administration of the Compound by New River prior to the Effective Date or (b) the conduct of clinical testing of the Compound by New River (including such clinical tests that commenced prior to and continuing after the Effective Date).

          15.8.2 Notwithstanding Sections 15.1.1 and 15.1.2, but subject to Section 15.8.1, [*] shall be responsible for Losses [*] from [*] from the [*] of [*] (including, without limitation, [*] to any

[*] or any [*] other than [*]), and [*] from [*] of the [*] any [*] to [*]; in each case to the extent such claim arises, directly or indirectly, out of activities related to the US Territory (each, a “Product Claim”). All Product Claims shall be [*].

          15.8.3 Each Party shall give the other prompt written notice of any Product Claim (actual or potential), but the omission of such notice shall not relieve either Party from its obligations under this Section 15.8, except to the extent the other Party can establish actual prejudice and direct damages as a result thereof. [*] shall assume the lead role in the defense of such Product Claim; provided, however, that all costs and expenses of such defense shall be [*]. [*] shall consult with [*] on all material aspects of, and shall obtain the prior written consent of [*] (such consent not to be unreasonably withheld, refused, conditioned or delayed) in respect of any material decisions to be taken with regard to, the defense, including without limitation settlement of such Product Claim, and [*] shall have a full opportunity to participate in decision-making process with respect to the strategy of such defense, and the Parties shall cooperate fully with each other in connection therewith. [*] shall also have the right to participate in the defense of any Product Claim utilizing attorneys of its choice, at its own expense. In furtherance of the Parties’ cooperation, [*] will consult with [*] regarding strategic decisions, including without limitation the retention of counsel and defense of each Product Claim. [*] will otherwise keep [*] fully informed of the status and progress of the defense and any settlement discussions concerning the Product Claim.

     15.9 Insurance. Each Party will obtain and keep in force, through self insurance or otherwise, in a form reasonably acceptable to the other Party hereto, insurance in scope and amount as required by law applicable to a Party’s activities hereunder and such additional amounts as may be reasonably necessary to cover such Party’s indemnity obligations under this Agreement with scope and coverage as is normal and customary in the biotechnology/pharmaceutical industry generally for parties similarly situated. It is understood that such insurance will not be construed to limit a Party’s liability with respect to its indemnification obligations under this Article 15. Each Party will, except to the extent self insured, provide to the other Party upon request a certificate evidencing the insurance such Party is required to obtain and keep in force under this Article 15. Such certificate will provide that such insurance will not expire or be cancelled or modified without at least thirty (30) days’ prior notice to the other Party.

     15.10 Guaranty. In consideration of the rights granted to Shire under this Agreement, and to induce New River to enter into this Agreement, Shire Pharmaceuticals Group PLC hereby unconditionally guarantees in favor of New River the full payment and performance by Shire of all obligations of Shire under this Agreement, in accordance with the terms and conditions of this Agreement, including any applicable notice or cure periods. This guaranty shall be enforceable after the failure by Shire to perform any obligation it may have under this Agreement in accordance with its terms, and shall be effective regardless of the solvency or insolvency of Shire at any time, the extension or modification of the obligations of this Agreement by operation of law, or the subsequent reorganization, merger, consolidation or other restructuring of Shire. Shire Pharmaceuticals Group PLC hereby expressly waives any requirement that New River exhaust any right, power or remedy under Article 16, or proceed against any other Shire entity under Article 16, for any obligation or performance hereunder prior to proceeding directly against Shire Pharmaceuticals Group PLC under this Section 15.10.

     ARTICLE 16
DISPUTE RESOLUTION

     16.1 Disputes. For all matters other than those delegated to the JDC, JMC or JSC under this Agreement, the Parties hereby agree that the dispute shall be referred to a senior executive of New River and a senior executive of Shire (the “Representatives”). If any such matter has not been resolved within [*] of such referral to the Representatives either Party may invoke the provisions of Section 16.2 for such dispute. No dispute resolution procedure set forth in this Agreement shall be construed as an agreement to arbitrate under any federal or state arbitration law, including but not limited to the Federal Arbitration Act, and shall not deprive a court of competent jurisdiction from resolving any dispute arising under, or related to, this Agreement. In the event of any dispute between the Parties arising in connection with Article 11 of this Agreement, the Parties agree that the dispute resolution described under this Article 16 will be conducted with sufficient dispatch to prevent loss of patent rights in the disputed subject matter.

     16.2 Litigation. Any dispute that is not resolved as provided in the preceding Section 16.1, whether before or after termination of this Agreement, may be submitted by either Party only to any court of competent jurisdiction in the United States.

     16.3 Injunctive Relief. Notwithstanding anything to the contrary in this Agreement, either Party will have the right to seek temporary injunctive relief in any court of competent jurisdiction as may be available to such Party under the laws and rules applicable in such jurisdiction with respect to any matters arising out of the other Party’s performance of its obligations under this Agreement.

     16.4 Governing Law. Resolution of all disputes arising out of or related to this Agreement or the performance, enforcement, breach or termination of this Agreement and any remedies relating thereto, shall be governed by and construed under the substantive laws of the State of New York, without regard to conflicts of law rules that would provide for application of the law of a jurisdiction outside New York.

     ARTICLE 17 MISCELLANEOUS

     17.1 Entire Agreement; Amendment. This Agreement, together with the ROW Agreement, including the exhibits attached hereto and thereto (each of which is hereby and thereby incorporated herein and therein by reference), sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersedes and terminates all prior agreements (including the January Agreement) and understandings between the Parties, except for the Existing NDA, which will continue to govern the obligations of the Parties with respect to information disclosed thereunder with respect to periods prior to the Effective Date, and the Material Transfer Agreement between Shire Pharmaceuticals Inc. and New River dated January 7, 2005. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party. For the avoidance of doubt, the Parties agree that all covenants, promises, agreements, warranties, representations, conditions, and understandings set forth herein are made and deemed effective as of the Effective Date, notwithstanding the execution of this Agreement and the ROW Agreement, and that the execution of this Agreement and the ROW Agreement shall not constitute a waiver of any right or claim of either Party as of the Effective Date.

     17.2 Force Majeure. Each Party shall be excused from the performance of its obligations under this Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition. For purposes of this Agreement, force majeure shall include conditions beyond the control of the Parties, including without limitation, an act of God, voluntary or involuntary compliance with any regulation, law or order of any government, war, civil commotion, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe; provided, however, the payment of invoices due and owing hereunder shall not be delayed by the payer because of a force majeure affecting the payer, unless such force majeure specifically precludes the payment process.

     17.3 Notices. All notices or other communications that are required or permitted under this Agreement will be in writing and delivered personally, sent by facsimile (and promptly confirmed by personal delivery or overnight courier as provided in this Agreement), or sent by internationally-recognized overnight courier to the addresses below. Any such communication will be deemed to have been given (a) when delivered, if personally delivered or sent by facsimile on a Business Day (so long as promptly confirmed by personal delivery or overnight courier as provided in this Agreement), and (b) on the second Business Day after dispatch, if sent by internationally-recognized overnight courier. Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below.

For New River:	New River Pharmaceuticals Inc.
The Governor Tyler
1881 Grove Avenue
Radford, VA 24141
Phone: (540) 633-7978
Fax: (540) 633-7939
Attention: President

with a copy to:	Cooley Godward LLP
5 Palo Alto Square
3000 El Camino Real
Palo Alto, CA 94306-2155
Phone: (650) 843-5000
Fax: (650) 849-7400
Attention: Robert L. Jones

For Shire:	Shire Pharmaceuticals Group plc
Hampshire International Business Park
Chineham, Basingstoke
Hampshire, RG24 8EP
ENGLAND
Fax: 011 44 125 689 4710
Attention: General Counsel

Shire Pharmaceuticals
725 Chesterbrook Boulevard
Wayne, Pennsylvania 19087-5637
Fax: (484) 595-8163
Attention: General Counsel

with a copy to:	Morgan, Lewis & Bockius LLP
502 Carnegie Center
Princeton, NJ 08540
Fax: (609) 919-6701
Attention: Randall B. Sunberg

     17.4 Independent Contractors. In making and performing this Agreement, Shire and New River shall act at all times as independent contractors and nothing contained in this Agreement shall be construed or implied for any purpose to create an agency, partnership, limited partnership, joint venture or employer and employee relationship between Shire and New River and this Agreement shall not be construed to suggest otherwise. At no time shall one Party make commitments or incur any charges or expenses for or in the name of the other Party. Except as otherwise provided in this Agreement, each Party shall be solely responsible for its own costs and expenses associated with this Agreement.

     17.5 Non-Solicitation. From and after the Effective Date until the [*] the termination or expiration of this Agreement, neither Party shall, and shall cause each of its Affiliates not to, directly or indirectly, without the other Party’s prior written consent, solicit the employment of any employee (or former employee bound by a non-competition obligation) of the other Party or its Affiliates with whom it has come in contact in conducting activities under this Agreement; provided, however, that the foregoing provisions shall not apply to (a) a general advertisement or solicitation program that is not specifically targeted at such persons or (b) the solicitation of any employee after such time as such employee’s employment has been terminated by the other Party or its Affiliate.

     17.6 Maintenance of Records. Each Party shall keep and maintain all records required by Law with respect to Products and shall make copies of such records available to the other Party upon reasonable request.

     17.7 United States Dollars. References in this Agreement to “Dollars” or “$” shall mean the legal tender of the United States of America.

     17.8 No Strict Construction. This Agreement has been prepared jointly and shall not be strictly construed against either Party.

     17.9 Assignment. Neither Party will sell, transfer, assign, delegate, pledge or otherwise dispose of, whether voluntarily, involuntarily, by operation of Law or otherwise, this Agreement or any of its rights or obligations under this Agreement without the prior written consent of the other Party (which consent may be granted, withheld or conditioned at such other Party’s sole and absolute discretion); provided, however, that either Party may assign or transfer this Agreement or any of its rights or obligations under this Agreement without the consent of the other Party (a) to any Affiliate of such Party, or (b) to any Third Party with which it merges or consolidates, or to which it transfers all or substantially all of its assets. The assigning Party (unless it is not the surviving entity) will remain jointly and severally liable with, and will guarantee the performance of, the relevant Affiliate or Third Party assignee under this Agreement, and the relevant Affiliate assignee, Third Party assignee or surviving entity will assume in writing all of the assigning Party’s obligations under this Agreement. Any purported assignment or transfer in violation of this Section 17.9 will be void ab initio and of no force or effect. Upon any such assignment by New River pursuant to clause (b) of this Section 17.9 to a Third Party with a product that has received Regulatory Approval and that competes with any Collaboration Product, any and all ongoing and future Co-Promotion rights and activities of New River (and any such New River assignee) pursuant to Article 5 hereof or otherwise with respect to the applicable Collaboration Product shall automatically terminate and be of no further force and effect if such Third Party does not divest of such competing product.

     17.10 Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures provided by facsimile transmission shall be deemed to be original signatures.

     17.11 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

     17.12 Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

     17.13 Ambiguities. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

     17.14 Headings. The headings for each article and section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section.

     17.15 No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

[Signature Page Follows.]

     IN WITNESS WHEREOF, the Parties have executed this United States Collaboration Agreement in duplicate originals by their proper officers as of the date first written above.

NEW RIVER PHARMACEUTICALS INC.			SHIRE LLC

By:	/s/ Randal J. Kirk		By:	/s/ Matthew Emmens

	Name:	Randal J. Kirk		Name:	Matthew Emmens
	Title:	Chief Executive Officer		Title:	CEO

SHIRE PHARMACEUTICALS GROUP PLC

			By:	/s/ Matthew Emmens

				Name:	Matthew Emmens
				Title:	CEO

EXHIBIT A

DETERMINATION OF CERTAIN ACCOUNTING TERMS

Upon the request of either Party from time to time, each Party will reasonably consider suggestions from the other Party to review and clarify and possibly expand any of the definitions in this Exhibit A or any of the financial terms defined in Article 1, including financial terms whose definition is referred to in the table at the end of Article 1; provided that no changes shall be made without the written consent of both Parties.

1. COST OF GOODS SOLD

     The provisions of this section shall govern the determination of the cost of a unit of Compound or Collaboration Product. The accumulated costs of such unit as determined hereunder shall be referred to as “Cost of Goods.” When such unit is sold or transferred to Shire, in the case of New River, or to a Third Party, in the case of Shire, the Cost of Goods of such unit shall become the unit’s Cost of Goods Sold, subject to the selling Party’s inventory flow methods adopted.

1.1.	New River’s Cost of Goods. If the Manufacture of Compound and/or Collaboration Product is performed, in any part, by one or more Third Party Manufacturer(s) on behalf of New River, New River’s Cost of Goods shall equal [*].

1.2.	Shire’s Cost of Goods. Relating to Collaboration Product transferred to it from New River, Shire’s Cost of Goods shall equal [*].

1.3.	Compound and/or Collaboration Product Manufactured by a Party. If the Manufacture of Compound and/or Collaboration Product is performed directly by a Party, the Party conducting such activities may propose to the other Party a methodology to determine the Cost of Goods pursuant to a cost accounting system based on standard costs, and the Parties shall negotiate in good faith to agree upon such methodology. The Parties agree and acknowledge that, if New River undertakes to Manufacture Compound and/or Collaboration Product directly, [*] by the Parties in determining New River’s Cost of Goods. Similarly, if Shire undertakes to Manufacture Collaboration Product directly (pursuant to Shire’s rights under the Agreement), [*] by the Parties in determining Shire’s Cost of Goods.

1.4.	Cost Adjustments. If any adjustment to New River’s Cost of Goods of a particular quantity of Compound and/or Collaboration Product arises by way of any adjustment to New River’s actual costs incurred and payable to a Third Party Manufacturer subsequent to the transfer of such quantity to Shire, New River shall promptly notify Shire of such adjustment and the

Parties shall reflect such adjustment for all applicable purposes under this Agreement.

2. MARKETING EXPENSES

     “Marketing Expenses” shall be the sum of Marketing Management, Market and Consumer Research, Advertising, Trade Promotion, Detailing Expenses and Education Expenses (as each is described below), and all other costs as subsequently may agreed by the Parties in writing that are attributable to the sale, promotion or marketing of a Collaboration Product, in all cases to the extent attributable to the US Territory and the Field.

     “Marketing Management” shall include [*].

     “Market and Consumer Research” shall include [*].

     “Advertising” shall mean [*]. “Trade Promotion” shall include [*].

     “Detailing Expenses” shall include [*].

     “Education” shall include [*].

3. DISTRIBUTION EXPENSES

     “Distribution Expenses” shall be [*]; provided, that such Distribution Expenses shall not include an allowance or consideration for freight or other expenses of distributing Collaboration Products to the extent that such expenses are included as deductions from the Invoiced Amount in determining Net Sales under this Agreement.

4. REGULATORY EXPENSES

     “Regulatory Expenses” shall means all costs incurred to comply with and to maintain all Regulatory Approvals and all regulatory agencies, including FDA user and other fees, reporting, and other regulatory affairs activities, including post-marketing safety surveillance and reporting.

5. ALLOCATION OF COSTS.

     Except as it relates to appropriately allocating an item of expense or cost to more than one category of expense or cost under this Agreement, no item of expense or cost shall be treated as being a part of more than one category of expense or cost under this Agreement.

     As defined above, generally, Marketing Expenses include [*] related to the Marketing of Collaboration Product.

EXHIBIT B

CALCULATION OF US PRODUCT PROFIT SHARE FOR SCHEDULE II
CLASSIFICATION

[*]

EXHIBIT C

INITIAL DEVELOPMENT PLAN

     New River Pharmaceuticals Inc.
Initial NRP104 Development Plan (Pediatric)

[*]

EXHIBIT D

ADDITIONAL SUPPLY TERMS

The following sets forth an outline of the principal terms of a supply agreement (the “Supply Agreement”) to be negotiated pursuant to Section 6.4 of the United States Collaboration Agreement. In each case, the terms hereof and of the Supply Agreement will be subject to the Parties’ rights and obligations under the United States Collaboration Agreement.

1. Delivery. Compound or Collaboration Product supplied by New River to Shire shall be delivered to a facility designated by Shire and otherwise in accordance with the applicable Third Party Manufacturer Agreement.

2. Shortage of Materials.

(a)	In the event that the materials and/or resources required to manufacture and deliver Compound or Collaboration Product to Shire in a timely manner are, or are reasonably anticipated to become, in short supply such that New River may be unable to provide Shire with the quantities of Compound or Collaboration Product forecast by Shire under the Supply Agreement, New River shall notify Shire of such shortage as promptly as practicable. If New River so notifies Shire, New River and Shire shall promptly meet to discuss how to address the potential shortage.

(b)	In the event that New River, at any time, has any information indicating that it may not be able to supply Shire with all forecasted or ordered quantities of Compound or Collaboration Product (whether or not New River may be at fault), New River shall immediately provide Shire a written notice to that effect.

3. Quality Assurance. The Parties shall enter into a Quality Agreement (the “Quality Agreement”) which shall set forth certain obligations of each Party regarding the manufacture and supply of Compound or Collaboration Product. As more specifically set forth in the Quality Agreement, New River shall be responsible for all aspects of its supply chain regarding the Compound or Collaboration Product, including without limitation quality control, quality assurance, release testing and stability testing.

4. Specifications. The specifications for Compound or Collaboration Product, including the necessary documentation, certificates of analysis and test results, will be established according to the procedures set forth in the Collaboration Agreement.

5. Location of Manufacturing. [*]. Should New River desire to change any of the manufacturing sites for Compound or Collaboration Product, or any component thereof, to a site other than those designated in the applicable Regulatory Approval, New River shall notify Shire in writing and the Parties shall thereafter meet to discuss the potential consequences of such a change. [*].

6. Back-Up Manufacturing Rights. If New River fails to supply at least [*] of Shire’s requirements for a Collaboration Product on a rolling [*] (a “Failure to Supply”), then Shire may, by providing written notice within [*] of the occurrence of such Failure to Supply, elect to assume manufacturing of such Collaboration Product. If Shire elects to assume the manufacturing of a Collaboration Product (or if Shire is a back-up manufacturer pursuant to Section 6.3), the following provisions shall be applicable:

(a)	Transfer of Manufacturing Technology. New River, [*], shall be responsible for providing Shire with the documentation, know-how and technical assistance necessary for the successful implementation of the manufacturing process at a location to be designated by Shire. To the extent practicable, New River shall continue to supply Shire with its needs of Collaboration Product under the terms of the Supply Agreement until Shire is capable of doing so.

(b)	Documentation to be Provided by New River. In particular, in connection with the transfer of the manufacturing technology for a Collaboration Product, New River shall provide the following to Shire:

	(i)	Copies of [*] related to manufacturing the Collaboration Product;

	(ii)	A list of all [*] in the production of the Collaboration Product;

	(iii)	Copies of all [*], for the Collaboration Product;

	(iv)	Copies of all [*];

	(v)	All necessary [*] necessary to manufacture the Collaboration Product and copies of any [*]; and

	(vi)	Such other documentation as the Parties may agree.

(c)	Audit of New River Procedures. The Supply Agreement will contain reasonable and customary provisions allowing Shire to inspect and audit those portions of the sites at which the Collaboration Product is manufactured in connection with the transfer of manufacturing technology for a particular Collaboration Product. Any information obtained by Shire through such inspections and audits or reviews of documentation shall be treated as confidential information of New River, subject to the confidentiality obligations under Article 10.

(d)	Access to New River Personnel. New River shall make available to Shire, for a reasonable period of time, all manufacturing and operations [*] necessary to support the transfer of the manufacturing technology to Shire, including the [*] for the validation and qualification of the transferred manufacturing protocol. These [*] in the implementation of the manufacturing technology until all Installation Qualification, Operation Qualification and Process Qualification procedures have been completed successfully.

7. Forecasts. Following the execution of the Supply Agreement, Shire will give to New River a [*] rolling forecast of Shire’s estimated monthly requirements of Compound or Collaboration Product. The first [*] of the forecast shall be binding and the remainder shall be a good faith estimate of Shire’s requirements. However, for each of the [*] in each such forecast, although the quantities forecast may exceed [*], the supply obligations of New River shall not exceed [*] of the amount forecast for such month in the previous forecast. Shire will provide New River with monthly binding purchase orders for Compound or Collaboration Product in accordance with the binding portion of the rolling forecast.

8. Quality Complaints. New River shall be primarily responsible for handling product quality complaints related to Compound or Collaboration Product. Each Party shall promptly advise the other of any such quality complaints with respect to Compound or Collaboration Product.

9. Representations and Warranties. New River shall make, and shall cause its Affiliates to make, representations and warranties regarding the Compound or Collaboration Product supplied under the Supply Agreement, including, without limitation, the following representations and warranties:

(a)	All Compound or Collaboration Product shall (i) be manufactured in accordance with the then-current good manufacturing practices of all applicable Regulatory Authorities in countries reasonably designated by Shire from time to time, and all other applicable laws, at the time of delivery of Compound or Collaboration Product, (ii) comply with the specifications at the time of delivery.

In addition, for purposes of avoiding prosecution under the Act only, New River will guarantee that any Compound or Collaboration Product delivered under the Supply Agreement (i) shall not be adulterated or misbranded within the meaning of the Act and applicable foreign equivalents at the time of delivery to Shire, and (ii) is not an article that may not, under the Act (or applicable foreign equivalents), be introduced into interstate commerce.

10. Covenants. New River shall make, and shall cause its Affiliates to make, covenants relating to Compound or Collaboration Product supplied under the Supply Agreement, including, without limitation, the following covenants:

(a)	New River shall, and require its Affiliates and Third Party contract manufacturers, if any, to maintain all regulatory and governmental permits, licenses and approvals that may be necessary to manufacture and ship Compound or Collaboration Product.

(b)	New River shall advise Shire of any information that arises out of New River’s or its Affiliates’ or Third Party contract manufacturers’ activities of which it is aware, that have adverse regulatory compliance and/or reporting consequences concerning Compound or Collaboration Product.

(c)	New River shall promptly advise Shire of any requests by any Regulatory Authority for inspections at the premises of New River or its Affiliates or Third Party contract manufacturers, with respect to Compound or Collaboration Product.

(d)	In the event New River or its Affiliates or Third Party contract manufacturers are inspected by any Regulatory Authority relating to Compound or Collaboration Product, [*]. New River shall promptly notify Shire of any alleged violations or deficiencies relating to a facility at which Compound or Collaboration Product is manufactured, packaged or stored, and shall promptly disclose to Shire all relevant portions of any notice of observations or potential violations as well as a copy of its or its Affiliates’ or Third Party contract manufacturers’ response thereto.

(e)	For the purpose of permitting a quality and compliance audit, New River shall grant to authorized representatives of Shire (or a Third Party hired on behalf of Shire who is reasonably acceptable to New River), upon reasonable notice, access to areas of each of its plants, and permit Shire access to areas of New River’s and its Affiliates’ and, to the extent practicable, Third Party contract manufacturers’ plants, at such times as Compound or Collaboration Product is being manufactured, packaged or tested; provided, that Shire’s audit of any Third Party facilities will be subject to reasonable and customary confidentiality and non-use obligations.

(f)	Shire shall have the right to examine those technical records made by New River or its Affiliates or Third Party contract manufacturers that relate to the manufacture of Compound or Collaboration Product; provided, that such records will be subject to reasonable and customary confidentiality and non-use obligations.

(g)	New River shall ensure that its Third Party contract manufacturers agree[*].

11. Nonconforming Goods. If a shipment of Compound or Collaboration Product fails, at the time of delivery, to comply with the applicable specifications, and Shire notifies New River of such nonconformity ([*]) within [*] following Shire’s receipt of such shipment, then New River will replace, at no additional expense to Shire, such Compound or Collaboration Product as soon as reasonably practicable after receipt of notification of nonconformity. Any dispute regarding whether a shipment of Compound or Collaboration Product conforms with the applicable specifications will be submitted to an independent laboratory mutually acceptable to the Parties for final resolution. The costs of retaining the laboratory will be included in Cost of Goods for the US Territory and will be borne by the Party whose evaluation of the applicable shipment of Compound or Collaboration Product is mistaken in the ROW Territory.

12. Payment Terms. Shire will pay New River [*] for any quantity of Compound and Collaboration Product provided under the Supply Agreement. At the time of each shipment, New River shall invoice Shire, and Shire shall pay for such shipment within [*] of receipt of each such invoice.

13. Additional Provisions. In addition to more detailed terms regarding the matters specified above in this Exhibit D, the Supply Agreement shall contain other customary supply agreement provisions.

EXHIBIT E

JOINT PRESS RELEASE
Shire Pharmaceuticals Group plc

Hampshire International Business Park,
Chineham, Basingstoke RG24 8EP UK
Tel +44 1256 894000 Fax +44 1256 894708
http://www.shire.com

New River Pharmaceuticals
1881 Grove Avenue
Radford, VA 24141
Tel +1 540 633 7978 Fax: +1 540 633 7979
http://www.nrpharma.com

For immediate release

[*] (ET) [*] (GMT)

Shire and New River announce collaboration on Phase 3 ADHD drug candidate

BASINGSTOKE, UK, PHILADELPHIA, PA, US and RADFORD, Va., US January 31, 2005— Shire Pharmaceuticals Group plc (LSE: SHP; NASDAQ: SHPGY; TSX: SHQ) and New River Pharmaceuticals Inc. (NASDAQ: NRPH) announced today the signing of an agreement for the global commercialization of NRP104, New River’s Phase 3 compound for treatment of Attention Deficit Hyperactivity Disorder (ADHD), as well as for other potential indications.

Under the terms of the agreement the parties will collaborate on NRP104 development, manufacturing, marketing and sales in the US. Shire will book the product sales and New River may supply up to 25% of the sales effort under a co-promotion right. New River will be financially and operationally responsible for clinical and manufacturing development.

Upon U.S. Food and Drug Administration (FDA) approval, the parties will divide operating profit in accordance with the following general principles: Shire will retain 75% of profits for the first two years following launch and the parties will share the profits equally thereafter.

In the rest of the world, Shire has a license to develop and commercialize NRP104 and New River will receive a low double-digit royalty on net sales.

Shire pays an initial sum of US$50 million on signing, a further US$50 million upon acceptance of filing of the New Drug Application by the FDA and up to US$300 million in milestone payments depending on the characteristics of the FDA-approved product labeling. An additional US$100 million milestone would be payable as a sales bonus upon achieving a significant sales target. Shire currently plans to expense the first two US$50 million payments, and to capitalize and amortize the milestone payments and the sales bonus over the life of the product.

Shire may be entitled to refunds of amounts previously paid in the event of a delayed product approval, or upon FDA approval depending on the characteristics of the approved product labeling.

Matthew Emmens, Chief Executive of Shire, said:

“This is a strong addition to our ADHD portfolio and complements the development strategy of Shire and its pipeline. NRP104 is in late stage development and we are encouraged by the data that we have seen to date and hope that the new drug has similar efficacy of currently marketed ADHD treatments with potential additional advantages. Importantly, NRP104 could become a global ADHD product. We have structured the financial payments for this collaboration to reflect the potential of the new drug and look forward to progressing this product with New River.”

R.J. Kirk, Chairman and Chief Executive Officer of New River, said:

“We are delighted to announce this collaboration with Shire, a company that we believe will bring substantial value to this project as we plan and hopefully execute the commercialization of NRP104. Shire’s CNS expertise and leadership position in the ADHD market allows them to significantly contribute to this collaboration in a manner that we believe will optimally serve the interests of our shareholders. We therefore believe that Shire will be our ideal partner for this product and we look forward to working with their outstanding team to fully realize the potential of NRP104.”

For further information please contact:

Shire Pharmaceuticals Group plc

Investor Relations

Cléa Rosenfeld (UK and Europe)	+44 1256 894 160

Brian Piper (US and Canada)	+1 484 595 8252

Media

Jessica Mann (UK and Europe)	+44 1256 894 280

Matthew Cabrey (US)	+1 484 595 8248

New River Pharmaceuticals Inc.

Investor Relations

John Quirk	+1 646 536 7029

jquirk@theruthgroup.com

Media

Zack Kubow	+1 646 536 7020

zkubow@theruthgroup.com

Notes to editors

Shire
Shire Pharmaceuticals Group Plc is a global pharmaceutical company with a strategic focus on meeting the needs of the specialist physician and currently focuses on developing projects and marketing products in the areas of central nervous system, gastrointestinal and renal diseases. Shire has operations in the world’s key pharmaceutical markets (U.S., Canada, U.K., France, Italy, Spain and Germany).

For further information on Shire, please visit the Company’s website: www.shire.com

“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
Statements included herein that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, Shire’s results could be materially affected. The risks and uncertainties include, but are not limited to, risks associated with the inherent uncertainty of pharmaceutical research, product development, manufacturing and commercialization, the impact of competitive products, including, but not limited to, the impact of those on Shire’s Attention Deficit & Hyperactivity Disorder (ADHD) franchise, patents, including but not limited to, legal challenges relating to Shire’s ADHD franchise, government regulation and approval, including but not limited to the expected product approval dates of METHYPATCH® (methylphenidate) and NRP104, including its scheduling classification by the Drug Enforcement Agency in the United States, Shire’s ability to secure new products for development, the implementation of the current reorganization and other risks and uncertainties detailed from time to time in Shire’s filings, including its Annual Report on Form 10-K for the year ended December 31, 2003, with the Securities and Exchange Commission.

New River
New River Pharmaceuticals Inc. is a specialty pharmaceutical company focused on developing novel pharmaceuticals that are safer and improved versions of widely-prescribed drugs, including amphetamines and opioids.

For further information on New River, please visit the company’s website at www.nrpharma.com.

“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This press release contains certain forward-looking information that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private

Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Words such as “expect(s),” “feel(s),” “believe(s),” “will,” “may,” “anticipate(s)” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of New River Pharmaceuticals, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include: those discussed and identified in the New River Pharmaceuticals Inc. final prospectus filed on August 5, 2004, under Rule 424(b) of the Securities Act of 1933, as amended; the ability to successfully execute the collaboration with Shire within a reasonable timeframe or at all; the progress of our product development programs; the status of our preclinical and clinical development of potential drugs, the likely success of our drug products in clinical trials and the regulatory approval process, particularly whether and under what circumstances NRP104 will be approved by the FDA; the ability to develop, manufacture, launch and market NRP104; our projections for future revenues, profitability and ability to achieve certain sales targets; our estimates regarding our capital requirements and our needs for additional financing; the likely scheduling and labeling of NRP104; our ability to attract partners with acceptable development, regulatory and commercialization expertise; the likelihood of regulatory approval under Section 505(b)(2) under the Federal Food, Drug, and Cosmetic Act; the expected benefits of NRP104 such as efficacy and potential advantages; our ability to develop safer and improved versions of widely-prescribed drugs; and our ability to obtain favorable patent claims. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. New River Pharmaceuticals does not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures in New River Pharmaceuticals’ final prospectus filed with the SEC on August 5, 2004, under Rule 424(b) of the Securities Act of 1933, as amended, as well as other public filings with the SEC.

EXHIBIT F

TECHNICAL TRADE SECRETS

     Compound means the compound currently identified by New River as NRP104 with the chemical structure [*] and any isomers, salts, solvates, polymorphs, esters and derivatives of any of the foregoing, in each case where an active moiety of such compound is [*].

EXHIBIT G

CERTAIN PRODUCTS OF SHIRE

Development Projects

[*]

Marketed Stimulant Products

[*]

SCHEDULE 3.7

NEW RIVER SUBCONTRACTORS

NAME OF THIRD PARTY	ACTIVITIES PERFORMED / TO BE PERFORMED
[*]	Manufacture of Drug Substance (API)
[*]	Animal toxicology and pharmacokinetic studies
[*]	Bioanalytical method development and sample analysis; animal PK studies
[*]	Gene toxicology studies
[*]	Bioanalytical method development and sample analysis; human PK studies
[*]	In vitro toxicology, liver metabolism and P450 studies
[*]	Juvenile animal toxicology studies
[*]	Drug Packaging and labeling for clinical trials
[*]	CRO for all clinical studies

SCHEDULE 6.1.1

NEW RIVER MANUFACTURING CONTRACTORS AND ACTIVITIES

NAME OF THIRD PARTY	ACTIVITIES PERFORMED / TO BE PERFORMED
[*]	Manufacture of Drug Substance (API)
[*]	Manufacture of Drug product (formulation and encapsulation)

SCHEDULE 12.1.3(b)

INDs and DRUG APPROVAL APPLICATIONS

United States IND #67482
United States IND #70109

SCHEDULE 12.1.3(c)(i)(I)

LICENSED PATENTS [*]

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1 Official fees do not include Attorney or Foreign Associate Fees.

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SCHEDULE 12.1.3(c)(i)(II)

LICENSED PATENTS THAT DO NOT CLAIM COMPOUND OF COLLABORATION PRODUCTS

Serial No. (Filing Date)	Next Action Date (Official fees to be paid within 180 days)
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